As Filed With the Securities And Exchange Commission on December 23, 1997;
                          Registration No. 333-38509


                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                      ____________________________________

                                AMENDMENT NO. 2

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                      ____________________________________


                        CITIZENS BANCSHARES CORPORATION
                  ---------------------------------------------------------
             (Exact name of registrant as specified in its charter)

               Georgia              6022               58-1631302
               -------              ----               ----------
             (State of other    (Primary Standard    (I.R.S. Employer
             jurisdiction of    Industrial Classi-   Identification No.)
             incorporation)     fication Code No.)

                      175 John Wesley Dobbs Avenue, N.E.
                            Atlanta, Georgia 30303
                                (404) 659-5959
         -------------------------------------------------------------
         (Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)


  Kathryn L. Knudson, Esq.                                 Copy to:
 Powell, Goldstein, Frazer & Murphy LLP              Robert C. Schwartz, Esq.
Sixteenth Floor, 191 Peachtree Street, N.E.       Smith, Gambrell & Russell, LLP
      Atlanta, Georgia  30303                        Suite 3100, Promenade II
         (404) 572-6952                             1230 Peachtree Street, N.E.
----------------------------------------------      Atlanta, Georgia 30309-3592
(Name, address, including ZIP Code, and                   (404) 815-3758
 telephone number, including area code, of agent for service)

Approximate date of commencement of the proposed sale of the securities to the public: Upon the effective date of the merger (the "Merger") of First Southern Bancshares, Inc. ("FSB") with and into the Registrant.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G check the following box. [ ]


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Exhibit Index on page _____.

Doc. 159933

                                [FSB LETTERHEAD]



To the Holders of First Southern Common Stock:

     You are cordially invited to attend a Special Meeting of Shareholders (the "Meeting") of First Southern Bancshares, Inc. ("FSB"), to be held at Big Miller Grove Baptist Church, 3800 Big Miller Grove Way, Lithonia, Georgia on _______________ 1997, at 4:00 p.m. local time, notice of which is enclosed.

     At the Meeting, you will be asked to consider and vote on a proposal to approve an Agreement and Plan of Merger (the "Agreement") entered into with Citizens Bancshares Corporation ("CBC") pursuant to which FSB will merge (the "Merger") with CBC. As a result of the Merger, each share of FSB common stock ("FSB Common Stock") issued and outstanding will be converted into and exchanged for the right to receive 1.508 shares of CBC common stock ("CBC Common Stock").

     The accompanying Proxy Statement/Prospectus includes a description of the proposed Merger and also provides other specific information concerning the Meeting and CBC Common Stock.

     The Merger has been approved unanimously by your Board of Directors and is recommended by the Board to you for approval. Each member of the Board of Directors has agreed to vote all FSB shares beneficially owned by such member in favor of the Merger. Consummation of the Merger is subject to certain conditions, including shareholder approval of FSB and regulatory approvals.

     APPROVAL OF THE AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF FSB COMMON STOCK ENTITLED TO VOTE AT THE MEETING. CONSEQUENTLY, A FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE AGREEMENT.

     Accordingly, whether or not you plan to attend the Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. If you attend the Meeting, you may vote in person if you wish, even if you previously have returned your proxy card. The proposed Merger is a significant transaction for FSB, and your vote on this matter is of great importance. ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO VOTE FOR APPROVAL OF THE MERGER BY MARKING THE ENCLOSED PROXY CARD "FOR" THE MERGER.

                                    Sincerely,


                                    James E. Young
                                    President and Chief Executive Officer

                        FIRST SOUTHERN BANCSHARES, INC.
                                2727 PANOLA ROAD
                            LITHONIA, GEORGIA 30058
                                 (770) 987-3511

                             _____________________

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                       TO BE HELD ________________, 1997

     Notice is hereby given that a Special Meeting of Shareholders (the "Meeting") of First Southern Bancshares, Inc. ("FSB") will be held at Big Miller Grove Baptist Church, 3800 Big Miller Grove Way, Lithonia, Georgia on _______________, 1997 at 4:00 p.m., local time, for the following purposes:

     1. Approve Merger. To consider and vote on the Agreement and Plan of Merger, dated as of October 1, 1997 (the "Agreement"), by and between CBC Bancshares Corporation ("CBC") and FSB pursuant to which (i) FSB will merge (the "Merger") with CBC, and (ii) each share of the issued and outstanding common stock of FSB ("FSB Common Stock") will be converted into 1.508 shares of CBC common stock, as described more fully in the accompanying Proxy Statement/Prospectus.

     2. Other Business. To transact such other business as may properly come before the Meeting, including adjourning or postponing the Meeting to permit, if necessary, further solicitation of proxies.

     Approval of the Agreement requires the affirmative vote of a majority of the shares of FSB Common Stock entitled to vote at the Meeting. Only shareholders of record at the close of business on _______________, 1997 are entitled to receive notice of and to vote at the Meeting or any adjournment or postponement thereof.

     HOLDERS OF FSB COMMON STOCK HAVE THE RIGHT TO DISSENT FROM APPROVAL OF THE AGREEMENT AND OBTAIN PAYMENT FOR THE FAIR VALUE OF THEIR SHARES OF FSB COMMON STOCK BY FOLLOWING THE PROCEDURES DESCRIBED IN THE DISSENTERS' PROVISIONS OF THE GEORGIA BUSINESS CORPORATION CODE. SEE APPENDIX C HERETO AND "THE MERGER - DISSENTERS RIGHTS."

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF FSB COMMON STOCK VOTE "FOR" THE MERGER AS DESCRIBED ABOVE.

                                    By Order of the Board of Directors


                                    __________________________
                                    Willard C. Lewis, Secretary
Lithonia, Georgia
____________, 1997

     WE URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOUR PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING.

                                PROXY STATEMENT
                                       OF
                        FIRST SOUTHERN BANCSHARES, INC.
                                2727 PANOLA ROAD
                            LITHONIA, GEORGIA 30058
                                (770)  987-3511
                                      FOR
                              THE SPECIAL MEETING
                                OF SHAREHOLDERS
                         TO BE HELD ON _________, 1997

                         _____________________________

                                   PROSPECTUS
                                       OF
                        CITIZENS BANCSHARES CORPORATION
                       175 JOHN WESLEY DOBBS AVENUE, N.E.
                             ATLANTA, GEORGIA 30303
                                (404)  659-5959
                                      FOR
                         842,374 SHARES OF COMMON STOCK

                         _____________________________

     This Proxy Statement/Prospectus (this "Proxy Statement/Prospectus") is being furnished to holders of common stock, par value $5.00 per share ("FSB Common Stock"), of First Southern Bancshares, Inc., a Georgia corporation ("FSB"), in connection with the solicitation of proxies by the Board of Directors of FSB for use at a special meeting of such holders to be held on ________, _________, 1997, commencing at 4:00 p.m., local time, and at any adjournment or postponement thereof (the "FSB Meeting"). At the FSB Meeting, holders of FSB Common Stock will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of October 1, 1997, by and between Citizens Bancshares Corporation, a Georgia corporation ("CBC") and FSB (the "Agreement"), and the transactions contemplated thereby, pursuant to which, among other things, FSB will merge with CBC (the "Merger"). A copy of the Agreement is attached hereto as Appendix A and is incorporated herein by reference.

     Pursuant to the Agreement, upon consummation of the Merger, except as described herein, each issued and outstanding share of FSB Common Stock will be converted into 1.508 shares (the "Exchange Ratio") of common stock, par value $1.00 per share, of CBC ("CBC Common Stock"). See "The Merger." After the Merger, 38.8% of CBC Common Stock will be held by the former FSB Shareholders. Any options to purchase FSB Common Stock pursuant to stock options (the "FSB Options") remaining unexercised upon consummation of the Merger will become options to purchase an adjusted number of shares of CBC Common Stock at an adjusted exercise price, both of which are computed in accordance with the Exchange Ratio. See "The Merger -- Conversion of FSB Options." Each holder of FSB Common Stock or FSB Options who would otherwise be entitled to receive a fraction of a share of CBC Common Stock (after taking into account all of a shareholder's certificates) will receive, in lieu thereof, the equivalent cash value of such fraction of a share, without interest. See "The Merger -- Description of the Merger." In addition, the Merger Agreement permits FSB to declare and pay its regular annual cash dividend to its shareholders in an amount up to $.05 per share.

     There are 553,603 shares of FSB Common Stock and options to purchase 5,000 shares of FSB Common stock currently outstanding. The average exercise price for the options to purchase FSB Common Stock is $10.00. There is one option holder. See "The Merger-- Interests of Certain Persons in the Merger."

     Neither CBC Common Stock nor FSB Common Stock is listed on an exchange or quotation system. As of December 11, 1997, based on information available to FSB and CBC managements, the most recent price for CBC Common Stock was $5.00 and the most recent price for FSB Common Stock was $10.00. See "Summary -- Comparative Market Prices of Common Stock."

     Consummation of the Merger is subject to several conditions, including, among others, the affirmative vote to approve the Agreement by the holders of a majority of the outstanding shares of FSB Common Stock entitled to vote at the FSB Meeting and the approval of appropriate regulatory authorities. See "The Merger -- Conditions Precedent to the Merger."

     T. Stephen Johnson & Associates, Inc. has rendered an opinion to FSB that the consideration as provided in the Agreement is fair, from a financial point of view, to the holders of FSB Common Stock. See "The Merger -- Fairness Opinion."

     THE FSB BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF FSB VOTE TO APPROVE THE AGREEMENT. FAILURE TO VOTE IS EQUIVALENT TO VOTING AGAINST THE MERGER AGREEMENT.

    FSB shareholders should note that employees, certain members of management and directors of FSB have certain interests in, and may derive certain benefits as a result of, the Merger that are in addition to their interests, if any, as shareholders of FSB generally. See "The Merger -- Interests of Certain Persons in the Merger."

     This Proxy Statement/Prospectus also constitutes a prospectus of CBC with respect to the shares of CBC Common Stock issuable to shareholders of FSB upon consummation of the Merger. CBC has supplied all information contained in this Proxy Statement/Prospectus relating to CBC and its subsidiary, and FSB has supplied all information contained in this Proxy Statement/Prospectus relating to FSB and its subsidiaries.

     This Proxy Statement/Prospectus is included as part of a Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "SEC") by CBC relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of up to 842,374 shares of CBC Common Stock to be issued in connection with the Merger.

     This Proxy Statement/Prospectus, Notice of Special Meeting, and the accompanying proxy card for the FSB Meeting are first being sent to the shareholders of FSB on or about __________, 1997.

   THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER
       OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE
               FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
                    GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
            ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

     The date of this Proxy Statement/Prospectus is _______________, 1997.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION...................................................... 1


DOCUMENTS INCORPORATED BY REFERENCE........................................ 2


SUMMARY.................................................................... 4
   The Parties............................................................. 4
   Special Meeting of FSB Shareholders..................................... 5
   The Merger; Exchange Ratio.............................................. 5
   Reasons for the Merger.................................................. 5
   Fairness Opinion........................................................ 6
   Effective Time.......................................................... 6
   Exchange of Stock Certificates.......................................... 6
   Regulatory Approvals and Other Conditions............................... 6
   Waiver, Amendment, and Termination of the Agreement..................... 7
   Interests of Certain Persons in the Merger.............................. 7
   Certain Federal Income Tax Consequences of the Merger................... 8
   Accounting Treatment.................................................... 8
   Certain Differences in Shareholders' Rights............................. 9
   Resales by Affiliates................................................... 9
   Dissenters' Rights...................................................... 9
   Comparative Market Prices of Common Stock............................... 9
   Comparative Per Share Data..............................................10

THE FSB MEETING............................................................12
   General.................................................................12
   Record Date; Vote Required..............................................13

THE MERGER.................................................................13
   General.................................................................14
   Effect of Merger on Stock Rights........................................14
   Background of and Reasons for the Merger................................14
   Fairness Opinion........................................................16
   Effective Time of the Merger............................................18
   Distribution of Stock Certificates After the Merger.....................19
   Conditions to Consummation of the Merger................................19
   Regulatory Approvals....................................................20
   Waiver, Amendment, and Termination of the Agreement.....................21
   Conduct of Business Pending the Merger..................................22
   Management and Operations Following the Merger..........................23
   Interests of Certain Persons in the Merger..............................23
   Dissenters' Rights......................................................24
   Certain Federal Income Tax Consequences of the Merger...................25
   Accounting Treatment....................................................26
   Expenses and Fees.......................................................26
   Resales of CBC Common Stock by Affiliates...............................27

COMPARATIVE MARKET PRICES AND DIVIDENDS....................................28
   Market Prices...........................................................28
   Shareholders of Record..................................................29

PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION.........................29
   Pro forma Combined Condensed Balance Sheet..............................29
   Pro Forma Condensed Combined Statements of Income.......................31
   Notes to Pro Forma Condensed Combined Financial Statements..............37

INFORMATION ABOUT CBC......................................................37


INFORMATION ABOUT FSB......................................................38


DESCRIPTION OF CBC COMMON STOCK............................................39


EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS.............................39
   Authorized Capital Stock................................................39
   Actions by Shareholders Without a Meeting...............................39
   Special Meeting of Shareholders.........................................40
   Number of Directors.....................................................40


EXPERTS....................................................................40


OPINIONS...................................................................41


ADJOURNMENT OF SPECIAL MEETING.............................................41


SHAREHOLDER PROPOSALS......................................................41


OTHER MATTERS..............................................................41


Appendix A - Agreement and Plan of Merger.................................A-1
Appendix B - T. Stephen Johnson & Associates, Inc. Fairness Opinion.......B-1
Appendix C - Dissenters' Rights...........................................C-1

                             AVAILABLE INFORMATION

    CBC and FSB are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, file reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements, and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such reports, proxy statements, and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC maintains a website that contains reports, proxy and information statements, and other information pertaining to registrants that file electronically with the SEC, including CBC and FSB. The SEC's website address is: http://www.sec.gov.

    This Proxy Statement/Prospectus constitutes part of the Registration Statement on Form S-4 of CBC (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Proxy Statement/Prospectus does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information about CBC and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above.

    Certain financial and other information relating to CBC and FSB is contained in the documents indicated below under "Documents Incorporated by Reference."

    All information included in this Proxy Statement/Prospectus or incorporated by reference herein with respect to CBC was supplied by CBC, and all information included herein or incorporated by reference herein with respect to FSB was supplied by FSB. Although neither CBC nor FSB has actual knowledge that would indicate that any statements or information (including financial statements) relating to the other party contained or incorporated herein by reference are inaccurate or incomplete, neither CBC nor FSB warrants the accuracy or completeness of such statements or information as they relate to the other party.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents previously filed with the SEC by CBC (SEC File No. 0-14535) pursuant to the Exchange Act are hereby incorporated by reference herein:

    (a) CBC's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996;

    (b) CBC's Annual Report, as amended, on Form 10-KSB/A, for the fiscal year ended December 31, 1996;

    (c) CBC's Quarterly Report on Form 10-QSB for the three-month period ended March 31, 1997;

    (d) CBC's Quarterly Report on Form 10-QSB for the three-month period ended June 30, 1997;

    (e) CBC's Quarterly Report on Form 10-QSB for the three-month period ended September 30, 1997; and

    (f) CBC's Quarterly Report on Form 10-QSB/A for the three-month period ended September 30, 1997;

    The following documents previously filed with the SEC by FSB (SEC File No. 0-28916) pursuant to the Exchange Act are hereby incorporated by reference herein:

    (a) FSB's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996,

    (b) FSB's Annual Report, as amended, on Form 10-KSB/A for the fiscal year ended December 31, 1997;

    (c) FSB's Quarterly Report on Form 10-QSB for the three-month period ended March 31, 1997;

    (d) FSB's Quarterly Report on Form 10-QSB for the three-month period ended June 30, 1997;

    (e) FSB's Quarterly Report on Form 10-QSB for the three-month period ended September 30, 1997; and

    (f) FSB's Current Report on Form 8-K dated October 10,1997.





     All documents filed by CBC and FSB pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meetings shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE DOCUMENTS RELATING TO CBC (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH EXHIBITS ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM Annette G. Petty, Secretary, CITIZENS BANCSHARES CORPORATION, 175 JOHN WESLEY DOBBS AVENUE, N.E., ATLANTA, GEORGIA 30303, TELEPHONE
(404) 659-5959.

    THE DOCUMENTS RELATING TO FSB (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH EXHIBITS ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS) ARE ALSO AVAILABLE WITHOUT CHARGE UPON REQUEST FROM WILLARD C. LEWIS, CHIEF FINANCIAL OFFICER, FIRST SOUTHERN BANCSHARES, INC., 2727 PANOLA ROAD, LITHONIA, GEORGIA 30058, TELEPHONE (770) 987-3511.

    IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY ____________, 1997. THE DOCUMENTS WILL BE SENT OUT BY FIRST CLASS MAIL WITHIN ONE BUSINESS DAY AFTER RECEIPT OF REQUEST. PERSONS REQUESTING COPIES OF EXHIBITS TO SUCH DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS WILL BE CHARGED THE COSTS OF REPRODUCTION AND MAILING.

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CBC OR FSB.

    THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

    NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CBC OR FSB SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN OR INCORPORATED HEREIN BY REFERENCE IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

     THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS SPEAKS AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFICALLY INDICATED.

     THIS PROXY STATEMENT/PROSPECTUS DOES NOT COVER ANY RESALES OF SHARES OFFERED HEREBY TO BE RECEIVED BY SHAREHOLDERS OF FSB DEEMED TO BE "AFFILIATES" OF FSB OR CBC UPON THE CONSUMMATION OF THE MERGER. NO PERSON IS AUTHORIZED TO MAKE USE OF THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH ANY SUCH RESALES.

                                    SUMMARY

    The following is a summary of certain information relating to the FSB Meeting, the proposed Merger, and the shares of CBC Common Stock to be issued upon consummation of the Merger. This summary does not purport to be complete and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Proxy Statement/Prospectus. Shareholders are urged to read carefully the entire Proxy Statement/Prospectus, including the Appendices. As used in this Proxy Statement/Prospectus, the terms "CBC" and "FSB" refer to those entities, respectively, and, where the context requires, to those entities and their respective subsidiaries.

     Certain statements contained or incorporated by reference in this Proxy Statement/Prospectus are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results, plans for future business development activities, capital spending or financing sources, capital structure and the effects of regulation and competition and are thus prospective. Such forward looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition and other uncertainties detailed from time to time in CBC's and FSB's filings with the SEC.

THE PARTIES

    CBC. CBC is a bank holding company registered under the Federal Bank Holding Company Act of 1956, as amended (the "BHC Act") and is headquartered in Atlanta, Georgia. CBC has one banking subsidiary, Citizens Trust Bank. CBC engages in retail and commercial banking and related services with eight offices in the Atlanta metropolitan area. As of June 30, 1997, CBC had total consolidated assets of approximately $128.4 million, total deposits of approximately $116.3 million and total shareholders' equity of approximately $10 million.

    CBC was incorporated in 1972 under the laws of Georgia and is regulated by the Board of Governors of the Federal Reserve Board (the "Federal Reserve") and the Georgia Department of Banking and Finance (the "Georgia Department"). CBC's principal executive offices are located at 175 John Wesley Dobbs Avenue, N.E. and its telephone number at such address is (404) 659-5959.

    FSB. FSB is a bank holding company registered under the BHC Act and is headquartered in Lithonia, Georgia. FSB has one banking subsidiary, First Southern Bank, and one nonbank subsidiary, FSB Mortgage Services, Inc. FSB engages in retail and commercial banking and related services with three offices in the Atlanta Metropolitan Area. As of June 30, 1997, FSB had total consolidated assets of approximately $58.6 million, total deposits of approximately $47.7 million and total shareholders' equity of approximately $6.1 million.

    FSB was incorporated in 1995 under the laws of Georgia and is regulated by the Federal Reserve and the Georgia Department. FSB's principal executive offices are located at 2727 Panola Road, Lithonia, Georgia, and its telephone number at such address is (770) 987-3511.

SPECIAL MEETING OF FSB SHAREHOLDERS

    The FSB Meeting will be held at 4:00 p.m., local time, on ____________, 1997, at Big Miller Grove Baptist Church, 3800 Big Miller Grove Way, Lithonia, Georgia, for the purpose of considering and voting on approval of the Agreement and transacting such other business as may properly come before the meeting or any adjournment thereof. See "The FSB Meeting."

    Only holders of record of FSB Common Stock at the close of business on ____________, 1997 (the "Record Date"), will be entitled to vote at the FSB Meeting. Approval of the Agreement requires the affirmative vote of a majority of the shares of FSB Common Stock entitled to vote at the FSB Meeting. Abstentions and broker non-votes will have the same effect as a vote against the Agreement. As of the Record Date, there were 553,603 shares of FSB Common Stock outstanding and entitled to vote. See "The FSB Meeting--Record Date; Vote Required."

    As of the Record Date, the directors and executive officers of FSB beneficially owned 111,757 shares (or approximately 21.12% of the outstanding shares) of FSB Common Stock. Each member of the Board of Directors of FSB has agreed to vote those shares of FSB Common Stock beneficially owned by such member in favor of the Merger.

    As of the Record Date, the directors and executive officers of CBC beneficially owned [NO] shares of FSB Common Stock.

THE MERGER; EXCHANGE RATIO

    The Agreement provides for FSB to merge with CBC, with CBC being the surviving corporation of the Merger. At the Effective Time, each share of FSB Common Stock then issued and outstanding will be converted into 1.508 shares of CBC Common Stock (the "Exchange Ratio"), with cash to be paid in lieu of any resulting fractional shares of CBC Common Stock. Each share of CBC Common Stock outstanding prior to the Merger will continue to be outstanding after the Effective Time. See "The Merger - General."

REASONS FOR THE MERGER

    FSB's Board of Directors has unanimously approved the Merger and the Agreement and has determined that the Merger is fair to, and in the best interests of, FSB and its shareholders. Accordingly, FSB's Board of Directors unanimously recommends that FSB's shareholders vote FOR approval of the Agreement. Each member of the FSB Board of Directors has agreed to vote such member's shares of FSB Common Stock in favor of the Agreement. The FSB Board of Directors believes that the Merger will enable holders of FSB Common Stock to realize increased value over time as part of the combination with CBC. The FSB Board further believes the combined company will have greater earnings and expansion potential than either FSB or CBC would have individually. The Merger may also enable FSB shareholders to participate in opportunities for appreciation of CBC Common Stock as a result of being part of a larger banking franchise. See "The Merger - Background of and Reasons for the Merger."

FAIRNESS OPINION

    T. Stephen Johnson & Associates, Inc. has rendered an opinion to FSB that, based on and subject to the procedures, matters and limitations described in its opinion and such other matters as it considered relevant, as of the date of its opinion, the terms of the Merger are fair, from a financial point of view, to the shareholders of FSB. Such opinion is attached as Appendix B to this Proxy Statement/Prospectus. Shareholders are urged to read the opinion in its entirety for a description of the procedures followed, matters considered, and limitations on the reviews undertaken in connection with such opinion. See "The Merger - Fairness Opinion."

EFFECTIVE TIME

    Subject to the conditions to the obligations of the parties to effect the Merger, the Merger will become effective upon the filing of the Certificate of Merger with the Georgia Secretary of State. Unless otherwise agreed upon by CBC and FSB, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Time to occur on the fifth business day following the last to occur:
(i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the Merger; or (ii) the date on which the Agreement is approved by the requisite vote of FSB shareholders. See "The Merger - Effective Time of the Merger", "-Conditions to Consummation of the Merger, " and "- Waiver, Amendment, and Termination of the Agreement."

EXCHANGE OF STOCK CERTIFICATES

    Promptly after the Effective Time, CBC will cause SunTrust Bank, Atlanta, acting in its capacity as exchange agent for CBC (the "Exchange Agent"), to mail to the former shareholders of FSB a letter of transmittal, together with instructions for the exchange of such shareholders' certificates representing shares of FSB Common Stock for certificates representing shares of CBC Common Stock. Former shareholders of FSB will not be entitled to receive dividends on their shares of CBC Common Stock until CBC has received their FSB stock certificates. FSB SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. See "The Merger - Distribution of Stock Certificates After the Merger."

REGULATORY APPROVALS AND OTHER CONDITIONS

    The Merger is subject to approval by the Federal Reserve and the Georgia Department. Applications for the requisite approvals have been filed with these agencies, The Federal Reserve approved the Merger on December 5, 1997. The additional requisite approvals are expected by December 31, 1997. While the parties do not foresee any difficulty in securing such approvals, there can be no assurance that the approvals of these agencies will be given or as to the timing or conditions of such approvals.

    Consummation of the Merger is subject to various other conditions, including receipt of the required approval of the Agreement by the FSB shareholders, receipt of an opinion of counsel to CBC as to the tax-free nature of certain aspects of the Merger, receipt of a letter regarding accounting treatment of the Merger from the independent public accountants of CBC, and certain other customary conditions. Counsel to CBC has delivered its opinion regarding the tax-free nature of certain aspects of the Merger. See "The Merger - Conditions to Consummation of the Merger."

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

     The Agreement provides that it may be amended by a subsequent writing signed by each party upon the approval of each of their respective Board of Directors. However, no amendment that reduces or modifies in any material respect the consideration to be received by the holders of FSB Common Stock in connection with the Merger may be made after the FSB Meeting without the further approval of such shareholders. The Agreement provides that each party may waive any of the conditions precedent to its obligations to consummate the Merger, to the extent legally permitted.

    The Agreement may be terminated by mutual agreement of the CBC Board of Directors and the FSB Board of Directors. The Agreement may also be terminated by either the CBC Board of Directors or the FSB Board of Directors (a) in the event of breach of the Agreement by the other party that cannot or has not been cured within 30 days of notice of such breach, (b) if the required approval of the FSB shareholders or any applicable regulatory authority is not obtained, (c) if the Merger is not consummated by March 31, 1998, or (d) if any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by March 31, 1998. In addition, the Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time by mutual action of the Boards of Directors of both CBC and FSB, or by action of the Board of Directors of either company under certain circumstances, including if the Merger is not consummated by March 31, 1998 unless the failure to consummate by such time is due to a breach of the Agreement by the party seeking to terminate. If for any reason the Merger is not consummated, FSB will continue to operate as a bank holding company under its present management.

    See "The Merger -  Waiver, Amendment, and Termination of the Agreement."

MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER

     After the merger, the CBC Board of Directors will consist of three current CBC directors (Herman J. Russell, Johnnie L. Clark and Thomas E. Boland) and three current FSB directors (Gregory T. Baranco, James E. Young and Bernard H. Bronner). Mr. Russell will serve as the chairman of the CBC Board of Directors and Mr. Baranco will serve as vice chairman of the board. The current president and chief executive officer of FSB, James E. Young, will become president and chief executive officer of CBC after the merger and shall have the authority to select his management team. CBC will continue to serve all of the communities currently served by both FSB and CBC.

INTERESTS OF CERTAIN PERSONS IN THE MERGER


     FSB employees, certain members of management and directors of FSB have certain interests in, and may derive certain benefits as a result of, the Merger that are in addition to their interests, if any, as shareholders of FSB generally. Based on the per share value ascribed to the CBC Common Stock in determining the Exchange Ratio, executive officers and directors of FSB will receive 168,529 shares of CBC Common Stock valued at $1,238,688 in exchange for their FSB Common Stock.

    The Agreement provides that CBC will indemnify the present and former directors, officers, employees and agents of FSB and the subsidiaries of FSB against all liabilities arising out of actions or omissions at or prior to the Effective Time to the full extent permitted under Georgia law and by FSB's Articles of Incorporation or Bylaws, as currently in effect, including provisions relating to advancement of expenses incurred in the defense of any litigation. In any case in which approval by CBC is required to effect any indemnification, at the election of the indemnified party, the determination of any such approval will be made by independent counsel mutually agreed upon between CBC and the indemnified party.


    The Agreement also provides that CBC will honor all employment, severance, consulting and other compensation contracts previously disclosed to CBC between FSB or its subsidiaries and any current or former director, officer or employee, and all provisions for vested amounts earned or accrued through the Effective Time under FSB's benefit plans. However, no severance agreements with any FSB officer will be triggered as a result of the Merger.

    The Agreement further provides that all rights with respect to FSB Common Stock pursuant to stock options granted by FSB under its stock option plans or agreements that are outstanding at the

Effective Time, whether or not then exercisable, will be converted into and will become rights with respect to CBC Common Stock, and CBC will assume each of such options in accordance with its terms. All such options will become exercisable upon consummation of the proposed Merger. FSB's President and Chief Executive Officer holds options to purchase an aggregate of 4,000 shares of FSB Common Stock and, pursuant to his employment agreement, an additional option to purchase 1,000 shares of FSB Common Stock will be granted and will become exercisable upon consummation of the proposed Merger. The number of shares of CBC stock subject to such FSB Option will equal the number of shares of FSB Common Stock subject to the FSB Option immediately prior to the Effective Time (i.e., 5,000 shares) multiplied by the Exchange Ratio. The per share exercise price under each such FSB Option shall be adjusted by dividing the per share exercise price (i.e., $10.00) under each FSB Option by the Exchange Ratio and rounding down to the nearest cent, resulting in a new exercise price of $6.63. Assuming all such options were exercised as of the Effective Time, and assuming that the market price of the CBC Common Stock that would be issued upon exercise of such options as a result of the Merger were $9.88 per share (the per share value ascribed to CBC Common Stock in determining the Exchange Ratio) (see "-- Fairness Opinion"), the profit realized by the President and Chief Executive Officer would be $3.25 per share ($9.88 less $6.63) or a total of approximately $24,505.

     The President and Chief Executive Officer of FSB, James E. Young, who will become the President and Chief Executive Officer of CBC, will have an employment agreement with CBC. The employment agreement will provide for a salary of $150,000 and incentive compensation contingent upon certain performance goals being met. The agreement also provides for an option to purchase 17,500 shares of CBC Common Stock to be vested over a five-year term at an exercise price of $9.88 per share.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The Merger is intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Smith, Gambrell & Russell, LLP, as counsel to CBC, has delivered an opinion, based upon certain customary assumptions and representations, to the effect that, for federal income tax purposes, no gain or loss will be recognized by FSB shareholders as a result of the Merger to the extent that they receive CBC Common Stock solely in exchange for their FSB Common Stock. Holders of FSB Common Stock who dissent from the Merger and receive cash in an amount equal to the "fair value" of their shares (see "The Merger--Dissenters' Rights"), will recognize capital gain or loss in an amount equal to the difference between the cash received and the basis in each share of FSB Common Stock surrendered. For a more complete description of the federal income tax consequences of the Merger, see "The Merger -- Certain Federal Income Tax Consequences of the Merger."

    DUE TO THE INDIVIDUAL NATURE OF THE INCOME TAX CONSEQUENCES OF THE MERGER, SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC EFFECT OF THE MERGER ON THEM UNDER FEDERAL, STATE, LOCAL, AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

    It is a condition of the Agreement that the Merger will be accounted for as a pooling-of-interests. Under the pooling-of-interests method of accounting, the recorded amounts of the assets and liabilities of FSB will be carried forward and recorded on the financial statements of CBC at their previously recorded amounts.

    The Agreement provides that FSB and CBC will receive a letter from Porter Keadle Moore, LLP, dated as of the Effective Time, stating that the Merger will qualify for pooling-of-interests accounting treatment under Accounting Principles Board Opinion No. 16. If the Merger does not qualify for pooling-of-interests accounting treatment, it is expected to be abandoned. Neither CBC's management nor FSB's management currently has any reason to believe that the Merger will not qualify for pooling-of-interests accounting treatment.

CERTAIN DIFFERENCES IN SHAREHOLDERS' RIGHTS

    At the Effective Time, FSB shareholders, whose rights are governed by FSB's Articles of Incorporation and Bylaws, will automatically become CBC shareholders, and their rights as CBC shareholders will be governed by CBC's Articles of Incorporation and Bylaws. Upon consummation of the Merger, the rights of CBC shareholders will differ slightly from the rights of FSB shareholders in certain respects. See "Effect of the Merger on the Rights of Shareholders."

RESALES BY AFFILIATES

     FSB has agreed to use its reasonable efforts to obtain from each of those individuals identified by it as an affiliate an appropriate agreement that such individual will not transfer any shares of CBC Common Stock received by it as a result of the Merger, except in compliance with the applicable provisions of the Securities Act and as required by pooling-of-interests accounting treatment. See "The Merger -- Restrictions on Resales by Affiliates."

DISSENTERS' RIGHTS

    Holders of FSB Common Stock who dissent from the Merger are entitled to the rights and remedies of dissenting shareholders set forth in Section 14-2-1301 et seq. of the Georgia Business Corporation Code (the "Dissenters' Provisions"), subject to compliance with the procedures set forth therein. Among other things, a dissenting shareholder is entitled to receive cash in an amount equal to the "fair value" of such holder's shares. A copy of the Dissenters' Provisions of the Georgia Code is set forth in Appendix C to this Proxy Statement/Prospectus and a summary thereof is included under "The Merger - Dissenters' Rights." TO PERFECT DISSENTERS' RIGHTS, A SHAREHOLDER MUST GIVE WRITTEN NOTICE OF SUCH HOLDER'S INTENT TO DISSENT FROM APPROVAL OF THE AGREEMENT PRIOR TO THE VOTE OF THE SHAREHOLDERS AT THE FSB SHAREHOLDERS MEETING AND SUCH SHAREHOLDER MUST NOT VOTE HIS OR HER SHARES IN FAVOR OF THE AGREEMENT. ANY SHAREHOLDER WHO RETURNS A SIGNED PROXY BUT FAILS TO PROVIDE INSTRUCTIONS AS TO THE MANNER IN WHICH SUCH HOLDER'S SHARES ARE TO BE VOTED WILL BE DEEMED TO HAVE VOTED IN FAVOR OF THE AGREEMENT AND THUS WILL NOT BE ENTITLED TO ASSERT DISSENTERS' RIGHTS.


COMPARATIVE MARKET PRICES OF COMMON STOCK

    There is no established public trading market for CBC Common Stock or FSB Common Stock, nor are there uniformly quoted prices for such shares. There are, however, occasional transactions in CBC Common Stock and FSB Common Stock as a result of private negotiations.

    Neither the management of CBC nor the management of FSB maintains a record of the sales prices of the trades of their respective Common Stock. The last known sale of CBC Common Stock was on July 29, 1997, one day preceding the announcement of the Merger, at a price of $5.00 per share. The last known sale of FSB Common Stock was on November 13, 1997, at a price of $10.00 per share.

    There can be no assurance as to the market price of CBC Common Stock or whether a public market will develop for CBC Common Stock if and when the Merger is consummated. During late 1999 or early 2000, CBC intends to explore listing CBC Common Stock on a national securities exchange or qualifying CBC Common Stock for quotation on the Nasdaq Stock Market. However, no assurances can be given that CBC Common Stock will ever be listed on the Nasdaq Stock Market or any securities exchange, or that any organized public market for CBC Common Stock will develop or that there will be any private demand for CBC Common Stock.

COMPARATIVE PER SHARE DATA

    The following table sets forth certain comparative per share data relating to net income, cash dividends, and book value on (a) an historical basis for CBC and FSB, (b) a pro forma combined basis per share of CBC Common Stock, giving effect to the Merger, and (c) an equivalent pro forma basis per share of FSB Common Stock, giving effect to the Merger. The CBC and FSB pro forma combined information gives effect to the Merger on a pooling-of-interests accounting basis and assumes an Exchange Ratio of 1.508 shares of CBC Common Stock for each share of FSB Common Stock. See "The Merger - Accounting Treatment." The unaudited pro forma data is presented for informational purposes only and is not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated at the dates or during the periods indicated, nor is it necessarily indicative of future results of operations or combined financial position.

    The information shown below should be read in conjunction with, and is qualified in its entirety by, the historical financial statements of CBC and FSB, including the respective notes thereto, and the pro forma financial information included herein and incorporated herein by reference. See "Documents Incorporated by Reference" and "Pro Forma Condensed Combined Financial Information."

                                             Nine Months
                                                Ended
                                             September 30                   Year Ended December 31
                                         ---------------------          ------------------------------
                                          1997         1996              1996       1995       1994
INCOME (LOSS) PER SHARE
CBC Historical                                0.07        0.52              0.48       0.94       0.53
FSB Historical                                0.58        0.36              0.57       0.59       0.65
CBC and FSB pro forma                         0.19        0.41              0.45       0.74       0.49
  combined (1)
FSB pro forma Merger                          0.28        0.62              0.67       1.11       0.74
  equivalent (2)

DIVIDENDS DECLARED PER
  COMMON SHARE
CBC Historical                                0.00        0.05              0.10       0.10        n/a
FSB Historical                                0.05        0.00              0.05        n/a        n/a

FSB pro forma Merger                          0.00        0.07              0.14       0.14        n/a
  equivalent (2)

BOOK VALUE PER COMMON SHARE
  (PERIOD END)
CBC Historical                                7.58        7.50              7.49       7.20       6.23
FSB Historical                               11.18       10.16             10.68      10.16       9.44
CBC and FSB pro forma                         7.36        6.94              7.05       6.73       5.99
  combined (1)
FSB pro forma Merger                         11.33       10.88             11.06      10.60       9.41
  equivalent (2)

____________________

(1) Represents the combined results of CBC and FSB as if the Merger were consummated at the beginning of the period and was accounted for as a pooling-of-interests transaction.

(2) Represents pro forma combined information multiplied by the Exchange Ratio of 1.508 shares of CBC Common Stock for each share of FSB Common Stock.

                                THE FSB MEETING

GENERAL

    This Proxy Statement/Prospectus is being furnished to the holders of FSB Common Stock in connection with the solicitation by the FSB Board of Directors of proxies for use at the FSB Meeting, at which such FSB shareholders will be asked to vote upon a proposal to approve the Agreement. The FSB Meeting will be held at 4:00 p.m., local time, on ___________, 1997, at Big Miller Grove Baptist Church, 3800 Big Miller Grove Way, Lithonia, Georgia.

    FSB shareholders are requested promptly to sign, date, and return the accompanying proxy card to FSB in the enclosed postage-paid, addressed envelope.

    Any FSB shareholder who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing or by submitting to FSB a signed proxy card bearing a later date, provided that such notice or proxy card is actually received by FSB before the vote of shareholders or in open meeting prior to the taking of the shareholder vote at the FSB Meeting. Any notice of revocation should be sent to First Southern Bancshares, Inc., 2727 Panola Road, Lithonia, Georgia 30358, Attention: Willard C. Lewis, Secretary. A proxy will not be revoked by death or supervening incapacity of the stockholder executing the proxy unless, before the vote, notice of such death or incapacity is filed with the Secretary.

    The shares represented by properly executed proxies received at or prior to the FSB Meeting and not subsequently revoked will be voted as directed in such proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTERS THAT PROPERLY MAY COME BEFORE THE FSB MEETING.
IF NECESSARY, AND UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, THE PROXY HOLDER ALSO MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING TO PERMIT FURTHER SOLICITATION OF PROXIES IN ORDER TO OBTAIN SUFFICIENT VOTES TO APPROVE THE AGREEMENT. PROXIES MARKED TO BE VOTED AGAINST THE MERGER WILL NOT BE VOTED IN FAVOR OF SUCH A PROPOSAL TO ADJOURN. As of the date of this Proxy Statement/Prospectus, FSB is unaware of any other matter to be presented at the FSB Meeting.

    The cost of soliciting proxies will be borne by FSB. Solicitation of proxies will be made by mail but also may be made by telephone or telegram or in person by the directors, officers, and employees of FSB, who will receive no additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses.

    FSB SHAREHOLDERS SHOULD NOT FORWARD ANY FSB COMMON STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS CONSUMMATED, STOCK CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL WHICH WILL BE SENT TO FSB SHAREHOLDERS BY CBC PROMPTLY AFTER CONSUMMATION OF THE MERGER.

RECORD DATE; VOTE REQUIRED

     FSB's Board of Directors has established the close of business on _____________, 1997, as the record date (the "Record Date") for determining the shareholders entitled to notice of and to vote at the FSB Meeting. Only record holders of FSB Common Stock as of the Record Date will be entitled to vote at the FSB Meeting. Approval of the Agreement requires the affirmative vote of a majority of the shares of FSB Common Stock entitled to vote at the FSB Meeting. Approval of any other matter presented requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote. An abstention or failure to return a properly executed proxy card will have the same effect as a vote against the Agreement, but will not affect the outcome of any other matter presented. Abstentions and broker non-votes will be included in the calculation of the number of shares represented at the FSB Meeting for purposes of determining whether a quorum has been achieved. A broker non-vote generally occurs when a broker who holds shares in street name for a customer does not have the authority to vote on certain non-routine matters because the customer has not provided any voting instructions with respect to the matter.

     BECAUSE APPROVAL OF THE AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF ALL THE VOTES ENTITLED TO BE CAST AT THE FSB MEETING, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES AGAINST THE AGREEMENT. ACCORDINGLY, THE BOARD OF DIRECTORS OF FSB URGES ITS SHAREHOLDERS TO COMPLETE, DATE, AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

    The presence, in person or by proxy, of a majority of the outstanding shares of FSB Common Stock is necessary to constitute a quorum of the shareholders in order to take action at the FSB Meeting. For these purposes, shares of FSB Common Stock that are present, or represented by proxy, at the FSB Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the Agreement.

    As of the Record Date, there were approximately [970] holders of 553,603 shares of FSB Common Stock outstanding and entitled to vote at the FSB Meeting, with each share entitled to one vote. As of such date, the directors and executive officers of FSB and their affiliates beneficially owned 111,757 shares (or approximately 21.12% of the outstanding shares) of FSB Common Stock. Each member of the Board of Directors of FSB has agreed to vote those shares of FSB Common Stock beneficially owned by such member in favor of the Merger.


                                   THE MERGER

    The following information describes all material terms and aspects of the Agreement and the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Agreement, which is attached as Appendix A to this Proxy Statement/Prospectus and incorporated herein by reference. All shareholders are urged to read the Appendices in their entirety.

GENERAL

    The Agreement provides for the Merger of FSB and CBC. At the effective time (the "Effective Time"), each share of FSB Common Stock issued and outstanding will be converted into 1.508 shares of CBC Common Stock (the "Exchange Ratio"), subject to adjustment in the event of a stock dividend, stock split or similar stock reclassification. Each share of CBC Common Stock outstanding immediately prior to the Effective Time will remain outstanding and unchanged as a result of the Merger.

    No fractional shares of CBC Common Stock will be issued. Rather, cash (without interest) will be paid in lieu of any fractional share interest to which any FSB shareholder would be entitled upon consummation of the Merger, in an amount equal to such fractional share of CBC Common Stock multiplied by the "Market Value" of one share of CBC Common Stock at the Effective Time. The "Market Value" of one share of CBC Common Stock at the Effective Time shall be established by the Board of Directors of CBC at the Effective Time of the Merger.

EFFECT OF MERGER ON STOCK RIGHTS

    The Agreement provides that, at the Effective Time, all rights with respect to FSB Common Stock pursuant to stock options ("FSB Options") granted by FSB under the existing stock option agreements (the "FSB Stock Plans") which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to CBC Common Stock. CBC will assume each FSB Option, in accordance with the terms of the FSB Stock Plan by which it is evidenced. From and after the Effective Time, (a) each FSB Option assumed by CBC may be exercised solely for shares of CBC Common Stock, (b) the number of shares of CBC Common Stock subject to such FSB Option will be equal to the number of shares of FSB Common Stock subject to such FSB Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (c) the per share exercise price under each such FSB Option shall be adjusted by dividing the per share exercise price under each FSB Option by the Exchange Ratio and rounding down to the nearest cent. CBC will not issue any fraction of a share of CBC Common Stock upon exercise of a FSB Option, and any fraction of a share of CBC Common Stock that would otherwise be subject to a converted FSB Option will represent the right to receive a cash payment equal to the product of such fraction and the difference between the "Market Value" of one share of CBC Common Stock and the per share exercise price of such Option. The "Market Value" of one share of CBC Common Stock shall be the last sales price of such common stock on the Nasdaq Stock Market, or such other exchange or market system on which CBC Common Stock is then traded (as reported by The Wall Street Journal, or if not reported thereby, any other authoritative source selected by
CBC) on the last trading day preceding the date of exercise or, if the CBC Common Stock is not then traded on Nasdaq or an exchange, the "Market Value" of one share of CBC Common Stock shall be established by the Board of Directors of CBC.

BACKGROUND OF AND REASONS FOR THE MERGER

    BACKGROUND OF THE MERGER. In July 1997, following the resignation of CBC's President and Chief Executive Officer, the Chairman of the Board of CBC contacted the Chairman of the Board of FSB regarding a possible merger transaction. While FSB had not been actively seeking a merger, FSB had explored the possibility of expansion by acquiring a different minority-owned institution. Because FSB is a predominantly minority-owned institution and was interested in retaining its minority-owned identity, FSB was interested only in a combination with another minority-owned institution.

   After the initial approach to FSB by CBC, the two institutions formed a joint merger committee which consisted of four directors from each institution: Herman Russell, Johnnie L. Clark, R.K. Sehgal and Thomas Boland from CBC and Gregory Baranco, Robert Cleveland, David Moody and Robert McMahan from FSB (James E. Young, the President and Chief Executive Officer of FSB, also attended the committee meetings). On July 24, 1997, the joint merger committee met to explore the possibility of the transaction. Counsel for both institutions attended this meeting, as did a representative of T. Stephen Johnson & Associates, Inc. ("TSJ&A"), an investment banking and financial services firm located in Atlanta, Georgia. The joint merger committee engaged TSJ&A following this meeting to analyze, from a financial perspective, the proposed transaction. On July 25, 1997, TSJ&A prepared and delivered to members of the joint merger committee a preliminary exchange ratio (subject to due diligence). On July 26,1997, the FSB Board of Directors met to discuss the preliminary exchange ratio and other aspects of the proposed transaction. On July 27, 1997, the joint merger committee met and adopted the preliminary exchange ratio (subject to due diligence). At this meeting, the joint merger committee also reached an agreement concerning members of the resulting holding company board, as well as, following the merger of the subsidiary banks, members of the board of directors of the resulting bank. Effective on July 28, 1997, the parties signed a letter of intent, after which both parties proceeded to conduct due diligence investigations. The FSB Board met on August 21 to discuss the status of the Merger and the result of the due diligence review conducted by FSB on CBC. On September 29,1997, the FSB Board met, together with counsel, and adopted the Agreement.

    RECOMMENDATION OF THE FSB BOARD OF DIRECTORS AND REASONS FOR THE MERGER.
The FSB Board of Directors has approved the Agreement and has determined that the Merger is fair to, and in the best interests of, FSB and its shareholders. THE FSB BOARD OF DIRECTORS RECOMMENDS THAT HOLDERS OF FSB COMMON STOCK VOTE TO APPROVE AND ADOPT THE AGREEMENT AND THE MERGER PROVIDED FOR THEREIN. While the FSB Board of Directors considered the possibility that the combined company's initial performance may not be as strong as FSB's current performance, the FSB Board of Directors believes that the Merger will enable holders of FSB Common Stock to realize increased value over time as part of the combination with CBC. The FSB Board of Directors believes the combined company will have a greater earnings and expansion potential than either CBC or FSB would have individually. In that regard, the FSB Board of Directors believes that the Merger may enable FSB shareholders to participate in opportunities for appreciation of CBC Common Stock as a result of being part of a larger banking franchise. In reaching its decision to approve the Agreement, the FSB Board of Directors consulted with its outside counsel regarding the legal terms of the Merger and its fiduciary obligations in considering of the proposed Merger, as well as with management of FSB and, without assigning any relative or specific weight, considered the following, which are all of the material factors considered, both from a short-term and long-term perspective:

   (a) The proposed composition of the CBC Board of Directors following consummation of the Merger which will include three former FSB directors and the designation of James E. Young as President and Chief Executive Officer of CBC following consummation of the Merger with Mr. Young having the authority to select his management team;

   (b) The value of the consideration to be received by FSB shareholders relative to the book value (which was enhanced by the Exchange Ratio) and earnings per share (which could potentially be enhanced by the size of the resulting institution and the opportunities available to a larger institution) of FSB Common Stock;

   (c) The advice rendered by T. Stephens Johnson & Associates, Inc. as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of FSB Common Stock;

   (d) Certain information concerning the financial condition, results of operations and business prospects of CBC on an historical, prospective and pro forma basis based upon December 31, 1996 and June 30, 1997, financial statements;

   (e) The results of FSB's due diligence review of CBC and a variety of factors affecting and relating to the overall strategic focus of FSB, including FSB's desire to expand into markets which complement its core markets;

   (f) The likelihood of the Merger being approved by applicable regulatory authorities without undue conditions or delay;

   (g) The compatibility of the community bank orientation of CBC to that of FSB;

   (h) The enhanced marketability and liquidity of FSB Common Stock following the Merger as a result of the significant increase in the number of CBC shareholders as compared to the current number of FSB Shareholders (Liquidity in community bank stocks is determined by a number of factors, including the absolute number of shareholders. The greater the number of shareholders, the greater the likelihood of a potential transaction. When assessing the potential of serving as a market maker for community bank stock, investment bankers consider the size of the shareholder base as a significant factor along with other obvious factors such as the size of the institution, its profitability and its market area.);

   (i) The competitive and regulatory environment for FSB if it remained independent and for financial institutions generally; and

   (j) The fact that the Merger will enable FSB shareholders to exchange their shares of FSB Common Stock, in a tax-free transaction, for shares of CBC Common Stock, the stock of which will become more widely held and, as a result, possibly more actively traded.

    On the basis of these considerations, the Agreement was unanimously approved, and the FSB Board of Directors unanimously recommends that the shareholders vote for the approval of the Agreement and the Merger provided for therein.

    Each member of the FSB Board of Directors has agreed to vote such member's shares of FSB Common Stock in favor of the Agreement. See "The Merger - Interests of Certain Persons in the Merger."

    FSB'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FSB SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT.

FAIRNESS OPINION

     TSJ&A is an investment banking and financial services firm located in Atlanta, Georgia. As part of its investment banking business, TSJ&A engages in the review of the fairness of bank merger transactions from a financial perspective and in the valuation of banks and other businesses and their securities in connection with mergers, acquisitions and other transactions. Neither TSJ&A nor any of its affiliates has a material financial interest in FSB or CBC. TSJ&A was selected to advise FSB's Board of Directors based upon its familiarity with FSB, the regional community banking industry and its knowledge of the banking industry as a whole.

     TSJ&A was engaged to develop a preleminary exchange ratio for the two institutions to use to determine the financial aspects of the Merger and to issue a final exchange ratio. TSJ&A presented its analysis and preliminary exchange ratio to the committee on July 27, 1997 and the committee adopted that exchange ratio as the Exchange Ratio for the merger. Due diligence examinations performed on behalf of the banks concluded that no material changes were required. TSJ&A based its opinion on the Exchange Ratio and the analyses performed by TSJ&A in arriving at the Exchange Ratio.

     TSJ&A has rendered its opinion (the "Fairness Opinion") to the FSB Board of Directors that the consideration to be paid the holders of FSB Common Stock under the Agreement is fair to such shareholders from a financial point of view. A copy of the Fairness Opinion is attached as Appendix B to this Proxy Statement/Prospectus and should be read in its entirety. The summary of the Fairness Opinion set forth herein is qualified in its entirety by reference to the text of the Fairness Opinion.

     In arriving at its Fairness Opinion, TSJ&A reviewed analyses performed in arriving at the Exchange Ratio as well the due diligence reports and publicly available business and financial information relating to FSB and CBC. TSJ&A also considered certain financial and stock market data of FSB and CBC, and compared that data with similar data for certain other publicly held banks and bank holding companies in the Southeastern United States. TSJ&A also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. In connection with its review, TSJ&A did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. Financial forecasts prepared by FSB and CBC management and submitted to TSJ&A were based on assumptions believed by TSJ&A to be reasonable and to reflect currently available information, but TSJ&A did not independently verify such information. TSJ&A did not make an independent evaluation or appraisal of the assets of FSB or CBC.

     In connection with rendering the Fairness Opinion and Exchange Ratio, TSJ&A performed a variety of financial analyses, including the three material analyses summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by TSJ&A in this regard. The preparation of a fairness opinion/exchange ratio involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, TSJ&A believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, TSJ&A made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond FSB's or CBC's control. The analyses performed by TSJ&A are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or reflect the process by which or the prices at which businesses actually may be sold or the prices at which any securities may trade at the present time or at any time in the future.

     TSJ&A performed three separate material analyses, weighted the results, and arrived at an analysis valuation summary which was used to determine the Exchange Ratio. The goal of the merger committee was to create a merger of equals. Therefore, TSJ&A placed more weight on the analyses that considered the companies as a going concern, with less weight given to the acquisition value of the companies, which considers consolidation savings and recent peer group acquisitions. The following is a description of the three analyses, including all material assumptions, used in arriving at the Exchange Ratio and the basis for rendering the Fairness Opinion.

     ADJUSTED BOOK VALUE. This analysis attempts to adjust the equity of each institution taking into account the market value of assets, deduction for intangibles and exercise of outstanding options. The Adjusted Book Value was weighted 45 percent.

     The adjusted book values per share for FSB and CBC at June 30, 1997 were $10.94 and $7.45 respectively. Due diligence examinations did not warrant any change to these figures.

     INVESTMENT VALUE. This analysis attempts to calculate the purchase price one would pay for a non-control position given a required rate of return and an investment period of five years. Performance projections for the five-year period are based on current market growth rates and historical performance of the two institutions. The Investment Value was weighted 45 percent.

     TSJ&A assumed a range of required rates of return from 8 percent to 12 percent, with an average per share Investment Value for FSB and CBC of $13.50 and $6.47, respectively. Again, due diligence examinations did not warrant any change to these figures.

     ACQUISITION VALUE. This analysis attempts to determine what a larger bank holding company would pay for a control position based on 1997 projected earnings and given no dilution to the holding company shareholders. Calculated efficiencies and consolidation savings are included in the analysis. This analysis does not project an actual acquisition based on future earnings growth. The Acquisition Value was weighted 10 percent.

     Both FSB and CBC are located in the Atlanta metropolitan area. It was assumed that should either institution be acquired by a large bank holding company, substantial consolidation savings could be realized. The acquisition value for FSB and CBC considered acquisitions by Colonial BancGroup, Montgomery, Alabama (CNB); First Union Corporation, Charlotte, North Carolina (FTU); NationsBank, Charlotte, North Carolina (NB); Regions Financial Corporation, Montgomery, Alabama (RGBK); SouthTrust Corporation, Birmingham, Alabama (SOTR); SunTrust Bank, Inc., Atlanta, Georgia (STI); Wachovia Corporation, Winston-Salem, North Carolina (WB); AmSouth Bancorporation, Birmingham, Alabama (ASO); each assuming 40 percent consolidation savings. The Acquisition Values calculated for FSB and CBC were $39.05 per share and $36.19 per share, respectively.

     The valuation summary of the weighted analyses for FSB and CBC resulted in a value of $14.90 and $9.88 per share, respectively. Because CBC is the larger institution and Citizens Trust Bank is the older and more well known of the two banks, it was determined that CBC would be the resulting institution and that FSB would merge into CBC. The Exchange Ratio was determined by dividing the per share value of FSB by the per share value of CBC.

     Based upon its original Exchange Ratio calculation and assuming the accuracy and completeness of all the information, reports and data provided, TSJ&A has been able to conclude that the consideration to be paid to the holders of FSB common stock under the Merger Agreement is fair to such shareholders from a financial point of view.

     TSJ&A's services as an independent financial analyst, working with both institutions to develop the Exchange Ratio as part of a merger of equals and providing a Fairness Opinion to the FSB Board of Directors, have been performed for a fee of $20,000 plus reimbursement of out-of-pocket expenses. This fee is not contingent upon consummation of the transaction.

EFFECTIVE TIME OF THE MERGER

     Subject to the conditions to the obligations of the parties to effect the Merger, the Merger will become effective upon the filing of Articles of Merger filed by CBC with the Georgia Secretary of State. Unless otherwise agreed upon by CBC and FSB, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Time to occur by the fifth business day after the last of the following events occurs: (a) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the Merger; or (b) the date on which the Agreement is approved by the requisite vote of FSB shareholders.

     No assurance can be provided that the necessary shareholder and regulatory approvals can be obtained or that other conditions precedent to the Merger can or will be satisfied. CBC and FSB anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the first quarter of 1998. However, delays in the consummation of the Merger could occur.

     The Board of Directors of either CBC or FSB generally may terminate the Agreement if the Merger is not consummated by March 31, 1998, unless the failure to consummate by that date is the result of a breach of the Agreement by the party seeking termination. See "-- Conditions to Consummation of the Merger" and "-- Waiver, Amendment, and Termination of the Agreement."

DISTRIBUTION OF STOCK CERTIFICATES AFTER THE MERGER

     Promptly after the Effective Time, CBC will cause Sun Trust Bank, Atlanta (the "Exchange Agent") to mail to the former shareholders of FSB a letter of transmittal, together with instructions for the exchange of such shareholders' certificates representing shares of FSB Common Stock for certificates representing shares of CBC Common Stock.

     FSB SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. Upon surrender to the Exchange Agent of certificates for FSB Common Stock together with a properly completed letter of transmittal, there will be issued and mailed to each holder of FSB Common Stock surrendering such items a certificate or certificates representing the number of shares of CBC Common Stock to which such holder is entitled as a result of the Merger. After the Effective Time, to the extent permitted by law, holders of record of FSB Common Stock as of the Effective Time will be entitled to vote at any meeting of CBC shareholders the number of shares of CBC Common Stock into which their FSB Common Stock has been converted, regardless of whether such shareholders have surrendered their FSB stock certificates. NO DIVIDEND OR OTHER DISTRIBUTION PAYABLE AFTER THE EFFECTIVE TIME WITH RESPECT TO CBC COMMON STOCK, HOWEVER, WILL BE PAID TO THE HOLDER OF ANY UNSURRENDERED FSB STOCK CERTIFICATE UNTIL THE HOLDER DULY SURRENDERS SUCH CERTIFICATE. Upon such surrender, all undelivered dividends and other distributions will be delivered to such shareholder, in each case without interest.

     After the Effective Time, there will be no transfers of shares of FSB Common Stock on FSB's stock transfer books. If certificates representing shares of FSB Common Stock are presented for transfer after the Effective Time, they will be canceled and exchanged for the shares of CBC Common Stock deliverable in respect thereof.

CONDITIONS TO CONSUMMATION OF THE MERGER

     Unless waived by both CBC and FSB, consummation of the Merger is subject to a number of conditions, including, but not limited to:

     (a) approval from the Federal Reserve and the Georgia Department without any conditions or restrictions that would, in the reasonable judgment of either party, so materially adversely impact the economic benefits of the transactions contemplated by the Agreement as to render inadvisable the consummation of the Merger, and the expiration of applicable waiting periods under the BHC Act;

     (b) Approval by the holders of a majority of the shares of FSB Common Stock entitled to vote on the Agreement;

     (c) The absence of any action by any court or governmental authority restraining or prohibiting the Merger;

     (d) The receipt of an opinion of counsel to the effect that, among other things: (i) the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");
(ii) the exchange in the Merger of FSB Common Stock for CBC Common Stock will not give rise to gain or loss to FSB shareholders, except to the extent of any cash received; and (iii) neither CBC nor FSB will recognize gain or loss as a consequence of the Merger, except for deferred gain or loss recognized pursuant to Treasury Regulations issued under Section 1502 of the Code;

     (e) Receipt of a letter from Porter Keadle Moore, LLP, dated as of the Effective Time, confirming that the Merger will qualify for pooling-of-interests accounting treatment.

     Consummation of the Merger also is subject to the satisfaction or waiver of various other conditions specified in the Agreement, including, among others:
(a) the delivery by CBC and FSB of certificates executed by their respective Chief Executive Officers and Chief Financial Officers as to compliance with the Agreement; and (b) as of the Effective Time, the accuracy of certain representations and warranties and the compliance in all material respects with the agreements and covenants of each party.

     While the Federal Reserve approved the Merger on December 5, 1997 and the tax opinion has been delivered, no assurance can be provided as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the party permitted to do so. In the event the Merger is not effected on or before March 31, 1998, the Agreement may be terminated and the Merger abandoned by a vote of a majority of the Board of Directors of either CBC or FSB. See " - Waiver, Amendment, and Termination of the Agreement."

REGULATORY APPROVALS

     The Merger may not proceed in the absence of receipt of the requisite regulatory approvals. There can be no assurance that such regulatory approvals will be obtained or as to the timing of such approvals. There also can be no assurance that such approvals will not be accompanied by a conditional requirement which causes such approvals to fail to satisfy the conditions set forth in the Agreement. Applications for the approvals described below have been submitted to the appropriate regulatory agencies.

     CBC and FSB are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

     The Merger requires the prior approval of the Federal Reserve. In granting its approval, the Federal Reserve must take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and whether the Merger can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. Under the BHC Act, the Merger may not be consummated until the 30th day following the date of Federal Reserve approval, which may be shortened by the Federal Reserve to the 15th day, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the Federal Reserve's approval, unless a court specifically orders otherwise.

     The Merger also is subject to the approval of the Georgia Department. In its evaluation, the Georgia Department will take into account considerations similar to those applied by the Federal Reserve.

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

     Prior to the Effective Time, and to the extent permitted by law, any provision of the Agreement generally may be (a) waived by the party benefited by the provision or (b) amended by a written agreement between CBC and FSB approved by their respective Boards of Directors; provided, however, that after approval by the FSB shareholders, no amendment that would require further approval by such shareholders under the Georgia Business Corporation Code ("Georgia Code") may be made without the approval of such shareholders.

     The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, either before or after approval by the FSB shareholders, under certain circumstances, including:

     (a) By mutual agreement of the Boards of Directors of CBC and FSB;

     (b) By the Board of Directors of either party, in the event of the other party's breach or failure to comply with any provision of the Agreement which meets certain standards specified in the Agreement;

     (c) By the Board of Directors of either party, upon final nonappealable denial of any required regulatory approval;

     (d) By the Board of Directors of either party, if the shareholders of FSB have not approved the Agreement in accordance with the provisions of the Georgia Code;

     (e) By the Board of Directors of either party, if the Merger shall not have been consummated by March 31, 1998, but only if the failure to consummate the Merger by such date has not been caused by the terminating party's breach of the Agreement; or

     (f) By the Board of Directors of either party, in connection with entering into a competing definitive agreement in accordance with the terms of the Agreement.

     If the Agreement is terminated as described above, the Agreement will become void and have no effect, except that certain provisions of the Agreement, including those related to the obligations to share expenses, maintain confidentiality of certain information and return all documents obtained from the other party under the Agreement will survive. See "--Expenses and Fees" for additional information concerning the payment of expenses.

CONDUCT OF BUSINESS PENDING THE MERGER

     Each of CBC and FSB generally has agreed, unless the prior consent of the other party is obtained, and except as otherwise contemplated by the Agreement, to operate its business only in the ordinary course, preserve intact its business organization and assets, maintain its rights and franchises, and take no action that would affect, adversely and materially, the ability of either party to perform its covenants and agreements under the Agreement or that would adversely affect either party's ability to obtain any consent or approval required for the consummation of the transactions contemplated by the Agreement. In addition, the Agreement contains certain other restrictions applicable to the conduct of the business of both CBC and FSB prior to consummation of the Merger, as described below.

     Each party has agreed not to take certain actions relating to the operation of its business pending consummation of the Merger without the prior approval of the other party. Those actions generally include, without limitation: (a) amending its Articles of Incorporation or Bylaws; (b) becoming responsible for any obligation for borrowed money in excess of certain limits; (c) acquiring or exchanging any shares of its capital stock or paying any dividend or other distribution in respect of its capital stock, except that FSB is permitted to declare and pay its regular annual cash dividend of up to $.05 per share on the FSB Common Stock and CBC is permitted to declare and pay its regular annual cash dividend of up to $.10 per share on the CBC Common Stock; (d) issuing or selling any additional shares of its capital stock, any rights to acquire any such stock, or any security convertible into such stock (except as set forth in the Agreement, as previously disclosed to the other party, or pursuant to the exercise of outstanding stock options); (e) adjusting or reclassifying any of its capital stock, disposing of or encumbering any shares of capital stock of any subsidiary (excluding inter-company transfers) or disposing of or encumbering any asset with a book value in excess of certain limits other than in the ordinary course of business; (f) purchase any securities or make any material investment in any person, other than a wholly-owned subsidiary, other than in connection with foreclosures in the ordinary course of business or acquisition of control by a depository institution subsidiary in its fiduciary capacity; (g) granting any increase in compensation or benefits to employees or officers (except in accordance with past practice or prior obligation, in each case as previously disclosed to the other party or as required by law), paying any bonus (except as previously disclosed or in accordance with any existing program or plan), entering into or amending any severance agreements with officers, or granting any increase in compensation or other benefits to directors of CBC or FSB or any of their subsidiaries; (h) entering into or amending any employment contract that it does not have the unconditional right to terminate without liability other than for services already rendered; (i) adopting any new employee benefit plan or program, or materially changing any existing plan or program except for any change required by law or advisable to maintain the tax qualified status of any such plan; (j) making any significant change in any tax or accounting methods or systems of internal accounting controls (except in conformity to changes in tax laws, regulatory accounting requirements or generally accepted accounting principles); (k) settling any litigation involving liability of CBC or FSB or any of their subsidiaries for damages in excess of certain limits or material restrictions upon its operations; or (l) modifying or terminating any material contract except in the ordinary course of business.

     In addition, each party has agreed not to solicit, directly or indirectly, any acquisition proposal from any other person or entity. Each party also has agreed not to negotiate with respect to any such proposal, provide nonpublic information to any party making such a proposal, or enter into any agreement with respect to any such proposal, except in compliance with the fiduciary obligations of its Board of Directors. In addition, each party has agreed to use its reasonable efforts to prevent its advisors and other representatives from engaging in any of the foregoing activities.

MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER

     After the Merger, the CBC Board of Directors will consist of three current CBC directors (Herman J. Russell, Johnnie L. Clark and Thomas E. Boland) and three current FSB directors (Gregory T. Baranco, James E. Young and Bernard H. Bronner). Mr. Russell will serve as CBC's Chairman of the Board and Mr. Baranco will serve as CBC's Vice Chairman of the Board. The current President and Chief Executive Officer of FSB, James E. Young, will become President and Chief Executive Officer of CBC after the Merger and shall have the authority to select his management team. CBC will continue to serve all of the communities currently served by both FSB and CBC.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    The Agreement provides that CBC will indemnify the present and former directors, officers, employees and agents of FSB and the subsidiaries of FSB against all liabilities arising out of actions or omissions at or prior to the Effective Time to the full extent permitted under Georgia law and by FSB's Articles of Incorporation or Bylaws, as currently in effect, including provisions relating to advancement of expenses incurred in the defense of any litigation. In any case in which approval by CBC is required to effect any indemnification, at the election of the indemnified party, the determination of any such approval will be made by independent counsel mutually agreed upon between CBC and the indemnified party.

    The Agreement also provides that CBC will honor all employment, severance, consulting and other compensation contracts previously disclosed to CBC between FSB or its subsidiaries and any current or former director, officer or employee, and all provisions for vested amounts earned or accrued through the Effective Time under FSB's benefit plans.

     The Agreement further provides that all rights with respect to FSB Common Stock pursuant to stock options granted by FSB under its stock option plans or agreements that are outstanding at the Effective Time, whether or not then exercisable, will be converted into and will become rights with respect to CBC Common Stock, and CBC will assume each of such options in accordance with its terms. All such options will become exercisable upon consummation of the proposed Merger. FSB's President and Chief Executive Officer holds options to purchase an aggregate of 4,000 shares of FSB Common Stock and, pursuant to his employment agreement, an additional option to purchase 1,000 shares of FSB Common Stock will be granted and will become exercisable upon consummation of the proposed Merger. The number of shares of CBC stock subject to such FSB Option will equal the number of shares of FSB Common Stock subject to the FSB Option immediately prior to the Effective Time (i.e., 5,000 shares) multiplied by the Exchange Ratio. The per share exercise price under each such FSB Option shall be adjusted by dividing the per share exercise price (i.e., $10.00) under each FSB Option by the Exchange Ratio and rounding down to the nearest cent, resulting in a new exercise price of $6.63. Assuming all such options were exercised as of the Effective Time, and assuming that the market price of the CBC Common Stock that would be issued upon exercise of such options as a result of the Merger were $9.88 per share (the per share value ascribed to CBC Common Stock in determining the Exchange Ratio) (see "- Fairness

Opinion"), the profit realized by the President and Chief Executive Officer would be $3.25 per share ($9.88 less $6.63) or a total of approximately $24,505.


     The President and Chief Executive Officer of FSB, James E. Young, who will become the President and Chief Executive Officer of CBC, will have an employment agreement with CBC. The employment agreement will provide for a salary of $150,000 and incentive compensation contingent upon certain performance goals being met. The agreement also provides for an option to purchase 17,500 shares of CBC Common Stock to be vested over a five-year term at an exercise price of $9.88 per share.

DISSENTERS' RIGHTS

     Pursuant to Section 14-2-1301, et seq. of the Georgia Code (the "Dissenters' Provisions"), any holder of record of FSB Common Stock who objects to the Merger, and who fully complies with all of the Dissenters' Provisions (but not otherwise) shall be entitled to demand and receive payment for all (but not less than all) of his or her shares of FSB Common Stock if the proposed Merger is consummated.

     A shareholder of FSB who objects to the Merger and desires to receive payment of the "fair value" of his or her stock:

     (a) Must file a written objection to the Merger with FSB either prior to the meeting or at the meeting but before the vote is taken, and the written objection must contain a statement that the shareholder intends to demand payment for his or her shares if the Merger is approved; AND

     (b) Must either abstain from voting or vote against approval of the Merger; AND

     (c) Must demand payment and deposit his or her certificate(s) in accordance with the terms of the dissenters' notice sent to the dissenting shareholder following approval of the Merger.

     A vote against the Merger alone will not constitute the separate written notice and demand for payment referred to in (a) and (c) above; dissenting shareholders must separately comply with all three conditions. Any notice required to be given to FSB must be forwarded to First Southern Bancshares, Inc., 2727 Panola Road, Lithonia, Georgia 30058, Attention: Willard C. Lewis.

     If the Merger is approved, FSB will mail no later than 10 days after the approval by certified mail to each shareholder who has complied with conditions
(a) and (b) above, written notice of such approval, addressed to the shareholder at such address as the shareholder has furnished to FSB in writing, or if none, at the shareholder's address as it appears on the records of FSB. FSB will set a date by which it must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the dissenters' notice is delivered. The shareholder must make the written election to dissent and demand for payment described in condition (c) above by the payment demand date as set by FSB.

     If all three of the above conditions are satisfied in full, CBC is required to make a written offer within 10 days of receiving the payment demand, or within 10 days after the consummation of the Merger, whichever is later, to each dissenting shareholder to purchase all of such shareholder's shares of FSB Common Stock at a specific price. If CBC and any dissenting shareholder are unable to agree on the fair value of the shares within 60 days, CBC will commence a proceeding in the Superior Court of Fulton County to determine the rights of the dissenting shareholder and the fair value of his or her shares. The court may appoint appraisers to receive evidence and to recommend a decision on fair value. If CBC does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     Upon compliance with the statutory procedures, dissenting shareholders will not have any rights as shareholders of either FSB or CBC, including, among other things, the right to receive dividends and the right to vote on matters submitted for shareholder consideration.

     The foregoing does not purport to be a complete statement of the Dissenters' Provisions and it is qualified in its entirety by reference to said provisions, which are reproduced in full as Appendix C to this Proxy Statement/Prospectus. However, the foregoing does describe all of the material provisions of Georgia law with which dissenting shareholders must comply in order to preserve their dissenters' rights.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER


     THE FOLLOWING IS A SUMMARY OF ALL MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, WHICH ARE ANTICIPATED. THIS SUMMARY IS BASED ON THE FEDERAL INCOME TAX LAWS NOW IN EFFECT AND AS CURRENTLY INTERPRETED; THIS SUMMARY DOES NOT TAKE INTO ACCOUNT POSSIBLE CHANGES IN SUCH LAWS OR INTERPRETATIONS, INCLUDING AMENDMENTS TO APPLICABLE STATUTES OR REGULATIONS OR CHANGES IN JUDICIAL OR ADMINISTRATIVE RULINGS, SOME OF WHICH MAY HAVE RETROACTIVE EFFECT. THIS SUMMARY ALSO DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF THE POSSIBLE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. IN PARTICULAR, AND WITHOUT LIMITING THE FOREGOING, THIS SUMMARY DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES OR STATUS (FOR EXAMPLE, AS FOREIGN PERSONS, TAX-EXEMPT ENTITIES, DEALERS IN SECURITIES, INSURANCE COMPANIES, OR CORPORATIONS, AMONG OTHERS OR WITH RESPECT TO SHAREHOLDERS WHO ACQUIRED THEIR SHARES OF FSB COMMON STOCK PURSUANT TO THE EXERCISE OF FSB OPTIONS OR OTHERWISE AS COMPENSATION). NOR DOES THIS SUMMARY ADDRESS ANY CONSEQUENCES OF THE MERGER UNDER ANY STATE, LOCAL, ESTATE, OR FOREIGN TAX LAWS. SHAREHOLDERS, THEREFORE, ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICATION AND EFFECT OF FEDERAL, FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS, AND THE IMPLICATIONS OF ANY PROPOSED CHANGES IN THE TAX LAWS.


     A federal income tax ruling with respect to this transaction was not requested from the Internal Revenue Service. Instead, based on certain customary assumptions (i.e., that at least 50% of the outstanding shares of FSB Common Stock will be exchanged for CBC Common Stock in the Merger and that the shares of FSB Common Stock constitute capital assets in the hands of the holders thereof) and representations, Smith, Gambrell & Russell, LLP, counsel to CBC, has rendered an opinion to CBC and FSB concerning certain federal income tax consequences of the proposed Merger under federal income tax law. It is such firm's opinion that:


     (a) The Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code.


     (b) Holders of FSB will recognize no gain or loss upon the exchange of their FSB Common Stock solely for shares of CBC Common Stock. Each FSB shareholder's basis in the CBC Common Stock received in the exchange will be equal to such shareholder's basis in the FSB Common Stock surrendered in exchange for CBC Common Stock in the Merger (reduced by the basis allocable to any fractional interest in any share of CBC Common Stock for which cash is received). Each FSB shareholder's holding period for the CBC Common Stock will include the period that such shareholder held his or her FSB Common Stock surrendered in exchange for CBC Common Stock in the Merger, provided that the FSB Common Stock was a capital asset in the hands of such shareholder.

     (c) The receipt of cash in lieu of fractional shares of CBC Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by CBC. These cash payments will be treated as having been received as distributions in full payment in exchange for the fractional shares of CBC Common Stock redeemed as provided under Section 302(a) of the Code. Any gain or loss recognized will be capital gain or loss, provided the fractional share constitutes a capital asset in the hands of the exchanging shareholder and the requirements of Section 302(b)(1) are met. FSB shareholders receiving cash in lieu of fractional shares should consult their own tax advisors as to the tax treatment in their particular circumstances (i.e., exchange treatment or dividend).

     (d) Holders of FSB Common Stock who dissent from the Merger and receive cash in an amount equal to the "fair value" of their shares (see "The Merger--Dissenters' Rights"), will recognize capital gain or loss in an amount equal to the difference between the cash received and the basis in each share of FSB Common Stock surrendered.

     (e) Neither FSB nor CBC will recognize gain or loss for federal income tax purposes as a consequence of the Merger.


     Although Smith, Gambrell & Russell, LLP has rendered the above-described opinion regarding the anticipated material federal income tax consequences of the Merger and, thus, this condition of the Agreement has been fulfilled as of the date of this Proxy Statement/Prospectus (see "--Conditions to Consummation of the Merger"), this condition may be waived if both CBC and FSB agree to such a waiver. In the unlikely event that both parties waive this condition subsequent to the date of this Proxy Statement/Prospectus, the Board of Directors of FSB anticipates that it will resolicit the proxies of FSB shareholders prior to consummating the Merger.


ACCOUNTING TREATMENT

     It is the intention of the parties that the Merger be treated for financial reporting purposes as a pooling-of-interests. Under the pooling-of-interests method of accounting, the recorded amounts of the assets and liabilities of FSB will be carried forward and recorded on the financial statements of CBC at their previously recorded amounts.

     The Agreement provides that CBC and FSB will receive a letter from Porter Keadle Moore, LLP, dated as of the Effective Time, stating that the Merger will qualify for pooling-of-interests for financial reporting purposes. If the Merger does not qualify for pooling-of-interests accounting treatment, it will be abandoned. Neither CBC's management nor FSB's management currently has any reason to believe that the Merger will not qualify for pooling-of-interests accounting treatment.

     For information concerning certain conditions to be imposed on the exchange of FSB Common Stock for CBC Common Stock in the Merger by affiliates of FSB and certain restrictions to be imposed on the transferability of the CBC Common Stock received by those affiliates in the Merger in order, among other things, to ensure the availability of pooling-of-interests accounting treatment, see "--Resales of CBC Common Stock by Affiliates."

EXPENSES AND FEES

     The Agreement provides, in general, that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the Agreement, including fees and expenses of its own consultants, investment bankers, accountants, and counsel, except that FSB and CBC will each bear and pay one-half of the filing fees and printing or copying costs associated with the Registration Statement and this Proxy Statement/Prospectus and one-half of the filing fees associated with any regulatory application.

     The Agreement also provides that if it is terminated by CBC because (a) FSB has breached its representations, warranties or covenants, (b) FSB has failed to satisfy the conditions to CBC's obligation to consummate the Merger, (c) FSB shareholders fail to approve the Agreement, but only if FSB has received a competing proposal, or (d) FSB has entered into a definitive agreement with a competing party, then FSB will pay CBC $250,000 plus CBC's out-of-pocket expenses up to but not exceeding $250,000. Similarly, if the Agreement is terminated by FSB as a result of the foregoing reasons, excluding failure to receive shareholder approval which is not applicable, then CBC will pay FSB $250,000 plus FSB's out-of-pocket expenses up to but not exceeding $250,000

RESALES OF CBC COMMON STOCK BY AFFILIATES

     The shares of CBC Common Stock to be issued to FSB shareholders in the Merger have been registered under the Securities Act, but that registration does not cover resales of those shares by persons who control, are controlled by, or are under common control with, FSB (such persons are referred to hereinafter as "affiliates" and generally include executive officers, directors and other controlling shareholders) at the time of the FSB Meeting. Affiliates may not sell shares of CBC Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with SEC Rule 145 or another applicable exemption from the Securities Act registration requirements and until such time as financial results covering at least 30 days of combined operations of CBC and FSB after the consummation of the Merger have been published. Similarly, affiliates of CBC generally may not sell their shares of CBC Common Stock until such time as financial results covering at least 30 days of combined operations of CBC and FSB after consummation of the Merger have been published.

     Each person who FSB reasonably believes to be an affiliate of FSB has delivered to CBC a written agreement providing that such person generally will not sell, pledge, transfer, or otherwise dispose of any CBC Common Stock to be received by such person upon consummation of the Merger, except in compliance with the Securities Act, the rules and regulations of the SEC promulgated thereunder and applicable restrictions regarding pooling-of-interests accounting treatment. Additionally, each person who CBC reasonably believes to be an affiliate of CBC has delivered to FSB a written agreement providing that such person generally will not sell, pledge, transfer or otherwise dispose of any CBC Common Stock except in compliance with the applicable restrictions regarding pooling-of-interests accounting treatment.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

MARKET PRICES

     There is no established public trading market for CBC Common Stock or FSB Common Stock, nor are there uniformly quoted prices for such shares. There are, however, occasional transactions in CBC Common Stock and FSB Common Stock as a result of private negotiations. The following table sets forth, for the indicated periods, the high and low sale prices for CBC Common Stock and FSB Common Stock known to management and the cash dividends declared per share of CBC Common Stock and FSB Common Stock for the indicated periods.

                                                     CBC                             FSB
                                         ----------------------------   ------------------------------
                                                           CASH                            CASH
                                         PRICE RANGE     DIVIDENDS      PRICE RANGE      DIVIDENDS
                                                          DECLARED                        DECLARED
                                                         PER SHARE                       PER SHARE
                                         ------------  --------------   --------------  --------------


                                         HIGH    LOW                    HIGH    LOW
                                         -----  -----                  ------  ------
1995
   First Quarter.......................  $4.00  $4.00       -          $10.00  $ 8.00          -
   Second Quarter......................   5.00   4.25       -           10.00    9.61          -
   Third Quarter.......................    -      -         -           10.00    5.00          -
   Fourth Quarter......................   4.25   4.25     $ .10         10.00    8.00          -

1996
   First Quarter.......................   4.50   4.50       -           10.00   10.00        $ .05
   Second Quarter......................   5.00   5.00       .05         10.00   10.00          -
   Third Quarter.......................   5.00   5.00       -           10.00   10.00          -
   Fourth Quarter......................   4.50   4.00       .05         10.00   10.00          -

1997
   First Quarter.......................   4.50   4.50       -            8.00    7.50          .05
   Second Quarter......................   5.00   5.00       -             -       -            -
   Third Quarter.......................    -      -         -           10.00   10.00          -
   Fourth Quarter through
      _______________, 1997............    -      -         -             -       -            -

    Neither the management of CBC nor the management of FSB maintains a record of the sales prices of the trades of their respective Common Stock. The last known sale of CBC Common Stock was on July 29, 1997, one day preceding the announcement of the Merger, at a price of $5.00 per share. The last known sale of FSB Common Stock was on November 13, 1997, at a price of $10.00 per share.

    The holders of CBC Common Stock are entitled to receive dividends when declared by the Board of Directors out of funds legally available therefor. CBC has paid cash dividends since 1985. Although CBC currently intends to continue to pay cash dividends on the CBC Common Stock, there can be no assurance that CBC's dividend policy will remain unchanged after completion of the Merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the Board of Directors' consideration of other relevant factors. For information with respect to provisions limiting dividends payable by CBC and FSB while the Merger is pending see "Description of Merger - Conduct of the Business Pending the Merger."

    CBC and FSB are legal entities separate and distinct from their respective subsidiaries and their respective revenues depend in significant part on the payment of dividends from their respective subsidiary depository institutions. Such subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay

SHAREHOLDERS OF RECORD

    As of September 30, 1997, there were 894 holders of record of CBC Common Stock and [956] holders of record of FSB Common Stock.


               PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

PRO FORMA COMBINED CONDENSED BALANCE SHEETS

    The following unaudited pro forma condensed combined balance sheet presents the historical consolidated balance sheets of CBC and FSB at September 30, 1997. The unaudited pro forma condensed combined balance sheets should be read in conjunction with the historical consolidated financial statements of CBC and FSB, including the respective notes thereto, which are incorporated by reference in this Proxy Statement/Prospectus, and the unaudited pro forma financial information appearing elsewhere in this Proxy Statement/Prospectus. The pro forma condensed combined balance sheet is not necessarily indicative of the condensed combined financial position that actually would have occurred if the Merger had been consummated at the date indicated or which may be obtained in the future.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               September 30, 1997
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                       FIRST             PRO FORMA
                                                  CITIZENS            SOUTHERN          ADJUSTMENTS
                                                 BANCSHARES         BANCSHARES,            DEBIT             PRO FORMA
                                                   CORP.                INC.              (CREDIT)            COMBINED
                                             ------------------  ------------------  ------------------  ------------------
Assets
Cash and due from banks                               $  8,549             $ 2,202                                $ 10,751
Federal Funds sold                                       1,000                                                       1,000
Securities available for sale, at fair                   8,863               5,099                                  13,962
 value
Securities held to maturity                             18,934               6,130                                  25,064

Loans, net                                              82,805              36,681                                 119,486
Less Allowance for loan losses                          (1,272)               (389)                                 (1,661)
                                                      --------             -------            -------             --------

Loans, net                                              81,533              36,292                                 117,825

Premises and equipment, net                              3,162               2,891                                   6,053
Foreclosed real estate, net                                798                 335                                   1,133
Other assets                                             4,741               2,089                                   6,830
                                                      --------             -------            -------             --------

Total Assets                                           127,580              55,038                                 182,618
                                                      ========             =======            =======             ========

Deposits
Noninterest bearing                                     32,570               9,288                                  41,858
Interest bearing                                        83,011              37,245                                 120,276
                                                      --------             -------            -------             --------

Total deposits                                         115,601              47,533                                 162,134

Long-term debt                                             630                 200                                     830
Advances and Federal Funds Purchased                                         1,300
Accrued expense and other liabilities                    1,271                 813                                   2,084
                                                      --------             -------            -------             --------

Total liabilities                                     $117,502             $48,846                                $166,348
                                                      --------             -------            -------             --------

                                                                       FIRST             PRO FORMA
                                                  CITIZENS            SOUTHERN          ADJUSTMENTS
                                                 BANCSHARES         BANCSHARES,            DEBIT             PRO FORMA
                                                   CORP.                INC.              (CREDIT)            COMBINED
                                             ------------------  ------------------  ------------------  ------------------
Common stock                                          $  1,330             $ 2,775             $(1,938)           $  2,167
Additional paid-in capital                               1,470               2,778               1,938               6,186
Retained earnings                                        7,280                 649                                   7,929
Unrealized gains (losses) on securities
 available for sale, net of tax                             (2)                  1                                      (1)
                                                      --------             -------             -------            --------
                                                        10,078               6,203                                  16,281

Treasury shares                                                                (11)                                    (11)
                                                      --------             -------             -------            --------

Total stockholders' equity                              10,078               6,192                                  16,270
                                                      --------             -------             -------            --------

Total stockholders' equity and liabilities            $127,580             $55,038                                $182,618
                                                      ========             =======             =======            ========

PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

    The following unaudited pro forma condensed combined statements of income have been prepared for the nine-month periods ended September 30, 1997 and 1996, and for each of the three years in the period ended December 31, 1996, and give effect to the Merger, assuming the Merger is accounted for as a pooling-of-interests. The unaudited pro forma condensed combined statements of income should be read in conjunction with the historical consolidated financial statements of CBC and FSB, including the respective notes thereto, which are incorporated by reference in this Proxy Statement/Prospectus and the unaudited consolidated historical and other pro forma financial information, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. The pro forma condensed combined statements of income are not necessarily indicative of the results that actually would have occurred if the Merger had been consummated on the dates indicated or which may be obtained in the future.

                 PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                             (DOLLARS IN THOUSANDS)
                                  (Unaudited)

                                                                             FIRST            PRO FORMA
                                                       CITIZENS            SOUTHERN          ADJUSTMENTS
                                                      BANCSHARES          BANCSHARES,           DEBIT            PRO FORMA
                                                         CORP.               INC.             (CREDIT)           COMBINED
                                                  -------------------  -----------------  -----------------  -----------------
Interest income                                               $7,415             $3,390                               $10,805
Interest expense                                               2,361              1,514                                 3,875
                                                              ------             ------            -------            -------

Net interest income                                            5,054              1,876                                 6,930
Provisions for loan losses                                       (30)              (135)                                 (165)
                                                              ------             ------            -------            -------

Net interest income after provision for loan
 losses                                                        5,024              1,741                                 6,765
                                                              ------             ------            -------            -------

Noninterest income
  Service charges on deposits                                  2,491                706                                 3,197
  Mortgage servicing fees                                                           936                                   936
  Net realized gains on the sale of assets                        13                                                       13
  Other operating income                                         350                234                                   584
                                                              ------             ------            -------            -------

Total noninterest income                                       2,854              1,876                                 4,730
                                                              ------             ------            -------            -------


Noninterest expense
  Salaries and employee benefits                               4,217              1,697                                 5,914
  Net occupancy and equipment expenses                         1,278                507                                 1,785
  Other operating expenses                                     2,252                978                                 3,230
                                                              ------             ------            -------            -------

Total noninterest expense                                      7,747              3,182                                10,929
                                                              ------             ------            -------            -------

Income before income taxes                                       131                436                                   567
Income tax expenses                                               44                118                                   162
                                                              ------             ------            -------            -------

Net Income                                                    $   87             $  318                               $   405
                                                              ======             ======            =======            =======


Net Income per common share outstanding                        $0.07              $0.58                                 $0.19
                                                              ======             ======            =======            =======


Weighted average outstanding shares                            1,330                548                                 2,156
                                                              ======             ======            =======            =======

                 PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                            (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                           FIRST             PRO FORMA
                                                       CITIZENS           SOUTHERN          ADJUSTMENTS
                                                      BANCSHARES         BANCSHARES,           DEBIT            PRO FORMA
                                                        CORP.               INC.             (CREDIT)           COMBINED
                                                      ----------         -----------        -----------         ---------
Interest income                                         $7,653             $2,925                                $10,578
Interest expense                                         2,241              1,288                                  3,529
                                                        ------             ------             ------             -------

Net interest income                                      5,412              1,637                                  7,049
Provisions for loan losses                                                   (104)                                  (104)
                                                        ------             ------             ------             -------

Net interest income after provision for loan
 losses                                                  5,412              1,533                                  6,945
                                                        ------             ------             ------             -------

Noninterest income
  Service charges on deposits                            2,805                656                                  3,461
  Mortgage servcing fees                                                       43                                     43
  Net realized gains on the sale of assets                                                                             0
  Other operating income                                   225                173                                    398
                                                        ------             ------             ------             -------

Total noninterest income                                 3,030                872                                  3,902
                                                        ------             ------             ------             -------


Noninterest expense
  Salaries and employee benefits                         4,018              1,024                                  5,042
  Net occupancy and equipment expenses                   1,291                427                                  1,718
  Other operating expenses                               2,281                701                                  2,982
                                                        ------             ------             ------             -------

Total noninterest expense                                7,590              2,152                                  9,742
                                                        ------             ------             ------             -------

Income before income taxes                                 852                253                                  1,105
Income tax expenses                                        164                 66                                    230
                                                        ------             ------             ------             -------


Net Income                                              $  688             $  187                                $   875
                                                        ======             ======             ======             =======

Net Income per common share outstanding                 $ 0.52             $ 0.36                                $  0.41
                                                        ======             ======             ======             =======

Weighted average outstanding shares                      1,330                523                                  2,119
                                                        ======             ======             ======             =======

                 PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                                                            FIRST            PRO FORMA
                                                        CITIZENS          SOUTHERN          ADJUSTMENTS
                                                       BANCSHARES        BANCSHARES,           DEBIT             PRO FORMA
                                                         CORP.              INC.              (CREDIT)            COMBINED
                                                    ----------------  -----------------  ------------------  ------------------
Interest income                                             $10,359             $4,012                                 $14,371
Interest expense                                              3,085              1,771                                   4,856
                                                            -------             ------             -------             -------

Net interest income                                           7,274              2,241                                   9,515
Provisions for loan losses                                      (65)              (140)                                   (205)
                                                            -------             ------             -------             -------

Net interest income after provision for loan
 losses                                                       7,209              2,101                                   9,310
                                                            -------             ------             -------             -------

Noninterest income
  Service charges on deposits                                 3,746                823                                   4,569
  Mortgage servicing fees                                                          358                                     358
  Net realized gains on the sale of assets                       19                 14                                      33
  Other operating income                                        295                312                                     607
                                                            -------             ------             -------             -------

Total noninterest income                                      4,060              1,507                                   5,567
                                                            -------             ------             -------             -------


Noninterest expense
  Salaries and employee benefits                              5,287              1,577                                   6,864
  Net occupancy and equipment expenses                        1,826                593                                   2,419
  Other operating expenses                                    3,134              1,059                                   4,193
                                                            -------             ------             -------             -------

Total noninterest expense                                    10,247              3,229                                  13,476
                                                            -------             ------             -------             -------

Income before income taxes                                    1,022                379                                   1,401
Income tax expenses                                             379                 77                                     456
                                                            -------             ------             -------             -------

Net Income                                                  $   643             $  302                                 $   945
                                                            =======             ======             =======             =======

Net Income per common share outstanding                       $0.48              $0.57                                   $0.45
                                                            =======             ======             =======             =======

Weighted average outstanding shares                           1,330                524                                   2,120
                                                            =======             ======             =======             =======

                 PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                                                           FIRST            PRO FORMA
                                                      CITIZENS           SOUTHERN          ADJUSTMENTS
                                                     BANCSHARES         BANCSHARES,           DEBIT            PRO FORMA
                                                       CORP.               INC.              (CREDIT)           COMBINED
                                                 ------------------  -----------------  ------------------  ----------------


Interest income                                             $9,808             $3,169                               $12,977
Interest expense                                             2,982              1,273                                 4,255
                                                            ------             ------             -------           -------

Net interest income                                          6,826              1,896                                 8,722
Provisions for loan losses                                    (417)               (95)                                 (512)
                                                            ------             ------             -------           -------

Net interest income after provision for loan
 losses                                                      6,409              1,801                                 8,210
                                                            ------             ------             -------           -------

Noninterest income
  Service charges on deposits                                3,771                765                                 4,536
  Net realized gains on the sale of assets                      96                                                       96
  Other operating income                                       269                220                                   489
                                                            ------             ------             -------           -------

Total noninterest income                                     4,136                985                                 5,121
                                                            ------             ------             -------           -------


Noninterest expense
  Salaries and employee benefits                             4,784              1,069                                 5,853
  Net occupancy and equipment expenses                       1,763                473                                 2,236
  Other operating expenses                                   2,670                808                                 3,478
                                                            ------             ------             -------           -------

Total noninterest expense                                    9,217              2,350                                11,567
                                                            ------             ------             -------           -------

Income before income taxes                                   1,328                436                                 1,764
Income tax expenses                                             75                126                                   201
                                                            ------             ------             -------           -------

Net Income                                                  $1,253             $  310                               $ 1,563
                                                            ======             ======             =======           =======

Net Income per common share outstanding                      $0.94              $0.59                                 $0.74
                                                            ======             ======             =======           =======

Weighted average outstanding shares                          1,330                524                                 2,120
                                                            ======             ======             =======           =======

                 PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                                                            FIRST            PRO FORMA
                                                       CITIZENS           SOUTHERN          ADJUSTMENTS
                                                      BANCSHARES         BANCSHARES,           DEBIT           PRO FORMA
                                                         CORP.              INC.             (CREDIT)           COMBINED
                                                   -----------------  -----------------  -----------------  ----------------
Interest income                                              $8,400             $2,397                              $10,797
Interest expense                                              2,465                816                                3,281
                                                             ------             ------            -------           -------

Net interest income                                           5,935              1,581                                7,516
Provisions for loan losses                                     (735)              (113)                                (848)
                                                             ------             ------            -------           -------

Net interest income after provision for loan
 losses                                                       5,200              1,468                                6,668
                                                             ------             ------            -------           -------


Noninterest income
  Service charges on deposits                                 4,060                724                                4,784
  Net realized gains on the sale of assets                      114                                                     114
  Other operating income                                        459                169                                  628
                                                             ------             ------            -------           -------

Total noninterest income                                      4,633                893                                5,526
                                                             ------             ------            -------           -------

Noninterest expense
  Salaries and employee benefits                              4,463              1,020                                5,483
  Net occupancy and equipment expenses                        1,687                359                                2,046
  Other operating expenses                                    2,956                636                                3,592
                                                             ------             ------            -------           -------

Total noninterest expense                                     9,106              2,015                               11,121
                                                             ------             ------            -------           -------

Income before income taxes                                      727                346                                1,073
Income tax expenses                                              26                  6                                   32
                                                             ------             ------            -------           -------


Net Income                                                   $  701             $  340                              $ 1,041
                                                             ======             ======            =======           =======

Net Income per common share outstanding                       $0.53              $0.65                                $0.49
                                                             ======             ======            =======           =======

Weighted average outstanding shares                           1,330                526                                2,123
                                                             ======             ======            =======           =======

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(1) The unaudited pro forma condensed combined balance sheet as of September 30, 1997 and condensed combined statements of income for the nine months ended September 30, 1997 and 1996 and for the years ended December 31, 1996, 1995 and 1994 have been prepared based upon the historical consolidated balance sheets and statements of income, which give effect to the Merger accounted for as a pooling-of-interests, based on the Exchange Ratio. The pro forma financial statements include all adjustments necessary to reflect the acquisition on a pooling-of-interests basis. The pro forma condensed combined financial statements should be read in conjunction with the accompanying historical consolidated financial statements of CBC and FSB and notes thereto incorporated by reference in this Proxy Statement/Prospectus.

(2) Provided below is the pro forma adjustment necessary to reflect the business combination of CBC and FSB accounted for as a pooling-of-interests. Each outstanding share of FSB Common Stock will be exchanged for
     1.508 shares of CBC Common Stock.

         Issuance of CBC shares (836,877 at $1.00 par value)       $   836,877
         Retirement of FSB shares (554,958 at $5.00 par value)      (2,774,790)
                                                                   -----------
         Net effect on CBC Common Stock                            $(1,937,913)
                                                                   ===========


                             INFORMATION ABOUT CBC

     CBC is a registered bank holding company under the BHC Act and owns 100% of the outstanding capital stock of Citizens Trust Bank ("Citzens Trust"). CBC was incorporated under the laws of the State of Georgia in 1972 to enhance Citizens Trust's ability to serve its customers' requirements for financial services. The holding company structure provides flexibility for expansion of CBC's banking business through acquisition of other financial institutions and the provision of additional banking-related services which the traditional commercial bank may not provide under present laws.

     Citizens Trust was organized under the laws of the State of Georgia in 1921 and is a member of the Federal Reserve System. Citizens Trust's main office is located in 30,000 square feet of leased office space on the ground floor of a 12-story building located at 175 John Wesley Dobbs Avenue in downtown Atlanta, Georgia. Citizens Trust has eight full service branches, two of which are located in supermarkets, located in Fulton and DeKalb Counties, Georgia. Citizens Trust owns the land and buildings of three free-standing branches, one near the Atlanta University Center, one in the Adamsville section of the City of Atlanta, and one in the City of East Point. Citizens Trust leases space for its supermarket branches under license agreements, and leases a free-standing facility in the Midtown section of the City of Atlanta.

     Citizens Trust operates a full service banking business providing customary banking services such as consumer and commercial checking accounts, negotiable order of withdrawal ("NOW") accounts, savings accounts, various types of time deposits, safe deposit facilities, money transfers, commercial loans, real estate loans, home equity loans and consumer/installment loans. Citizens Trust conducts limited trust activities, which primarily include serving as trustee for bond issues for three colleges and for local governments.

     The primary service area for Citizens Trust is Fulton and DeKalb Counties, Georgia, which includes the Atlanta metropolitan area.


     Management is in the process of evaluating the potential effect on its computer systems resulting from the Year 2000 issues. Potential Year 2000 issues relate not only to CBC's own systems, but also to those of its customers and suppliers. Management has begun an evaluation of the impact of Year 2000 issues on its customers and suppliers as well as an internal evaluation of CBC's computer information systems. Management has identified the systems which will require program modifications or new software installations in order to be Year 2000 compliant. CBC expects to incur costs over the next two years as it addresses these problems. However, preliminary estimates indicate that the expense involved will not be material. Costs to modify existing information systems will be expensed as incurred and costs related to new software or hardware installation will be capitalized.

     For further information concerning CBC, reference is made to the CBC Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996 and the CBC Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997, copies of which are being delivered to the FSB shareholders with this Proxy Statement/Prospectus and are incorporated herein by reference. See "Documents Incorporated by Reference."


                             INFORMATION ABOUT FSB

     FSB was incorporated as a Georgia business corporation on February 16, 1995 and became a bank holding company by acquiring all of the common stock of First Southern Bank ("First Southern") on July 3, 1995. FSB presently has two operating subsidiaries, First Southern and FSB Mortgage Services, Inc. ("Mortgage Services"), a mortgage company. FSB was organized to facilitate First Southern's ability to serve its customers' requirements for financial services.

     First Southern was incorporated on March 16, 1987, and opened for business on April 26, 1989. Its home office is located at 2727 Panola Road, Lithonia, Georgia 30058. In 1994, First Southern opened a branch office in the South DeKalb Mall, Decatur, Georgia and in 1996 opened an additional branch in the Rockbridge Place Shopping Center, Stone Mountain, Georgia in order to provide more convenient services for the residents of its service area. First Southern conducts a general commercial banking business that serves South DeKalb County.

     First Southern's primary service area is South DeKalb County, along with certain portions of Rockdale County. The primary focuses of First Southern are the small business and commercial/service firms in the area plus individuals and households who reside in or commute to the area.

     FSB acquired the assets of and employed the personnel of American Financial Mortgage Corp. on September 9, 1996. The resulting company, Mortgage Services, is a mortgage company licensed by the State of Georgia and has received lender approval from the Department of Housing and Urban Development, Farmers Home Administration, Federal National Mortgage Association and the Veterans Administration.

     For further information concerning FSB, reference is made to the FSB Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, as amended, and the FSB Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997, copies of which are being delivered to the FSB shareholders with this Proxy Statement/Prospectus and are incorporated herein by reference. See "Documents Incorporated by Reference."

                        DESCRIPTION OF CBC COMMON STOCK

     CBC is currently authorized to issue 5,000,000 shares of CBC Common Stock, of which 1,329,684 shares were issued and outstanding at September 30, 1997. Holders of CBC Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. The ability of CBC to pay dividends is affected by the ability of the subsidiaries of CBC to pay dividends, which for the bank subsidiary is limited by applicable regulatory requirements and capital guidelines. At September 30, 1997, under such requirements and guidelines, the subsidiary had $320,000 of undivided profits legally available for the payment of dividends without regulatory approval.

     Management is in the process of evaluating the potential effect on its computer systems resulting from the Year 2000 issues. Potential Year 2000 issues relate not only to FSB's own systems, but also to those of its customers and suppliers. Management has begun an evaluation of the impact of Year 2000 issues on its customers and suppliers as well as an internal evaluation of FSB's computer information systems. Management has identified the systems which will require program modifications or new software installations in order to be Year 2000 compliant. FSB expects to incur costs over the next two years as it addresses these problems. However, preliminary estimates indicate that the expense involved will not be material. Costs to modify existing information systems will be expensed as incurred and costs related to new software or hardware installation will be capitalized.

     For a further description of CBC Common Stock, see "Effect of the Merger on Rights of Stockholders."


                 EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS

     At the Effective Time, FSB shareholders will become shareholders of CBC, and their rights as shareholders will be determined by CBC's Articles of Incorporation and Bylaws. Because CBC and FSB are Georgia corporations governed by the Georgia Code, there are no material differences between the rights of CBC shareholders and the rights of FSB shareholders under the Georgia Code. Accordingly, the following is a summary of the material differences in the rights of shareholders of CBC and FSB based on a comparison of CBC's Articles of Incorporation and Bylaws with FSB's Articles of Incorporation and Bylaws. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the Georgia Code and Articles of Incorporation and Bylaws of each corporation.

AUTHORIZED CAPITAL STOCK

     CBC. CBC is currently authorized to issue 5,000,000 shares of common stock, $1.00 par value, of which 1,329,684 shares were outstanding as of September 30, 1997.

     FSB. FSB is authorized to issue 10,000,000 shares of FSB Common Stock, $5.00 par value, of which 553,603 shares were issued and outstanding as of September 30, 1997.

ACTIONS BY SHAREHOLDERS WITHOUT A MEETING

     CBC.   CBC's Bylaws state that any action required or permitted to be taken by CBC shareholders may be taken without a meeting by consent of all CBC shareholders, if the action is set forth in writing and such writing is delivered to CBC for inclusion in CBC's minute book or filing with CBC's corporate records.

     FSB. FSB's Bylaws provide that any action required or permitted to be taken by FSB shareholders may be taken without a meeting by consent in writing setting forth the action to be taken and signed by those persons who would be entitled to vote at a meeting those shares having voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted.

SPECIAL MEETING OF SHAREHOLDERS

     CBC. CBC's Bylaws provide that special meetings of shareholders may be called at any time by the Chairman of the CBC Board of Directors, by the CBC Board of Directors, by the President of CBC, or by CBC upon the written request of shareholders owning an aggregate of at least 50% of the issued and outstanding capital stock entitled to vote.

     FSB. FSB's Bylaws state that special meetings of shareholders may be called at any time by the FSB Board of Directors, by the President of FSB, or by FSB, upon the written request of shareholders owning an aggregate of not less than 25% of the outstanding shares of capital stock entitled to vote.

NUMBER OF DIRECTORS

     CBC.   CBC's Bylaws state that the CBC Board of Directors shall consist of eight directors, provided, that the number of directors may be increased or decreased from time to time by the CBC Board of Directors or the CBC shareholders.

     FSB. FSB's Articles of Incorporation state that the Board of Directors shall consist of not less than five nor more than twenty-five directors. The FSB Bylaws provide that the number of directors within this range may be fixed from time to time by the FSB Board of Directors or by the FSB shareholders. The FSB Board of Directors presently consists of eleven members.


                                    EXPERTS

     The consolidated financial statements of CBC as of December 31, 1996 and for the year then ended, incorporated by reference herein and in the Registration Statement by reference to CBC's Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 1996, have been incorporated by reference in reliance upon the report of Porter Keadle Moore, LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of CBC as of December 31, 1995 and for the year then ended, incorporated by reference herein and in the Registration Statement by reference to CBC's Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 1996, have been incorporated by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of FSB as of December 31, 1996, and for each of the years in the two-year period ended December 31, 1996, incorporated by reference herein and in the Registration Statement by reference to FSB's Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 1996, have been incorporated by reference in reliance upon the report of

Banks, Finley, White & Company, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                                    OPINIONS

     The legality of the shares of the CBC Common Stock to be issued in the Merger will be passed upon by Smith, Gambrell & Russell, LLP, Atlanta, Georgia. Certain income tax consequences of the Merger will also be passed upon by Smith, Gambrell & Russell, LLP, Atlanta, Georgia. Certain matters relating to the Merger will be passed upon by Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia and Smith, Gambrell & Russell, LLP for FSB and CBC, respectively.


                         ADJOURNMENT OF SPECIAL MEETING

     The holders of FSB Common Stock will be asked to approve, if necessary, the adjournment of the FSB Meeting to solicit further votes in favor of the Agreement. The proxies of shareholders voting against the Agreement may not be used by management to vote in favor of an adjournment pursuant to its discretionary authority.

                             SHAREHOLDER PROPOSALS

     If the Agreement is approved and adopted and the Merger is consummated, there will be an Annual Meeting of CBC's shareholders, but not of FSB's shareholders, in 1998. If the Merger is not consummated, however, FSB anticipates that its 1998 Annual Meeting will be held in April 1998. Any proposal intended to be presented by FSB shareholders for inclusion in FSB's proxy statement for its 1998 Annual Meeting must be received by FSB at its principal executive offices no later than December 31, 1997.

                                 OTHER MATTERS

     It is not expected that any matters other than those described in this Proxy Statement/ Prospectus will be brought before the FSB Meeting. If any other matters are presented, however, it is the intention of the persons named in the proxy to vote such proxy in accordance with the determination of a majority of the Board of Directors of FSB, including, without limitation, a motion to adjourn or postpone the FSB Meetings to another time and/or place for the purpose of soliciting additional proxies in order to approve the Agreement.

                                  APPENDIX A


                         AGREEMENT AND PLAN OF MERGER

                                BY AND BETWEEN

                        CITIZENS BANCSHARES CORPORATION

                                      AND

                        FIRST SOUTHERN BANCSHARES, INC.



                                Execution Copy

                                    10/1/97

                               TABLE OF CONTENTS

                                                                            Page

Preamble    ................................................................A-6

ARTICLE 1   TRANSACTIONS AND TERMS OF MERGER................................A-6
       1.1  Merger......................................................... A-7
       1.2  Time and Place of Closing...................................... A-7
       1.3  Effective Time................................................. A-7
ARTICLE 2   TERMS OF MERGER................................................ A-7
       2.1  Articles of Incorporation...................................... A-7
       2.2  Bylaws......................................................... A-7
       2.3  Directors and Officers......................................... A-7
       2.4  Name........................................................... A-8
       2.5  Subsidiary Bank................................................ A-8
ARTICLE 3   MANNER OF CONVERTING SHARES.................................... A-8
       3.1  Conversion of Shares........................................... A-8
       3.2  Anti-Dilution Provisions....................................... A-9
       3.3  Shares Held by FSB or CBC...................................... A-9
       3.4  Conversion of Stock Options; Restricted Stock.................. A-9
       3.5  Fractional Shares.............................................. A-10
       3.6  Dissenting Shareholders........................................ A-10
ARTICLE 4   EXCHANGE OF SHARES............................................. A-10
       4.1  Exchange Procedures............................................ A-10
       4.2  Rights of Former FSB Shareholders.............................. A-11
ARTICLE 5   REPRESENTATIONS AND WARRANTIES OF FSB.......................... A-12
       5.1  Organization, Standing, and Power.............................. A-12
       5.2  Authority; No Breach By Agreement.............................. A-12
       5.3  Capital Stock.................................................. A-13
       5.4  FSB Subsidiaries............................................... A-13
       5.5  Financial Statements........................................... A-14
       5.6  Absence of Undisclosed Liabilities............................. A-14
       5.7  Absence of Certain Changes or Events........................... A-14
       5.8  Tax Matters.................................................... A-14
       5.9  Allowance for Possible Loan Losses............................. A-15
       5.10 Assets......................................................... A-15
       5.11 Environmental Matters.......................................... A-16
       5.12 Compliance with Laws........................................... A-16

      5.13  Labor Relations................................................ A-17
      5.14  Employee Benefit Plans......................................... A-17
      5.15  Material Contracts............................................. A-19
      5.16  Legal Proceedings.............................................. A-20
      5.17  Reports........................................................ A-20
      5.18  Statements True and Correct.................................... A-20
      5.19  Accounting, Tax and Regulatory Matters......................... A-21
      5.20  Charter Provisions............................................. A-21
      5.21  Derivatives Contracts.......................................... A-21
ARTICLE 6   REPRESENTATIONS AND WARRANTIES OF CBC.......................... A-21
       6.1  Organization, Standing, and Power.............................. A-21
       6.2  Authority; No Breach By Agreement.............................. A-22
       6.3  Capital Stock.................................................. A-22
       6.4  CBC Subsidiaries............................................... A-23
       6.5  Financial Statements........................................... A-24
       6.6  Absence of Undisclosed Liabilities............................. A-24
       6.7  Absence of Certain Changes or Events........................... A-24
       6.8  Tax Matters.................................................... A-24
       6.9  Allowance for Possible Loan Losses............................. A-25
       6.10 Assets......................................................... A-25
       6.11 Environmental Matters.......................................... A-26
       6.12 Compliance with Laws........................................... A-26
       6.13 Labor Relations................................................ A-27
       6.14 Employee Benefit Plans......................................... A-27
       6.15 Material Contracts............................................. A-29
       6.16 Legal Proceedings.............................................. A-30
       6.17 Reports........................................................ A-30
       6.18 Statements True and Correct.................................... A-30
       6.19 Accounting, Tax and Regulatory Matters......................... A-31
       6.20 Charter Provisions............................................. A-31
       6.21 Derivatives Contracts.......................................... A-31
ARTICLE 7   CONDUCT OF BUSINESS PENDING CONSUMMATION....................... A-31
       7.1  Affirmative Covenants of FSB................................... A-31
       7.2  Negative Covenants of FSB...................................... A-31
       7.3  Affirmative Covenants of CBC................................... A-33
       7.4  Negative Covenants of CBC...................................... A-34
       7.5  Adverse Changes in Condition................................... A-35
       7.6  Reports........................................................ A-36
ARTICLE 8   ADDITIONAL AGREEMENTS.......................................... A-36
       8.1  Registration Statement; Proxy Statement; Shareholder Approval.. A-36
       8.2  Applications................................................... A-36

       8.3  Filings with State Offices..................................... A-36
       8.4  Agreement as to Efforts to Consummate.......................... A-36
       8.5  Investigation and Confidentiality.............................. A-37
       8.6  Press Releases................................................. A-37
       8.7  Acquisition Proposals.......................................... A-38
       8.8  Accounting and Tax Treatment................................... A-39
       8.9  Agreement of Affiliates........................................ A-39
      8.10  Indemnification................................................ A-39
      8.11  Certain Modifications.......................................... A-40
      8.12  Employee Benefits and Contracts................................ A-40
      8.13  Delivery to Exchange Agent..................................... A-40
ARTICLE 9   CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE.............. A-40
       9.1  Conditions to Obligations of Each Party........................ A-40
       9.2  Conditions to Obligations of CBC............................... A-42
       9.3  Conditions to Obligations of FSB............................... A-43
ARTICLE 10  TERMINATION.................................................... A-44
      10.1  Termination.................................................... A-44
      10.2  Effect of Termination.......................................... A-45
      10.3  Non-Survival of Representations and Covenants.................. A-45
ARTICLE 11  MISCELLANEOUS.................................................. A-46
      11.1  Definitions.................................................... A-46
      11.2  Expenses....................................................... A-53
      11.3  Brokers and Finders............................................ A-54
      11.4  Entire Agreement............................................... A-54
      11.5  Amendments..................................................... A-54
      11.6  Waivers........................................................ A-54
      11.7  Assignment..................................................... A-55
      11.8  Notices........................................................ A-55
      11.9  Governing Law.................................................. A-56
      11.10 Counterparts................................................... A-56
      11.11 Captions....................................................... A-56
      11.12 Enforcement of Agreement....................................... A-56
      11.13 Severability................................................... A-56

                                LIST OF EXHIBITS
                                ----------------


EXHIBIT NUMBER      DESCRIPTION
--------------      -----------

     1.             Form of Agreement of Affiliates of FSB.  ((S) 8.10).

     2.             Form of Agreement of Affiliates of CBC ((S) 8.10).

     3.             Form of Claims/Indemnification Letter ((S) 9.2(d)).

     4.             Form of Opinion of FSB Counsel ((S) 9.2(f)).

     5.             Form of Opinion of CBC Counsel ((S) 9.3(e)).

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


  THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of October 1, 1997 by and between CITIZENS BANCSHARES CORPORATION, INC. ("CBC") a corporation organized and existing under the laws of the State of Georgia, with its principal office located in atlanta, georgia, and FIRST SOUTHERN BANCSHARES, INC. ("FSB"), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Lithonia, Georgia.


                                 PREAMBLE
                                 --------

  The Boards of Directors of FSB and CBC are of the opinion that the transactions described herein are in the best interests of the parties and their respective shareholders. This Agreement provides for the merger of FSB with CBC, with CBC being the surviving corporation of the merger. The transactions described in this Agreement are subject to the approvals by the shareholders of FSB, the Board of Governors of the Federal Reserve System, the Georgia Department of Banking and Finance and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the merger (a) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and (b) for accounting purposes shall be treated as a "pooling of interests."

  Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

  NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the Parties agree as follows:


                                   ARTICLE 1
                       TRANSACTIONS AND TERMS OF MERGER
                       --------------------------------

  1.1  MERGER.  Subject to the terms and conditions of this Agreement, at the
       ------
Effective Time, FSB will be merged with and into CBC in accordance with the provisions of Section 14-2-1101 of the GBCC and with the effect provided for in
Section 14-2-1106 of the GBCC (the "Merger"). CBC shall be the Surviving Corporation resulting from the Merger. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of FSB and CBC.

  1.2  TIME AND PLACE OF CLOSING.  The Closing will take place at 10:00 a.m.
       -------------------------
on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 10:00 a.m.), or at such other time as the Parties, acting through their chief executive officers, may mutually agree. The place of Closing shall be at the offices of Powell, Goldstein, Frazer & Murphy LLP in Atlanta, Georgia, or such other place as may be mutually agreed upon by the Parties.

  1.3  EFFECTIVE TIME.  The Merger and other transactions contemplated by this
       --------------
Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officer of each Party, the Effective Time shall occur on the fifth business day following the last to occur of (a) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, (b) the date on which the shareholders of CBC approve this Agreement to the extent such approval is required by applicable Law, (c) the date on which the shareholders of FSB approve this Agreement to the extent such approval is required by applicable Law; or such other date as may be mutually agreed upon in writing by the chief executive officer of each Party.


                                   ARTICLE 2
                                TERMS OF MERGER
                                ---------------

  2.1  ARTICLES OF INCORPORATION.  The Articles of Incorporation of CBC in
       -------------------------
effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed.

  2.2  BYLAWS.  The Bylaws of CBC in effect immediately prior to the Effective
       ------
Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

  2.3  DIRECTORS AND OFFICERS.
       ----------------------

       (a) The directors of the Surviving Corporation immediately following the Effective Time shall consist of Herman J. Russell, Johnnie L. Clark, Thomas E. Boland, James E. Young, Gregory T. Baranco and Bernard H. Bronner, all of whom shall serve in accordance with the Bylaws of the Surviving Corporation. Herman J. Russell and Gregory T. Baranco shall serve as Chairman and Vice Chairman of the Board, respectively, of the Surviving Corporation.

       (b) The officers of the Surviving Corporation immediately following the Effective Time shall consist of James E. Young, who shall serve as the President and Chief Executive Officer and who shall have the authority to select his management team, together with such additional persons as may thereafter be elected, all of whom shall serve in accordance with the Bylaws of the Surviving Corporation.

  2.4  NAME.  At the Effective Time of the Merger, the Surviving Corporation
       ----
will operate under the name "Citizens Bancshares Corporation."

  2.5  SUBSIDIARY BANK.
       ---------------

       (a) As soon as practicable following the Effective Time of the Merger, the Surviving Corporation intends to merge the Parties' subsidiary banks, First Southern Bank and Citizens Trust Bank, Citizens Trust Bank, with the resulting institution (the "Resulting Bank") being known as "Citizens Trust Bank.

       (b) The directors of the Resulting Bank shall consist of Herman J. Russell, H. Jerome Russell, Johnnie L. Clark, Thomas E. Boland, Odie
            C. Donald, R. K. Sehgal, James E. Young, Gregory T. Baranco, C. David Moody, William H. Cleveland, Thom Peters and Lynn Pattillo, all of whom shall serve in accordance with the Bylaws of the Resulting Bank. Herman J. Russell and Gregory T. Baranco shall serve as Chairman and Vice Chairman of the Board, respectively, of the Resulting Bank.

       (c) The officers of the Resulting Bank shall consist of James E. Young, who shall serve as the President and Chief Executive Officer and who shall have the authority to select his management team, together with such additional persons as may thereafter be elected, all of whom shall serve in accordance with the Bylaws of the Resulting Bank.


                                   ARTICLE 3
                          MANNER OF CONVERTING SHARES
                          ---------------------------

  3.1  CONVERSION OF SHARES.  Subject to the provisions of this Article 3, at
       --------------------
the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof the shares of the constituent corporations shall be converted as follows:

      (a) Each share of CBC Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

      (b) Each share of FSB Common Stock (other than Dissenting Shares (defined at Section 3.6 below) or shares canceled pursuant to Section 3.3 below) shall be converted into 1.508 shares (subject to Section 3.5 hereof) of CBC Common Stock (the "Exchange Ratio"), subject to adjustment as hereinafter provided.

  3.2  ANTI-DILUTION PROVISIONS.  In the event FSB or CBC changes the number
       ------------------------
of shares of FSB Common Stock or CBC Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date therefor (in the case of a stock split or similar recapitalization) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

  3.3  SHARES HELD BY FSB OR CBC.  Each of the shares of FSB Common Stock held
       -------------------------
by any FSB Company or by any CBC Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

  3.4  CONVERSION OF STOCK OPTIONS; RESTRICTED STOCK.
       ---------------------------------------------

        (a) At the Effective Time, all rights with respect to FSB Common Stock pursuant to stock options ("FSB Options") granted by FSB under the FSB Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Surviving Corporation Common Stock, and the Surviving Corporation shall assume each FSB Option, in accordance with the terms of the FSB Stock Plan and stock option agreement by which it is evidenced. From and after the Effective Time, (i) each FSB Option assumed by the Surviving Corporation may be exercised solely for shares of Surviving Corporation Common Stock, (ii) the number of shares of Surviving Corporation Common Stock subject to such FSB Option shall be equal to the number of shares of FSB Common Stock subject to such FSB Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iii) the per share exercise price under each such FSB Option shall be adjusted by dividing the per share exercise price under each such FSB Option by the Exchange Ratio and rounding down to the nearest cent. Notwithstanding the provisions of clause (ii) of the preceding sentence, the Surviving Corporation shall not be obligated to issue any fraction of a share of Surviving Corporation Common Stock upon exercise of a FSB Option, and any fraction of a share of Surviving Corporation Common Stock that would otherwise be subject to a converted FSB Option shall represent the right to receive a cash payment equal to the product of such fraction and the difference between the "Market Value" of one share of Surviving Corporation Common Stock and the per share exercise price of such Option. The "Market Value" of one share of Surviving Corporation Common Stock shall be the last sales price of such common stock on Nasdaq, or such other exchange or market system on which Surviving Corporation Common Stock is then traded, (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by the Surviving Corporation) on the last trading day preceding the date of exercise or, if the Surviving Corporation Common Stock is not then traded on Nasdaq or an exchange, the "Market Value" of one share of Surviving Corporation Common Stock shall be established by the Board of Directors of the Surviving Corporation. It is intended that the foregoing assumption shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Internal Revenue Code, as to any stock option which is an "incentive stock option." FSB and CBC agree to take all necessary steps to effect the provisions of this Section 3.4.

       (b) All restrictions or limitations on transfer with respect to FSB Common Stock awarded under the FSB Stock Plans or any other plan, program or arrangement of any FSB

Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program or arrangement, shall remain in full force and effect with respect to shares of Surviving Corporation Common Stock into which such restricted stock is converted pursuant to Section 3.1 of this Agreement.

  3.5  FRACTIONAL SHARES.  Notwithstanding any other provision of this
       -----------------
Agreement, each holder of shares of FSB Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Surviving Corporation Common Stock (after taking into account all certificates delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount equal to such fractional part of a share of Surviving Corporation Common Stock multiplied by $9.88. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

  3.6  DISSENTING SHAREHOLDERS.  Any holder of shares of FSB Common Stock
       -----------------------
("Dissenting Shares") who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Article 13 of the GBCC shall be entitled to receive the value of such shares in cash as determined pursuant to such provisions of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the GBCC and surrendered to the Surviving Corporation the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of FSB fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, the Surviving Corporation shall issue and deliver the consideration to which such holder of shares of FSB Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of FSB Common Stock held by such holder.

                                   ARTICLE 4
                              EXCHANGE OF SHARES
                              ------------------

  4.1  EXCHANGE PROCEDURES.  Unless the parties otherwise agree, within three
       -------------------
business days after the Effective Time, the Surviving Corporation shall cause a qualified exchange agent (the "Exchange Agent") to mail to the former holders of FSB Common Stock appropriate transmittal materials which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of FSB Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent. After the Effective Time, each holder of shares of FSB Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights have been perfected as provided in Section 3.6 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to
Section 4.2 of this Agreement. To the extent required by Section 3.5 of this Agreement, each holder of shares of FSB Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Surviving Corporation Common Stock to which such holder may otherwise be entitled (without interest). The

Exchange Agent shall not be obligated to deliver the consideration to which any former holder of FSB Common Stock is entitled as a result of the Merger until such holder surrenders his or her certificate or certificates representing the shares of FSB Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of FSB Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, the Surviving Corporation shall not be liable to a holder of FSB Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

  4.2  RIGHTS OF FORMER FSB SHAREHOLDERS.  At the Effective Time, the stock
       ---------------------------------
transfer books of FSB shall be closed as to holders of FSB Common Stock immediately prior to the Effective Time and no transfer of FSB Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of FSB Common Stock (other than shares to be canceled pursuant to Section 3.3 or as to which dissenters' rights have been perfected as provided in Section 3.6 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor. To the extent permitted by Law, former holders of record of FSB Common Stock shall be entitled to vote after the Effective Time at any meeting of Surviving Corporation shareholders the number of whole shares of Surviving Corporation Common Stock into which their respective shares of FSB Common Stock are converted, regardless of whether such holders have exchanged their certificates representing FSB Common Stock for certificates representing Surviving Corporation Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by the Surviving Corporation on Surviving Corporation Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Surviving Corporation Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of FSB Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such FSB Common Stock certificate, both Surviving Corporation Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate. Any portion of the consideration (including the proceeds of any investments thereof) which had been made payable to the Exchange Agent pursuant to Section 4.1 of this Agreement that remain unclaimed by shareholders of FSB for six months after the Effective Time shall be paid to the Surviving Corporation. Any shareholders of FSB who have not theretofore complied with this Article 4 shall thereafter look only to the Surviving Corporation for payment of their shares of Surviving Corporation Common Stock and unpaid dividends and distributions on the Surviving Corporation Common Stock deliverable in respect of each share of FSB Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

                                   ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF FSB
                     -------------------------------------

  FSB hereby represents and warrants to CBC as follows:

  5.1  ORGANIZATION, STANDING, AND POWER.  FSB is a corporation duly
       ---------------------------------
organized, validly existing, and in good standing under the Laws of the State of Georgia and is duly registered as a bank holding company under the BHC Act. FSB has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. FSB is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSB.

  5.2  AUTHORITY; NO BREACH BY AGREEMENT  .
       ---------------------------------

      (a) FSB has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of FSB, subject to the approval of this Agreement and the transactions contemplated hereby by the holders of a majority of the outstanding shares of FSB Common Stock, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by FSB. Subject to such requisite shareholder approval and any approvals required of Regulatory Authorities, this Agreement represents a legal, valid and binding obligation of FSB, enforceable against FSB in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

      (b) Neither the execution and delivery of this Agreement by FSB, nor the consummation by FSB of the transactions contemplated hereby, nor compliance by FSB with any of the provisions hereof will (i) conflict with or result in a breach of any provision of FSB's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any FSB Company under, any Contract or Permit of any FSB Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSB, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any FSB Company or any of their respective Assets.

      (c) Other than in connection or compliance with the provisions of the Securities Laws, and applicable state corporate and securities Laws, and other than Consents required from

Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSB, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by FSB of the Merger and the other transactions contemplated in this Agreement.

  5.3  CAPITAL STOCK.
       -------------

       (a) The authorized capital stock of FSB consists of 10,000,000 shares of FSB Common Stock, of which 553,603 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Capital Stock of FSB are duly and validly issued and outstanding and are fully paid and nonassessable under the GBCC. None of the outstanding shares of Capital Stock of FSB has been issued in violation of any preemptive rights of the current or past shareholders of FSB. FSB has reserved 5,000 shares of FSB Common Stock for issuance under the FSB Stock Plans, pursuant to which options to purchase not more than 4,000 shares of FSB Common Stock are outstanding as of the date of this Agreement and pursuant to which options to purchase not more than 5,000 shares of FSB Common Stock will be outstanding at the Effective Time.

       (b) Except as set forth in Section 5.3(a) of this Agreement, or as disclosed in Section 5.3 of the FSB Disclosure Memorandum, there are no shares
                                    ---------------------
of capital stock or other equity securities of FSB outstanding and no outstanding Rights relating to the capital stock of FSB.

  5.4  FSB SUBSIDIARIES.  FSB has disclosed in Section 5.4 of the FSB
       ----------------
Disclosure Memorandum all of the FSB Subsidiaries as of the date of this
---------------------
Agreement.  Except as disclosed in Section 5.4 of the FSB Disclosure Memorandum,
                                                          ---------------------
FSB or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each FSB Subsidiary. No equity securities of any FSB Subsidiary are or may become required to be issued (other than to another FSB Company) by reason of any Rights, and there are no Contracts by which any FSB Subsidiary is bound to issue (other than to another FSB Company) additional shares of its capital stock or Rights, or by which any FSB Company is or may be bound to transfer any shares of the capital stock of any FSB Subsidiary (other than to another FSB Company), and there are no Contracts by which any FSB Company is bound to issue (other than to another FSB Company) additional shares of its capital stock. There are no Contracts relating to the rights of any FSB Company to vote or to dispose of any shares of the capital stock of any FSB Subsidiary. All of the shares of capital stock of each FSB Subsidiary held by a FSB Company are fully paid and nonassessable under the applicable Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the FSB Company free and clear of any Lien. Each FSB Subsidiary is either a bank, a trust company, a savings association or a corporation and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is organized and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each FSB Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSB. Each FSB Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured to applicable limits by the Bank Insurance Fund or the Savings Association Insurance Fund, as appropriate.

  5.5  FINANCIAL STATEMENTS.  FSB has included in Section 5.5 of the FSB
       --------------------
Disclosure Memorandum copies of all FSB Financial Statements for the periods
---------------------
ended on or before December 31, 1996 and will deliver to CBC copies of all FSB Financial Statements prepared subsequent to the date hereof. The FSB Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are, or if dated after the date of this Agreement will be, in accordance with the books and records of the FSB Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be, fairly the consolidated financial position of the FSB Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the FSB Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material in amount or effect).

  5.6  ABSENCE OF UNDISCLOSED LIABILITIES.  No FSB Company has any Liabilities
       ----------------------------------
that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSB except Liabilities which are reflected or otherwise accrued or reserved against in the consolidated balance sheets of FSB as of December 31, 1996, included in the FSB Financial Statements or reflected in the notes thereto. No FSB Company has incurred or paid any Liability since December 31, 1996, except for such Liabilities reflected or otherwise accrued or reserved against in the FSB Financial Statements, or as may have been incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSB.

  5.7  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Since December 31, 1996, except
       ------------------------------------
as in Section 5.7 of the FSB Disclosure Memorandum, (a) there have been no
                             ---------------------
events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSB, and (b) the FSB Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of FSB provided in Article 7 of this Agreement.

  5.8  TAX MATTERS.
       -----------

       (a) All Tax returns required to be filed by or on behalf of any of the FSB Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1996, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on FSB and all returns filed are complete and accurate in all material respects to the Knowledge of FSB. All

Taxes shown as due on filed returns have been paid. There is no audit, examination, deficiency or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on FSB, except as reserved against in the FSB Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.8(a) of the FSB Disclosure Memorandum. All material
                                          ---------------------
Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

      (b) Except as disclosed in Section 5.8(b) of the FSB Disclosure
                                                           ----------
Memorandum, none of the FSB Companies has executed an extension or waiver of any
----------
statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any FSB Company, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSB.

      (c) Adequate provision for any Taxes due or to become due for any of the FSB Companies for the period or periods through and including the date of the respective FSB Financial Statements has been made and is reflected on such FSB Financial Statements.

      (d) Deferred Taxes of the FSB Companies have been provided for in accordance with GAAP.

      (e) Each of the FSB Companies is in compliance in all material respects with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSB.

  5.9  ALLOWANCE FOR POSSIBLE LOAN LOSSES.  The allowance for possible loan or
       ----------------------------------
credit losses (the "Allowance") shown on the consolidated balance sheets of FSB included in the most recent FSB Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of FSB included in the FSB Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the FSB Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the FSB Companies as of the dates thereof except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on FSB.

  5.10  ASSETS.  Except as disclosed in Section 5.10 of the FSB Disclosure
        ------                                                    ----------
Memorandum or as disclosed or reserved against in the FSB Financial Statements,
----------
the FSB Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All material tangible properties used in the businesses of the FSB Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with FSB's past practices. All Assets which are material to FSB's business on a consolidated basis, held under leases or subleases by any of the FSB Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. FSB currently maintains insurance in amounts, scope, and coverage as disclosed in Section 5.10 of the FSB Disclosure Memorandum. FSB has not received written
                           ---------------------
notice from any insurance carrier that (a) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (b) premium costs with respect to such policies of insurance will be substantially increased. Except as disclosed in Section 5.10 of the FSB Disclosure Memorandum, to the
                                               ---------------------
Knowledge of FSB, there are presently no claims pending under such policies of insurance and no notices have been given by FSB under such policies. The Assets of the FSB Companies include all assets required to operate the business of the FSB Companies as presently conducted.

  5.11  ENVIRONMENTAL MATTERS.
        ---------------------

       (a) Except as disclosed in Section 5.11(a) of the FSB Disclosure
                                                             ----------
Memorandum, to the Knowledge of FSB, each FSB Company, its Participation
----------
Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSB.

       (b) To the Knowledge of FSB, there is no Litigation pending or threatened before any court, governmental agency or authority or other forum in which any FSB Company or any of its Loan Properties or Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any FSB Company or any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSB and to the Knowledge of FSB, there is no reasonable basis for any such Litigation.

       (c) To the Knowledge of FSB, there have been no releases of Hazardous Material or oil in, on, under or affecting any Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSB.

  5.12  COMPLIANCE WITH LAWS.  Each FSB Company has in effect all Permits
        --------------------
necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSB, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSB. Except as disclosed in Section
5.12 of the FSB Disclosure Memorandum, no FSB Company:
                ---------------------

       (a) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSB; and

       (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any FSB Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSB, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSB, or
(iii) requiring any FSB Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

  5.13  LABOR RELATIONS.  No FSB Company is the subject of any Litigation
        ---------------
asserting that it or any other FSB Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other FSB Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any FSB Company, pending or, to its Knowledge, threatened, nor, to its Knowledge, is there any activity involving any FSB Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

  5.14  EMPLOYEE BENEFIT PLANS.
        ----------------------

       (a) FSB has disclosed in Section 5.14 of the FSB Disclosure Memorandum
                                                        ---------------------
and delivered or made available to CBC prior to the execution of this Agreement copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any FSB Company or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "FSB Benefit Plans"). Any of the FSB Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "FSB ERISA Plan."

       (b) Except as to those plans disclosed in Section 5.14(b) of the FSB Disclosure Memorandum as tax-qualified FSB ERISA Plans (the "FSB Qualified
---------------------
Plans"), no FSB Company maintains or previously maintained during the six years preceding the date of this Agreement a FSB Plan which meets or was intended to meet the requirements of Code Section 401(a). The Internal Revenue Service has issued favorable determination letters to the effect that each FSB Qualified Plan qualifies under Code Section 401(a) and that any related trust is exempt from taxation under Code Section 501(a), and such determination letters remain in effect and have not been revoked. Copies of the most recent determination letters and any outstanding requests for a determination letter with respect to each FSB Qualified Plan have been delivered or made available to CBC. Except as disclosed in Section 5.14(b) of the FSB Disclosure Memorandum, no FSB Qualified
                                        ---------------------
Plan has been amended since the issuance of each respective determination letter. The FSB Qualified Plans currently comply in form with the requirements under Code Section 401(a), other than changes required by statutes, regulations and rulings for which amendments are not yet required. No issue concerning qualification of the FSB Qualified Plans is pending before or is threatened by the Internal Revenue Service. The FSB Qualified Plans have been administered according to their terms (except for those terms which are inconsistent with the changes required by statutes, regulations, and rulings for which changes are not yet required to be made, in which case the FSB Qualified Plans have been administered in accordance with the provisions of those statutes, regulations and rulings) and in accordance with the requirements of Code Section 401(a). No FSB Company, any ERISA Affiliate or any fiduciary of any FSB Qualified Plan has done anything that would adversely affect the qualified status of the FSB Qualified Plans or the related trusts. Any FSB Qualified Plan which is required to satisfy Code Section 401(k)(3) and 401(m)(2) has been tested for compliance with, and has satisfied the requirements of, Code Section 401(k)(3) and 401(m)(2) for each plan year ending prior to the date of this Agreement.

       (c) All FSB Benefit Plans are in compliance in all material respects with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSB. To the Knowledge of FSB, no FSB Company nor any other party has engaged in a transaction with respect to any FSB Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any FSB Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSB.

       (d) Neither FSB nor any ERISA Affiliate of FSB maintains or has during the six years preceding the date of this Agreement maintained an "employee benefit pension plan," within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA.

       (e) Neither FSB nor any ERISA Affiliate of FSB has any past, present or future obligation or liability to contribute to any multi-employer plan, as defined in Section 3(37) of ERISA.

       (f) Except as disclosed in Section 5.14(f) of the FSB Disclosure
                                                             ----------
Memorandum, (i) no FSB Company has any obligations for retiree health and life
----------
benefits under any of the FSB Benefit Plans and (ii) there are no restrictions on the rights of such FSB Company to amend or terminate any such Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on FSB, other than for benefits accrued before the date of such termination or amendment.

       (g) Except as disclosed in Section 5.14(g) of the FSB Disclosure
                                                             ----------
Memorandum, neither the execution and delivery of this Agreement nor the
----------
consummation of the transactions
contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any FSB Company from any FSB Company under any FSB Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any FSB Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

       (h) The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any FSB Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been reflected on the FSB Financial Statements to the extent required by and in accordance with GAAP.

       (i) FSB and each ERISA Affiliate of FSB has complied in all material respects with applicable continuation of coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608.

       (j) Except as disclosed in Section 5.14(j) of the FSB Disclosure
                                                             ----------
Memorandum, neither FSB nor any ERISA Affiliate of FSB is obligated,
----------
contingently or otherwise, under any agreement to pay any amount which would be treated as a "parachute payment," as defined in Section 280G(b) of the Internal Revenue Code (determined without regard to Section 280G(b)(2)(A)(ii) of the Internal Revenue Code).

       (k) Other than routine claims for benefits, there are no actions, audits, investigations, suits or claims pending, or threatened against any FSB Benefit Plan, any trust or other funding agency created thereunder, or against any fiduciary of any FSB Benefit Plan or against the assets of any FSB Benefit Plan.

  5.15  MATERIAL CONTRACTS.  Except as disclosed in Section 5.15 of the FSB
        ------------------
Disclosure Memorandum or otherwise reflected in the FSB Financial Statements,
---------------------
none of the FSB Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (a) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $25,000, excluding "at will" employment arrangements, (b) any Contract relating to the borrowing of money by any FSB Company or the guarantee by any FSB Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, Federal Home Loan Bank advances, fully-secured repurchase agreements, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (c) any Contracts between or among FSB Companies, and (d) any other Contract (excluding this Agreement) or amendment thereto that would be required to be filed as an exhibit to a Form 10-KSB filed by FSB with the SEC as of the date of this Agreement that has not been filed as an exhibit to FSB's Form 10-KSB for the fiscal year ended December 31, 1996 and identified to CBC (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the "FSB Contracts"). None of the FSB Companies is in Default under any FSB Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSB. Except as to FHLB advances, all of the indebtedness of any FSB Company for money borrowed is prepayable at any time by such FSB Company without penalty or premium.

  5.16  LEGAL PROCEEDINGS.  Except as disclosed in Section 5.16 of the FSB
        -----------------
Disclosure Memorandum, there is no Litigation instituted or pending, or, to the
---------------------
Knowledge of FSB, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any FSB Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSB, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any FSB Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSB.

  5.17  REPORTS.  Since January 1, 1994, each FSB Company has timely filed all
        -------
reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (a) the SEC, including but not limited to Form 10-KSB, Forms 10-QSB, Forms 8-K, and proxy statements, (b) the Regulatory Authorities, and (c) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FSB). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document to FSB's Knowledge did not, in any material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

  5.18  STATEMENTS TRUE AND CORRECT.  No statement, certificate, instrument or
        ---------------------------
other writing furnished or to be furnished by any FSB Company to CBC pursuant to this Agreement contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any FSB Company for inclusion in the Registration Statement to be filed by CBC with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any FSB Company for inclusion in the Proxy Statement to be mailed to FSB's shareholders in connection with the FSB Shareholders' Meeting, and any other documents to be filed by any FSB Company with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of FSB, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the FSB Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the FSB Shareholders' Meeting. All documents that any FSB Company is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

  5.19  ACCOUNTING, TAX AND REGULATORY MATTERS.  No FSB Company or, to the
        --------------------------------------
Knowledge of FSB, any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (a) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section. To the Knowledge of FSB, there exists no fact, circumstance, or reason attributable to FSB why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Section 9.1(b).

  5.20  CHARTER PROVISIONS.  Each FSB Company has taken all action so that the
        ------------------
entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any FSB Company or restrict or impair the ability of the Surviving Corporation to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any FSB Company that may be acquired or controlled by it.

  5.21  DERIVATIVES CONTRACTS.  Except as set forth in Section 5.21 of the FSB
        ---------------------
Disclosure Memorandum, neither FSB nor any of its Subsidiaries is a party to or
---------------------
has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheet which is a financial derivative contract (including various combinations thereof).


                                   ARTICLE 6
                     REPRESENTATIONS AND WARRANTIES OF CBC
                     -------------------------------------

  CBC hereby represents and warrants to FSB as follows:

  6.1  ORGANIZATION, STANDING, AND POWER.  CBC is a corporation duly
       ---------------------------------
organized, validly existing, and in good standing under the Laws of the State of Georgia, and is duly registered as a bank holding company under the BHC Act.
CBC has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. CBC is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBC.

  6.2  AUTHORITY; NO BREACH BY AGREEMENT.
       ---------------------------------

       (a) CBC has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of CBC, subject to the approval of this Agreement and the transactions contemplated hereby by the holders of a majority of the outstanding Surviving Corporation Common Stock, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by CBC. Subject to such requisite shareholder approval and any approvals required of Regulatory Authorities, this Agreement represents a legal, valid and binding obligation of CBC, enforceable against CBC in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). CBC has reserved for issuance 842,374 shares of Surviving Corporation Common Stock for consummation of the Merger and for issuance pursuant to FSB Options.

       (b) Neither the execution and delivery of this Agreement by CBC, nor the consummation by CBC of the transactions contemplated hereby, nor compliance by CBC with any of the provisions hereof will (i) conflict with or result in a breach of any provision of CBC's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any CBC Company under, any Contract or Permit of any CBC Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBC, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any CBC Company or any of their respective Assets.

       (c) Other than in connection or compliance with the provisions of the Securities Laws, and applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBC, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by CBC of the Merger and the other transactions contemplated in this Agreement.

  6.3  CAPITAL STOCK.
       -------------

       (a) The authorized capital stock of CBC consists of 5,000,000 shares of Surviving Corporation Common Stock, of which 1,329,684 shares were issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Surviving Corporation Common Stock are, and all of the shares of Surviving Corporation Common Stock to be issued in exchange for shares of FSB Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the GBCC. None of the outstanding shares of CBC Common Stock has been, and none of the shares of Surviving Corporation Common Stock to be issued in exchange for shares of FSB Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of CBC. CBC has reserved no shares of Surviving Corporation Common Stock for issuance under the CBC Stock Plans, pursuant to which options to purchase no shares of Surviving Corporation Common Stock are outstanding as of the date of this Agreement and at the Effective Time.

       (b) Except as set forth in Section 6.3(a) of this Agreement, or as disclosed in Section 6.3(b) of the CBC Disclosure Memorandum, there are no
                                       ---------------------
shares of capital stock or other equity securities of CBC outstanding and no outstanding Rights relating to the capital stock of CBC.

  6.4  CBC SUBSIDIARIES.  CBC has disclosed in Section 6.4 of the CBC
       ----------------
Disclosure Memorandum all of the CBC Subsidiaries as of the date of this
---------------------
Agreement.  Except as disclosed in Section 6.4 of the CBC Disclosure Memorandum,
                                                          ---------------------
CBC or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each CBC Subsidiary. No equity securities of any CBC Subsidiary are or may become required to be issued (other than to another CBC Company) by reason of any Rights, and there are no Contracts by which any CBC Subsidiary is bound to issue (other than to another CBC Company) additional shares of its capital stock or Rights, or by which any CBC Company is or may be bound to transfer any shares of the capital stock of any CBC Subsidiary (other than to another CBC Company), and there are no Contracts by which any CBC Company is bound to issue (other than to another CBC Company) additional shares of its capital stock. There are no Contracts relating to the rights of any CBC Company to vote or to dispose of any shares of the capital stock of any CBC Subsidiary. All of the shares of capital stock of each CBC Subsidiary held by a CBC Company are fully paid and nonassessable under the applicable Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the CBC Company free and clear of any Lien. Each CBC Subsidiary is either a bank, a trust company, a savings association or a corporation and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is organized and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each CBC Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBC. Each CBC Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured to applicable limits by the Bank Insurance Fund or the Savings Association Insurance Fund, as appropriate.

  6.5  FINANCIAL STATEMENTS.  CBC has included in Section 6.5 of the CBC
       --------------------
Disclosure Memorandum copies of all CBC Financial Statements for the periods
---------------------
ended on or before December 31, 1996 and will deliver to FSB copies of all CBC Financial Statements prepared subsequent to the date hereof. The CBC Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are, or if dated after the date of this Agreement will be, in accordance with the books and records of the CBC Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be, fairly the consolidated financial position of the CBC Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the CBC Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material in amount or effect).

  6.6  ABSENCE OF UNDISCLOSED LIABILITIES.   No CBC Company has any
       ----------------------------------
Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBC, except Liabilities which are reflected or otherwise accrued or reserved against in the consolidated balance sheets of CBC as of December 31, 1996, included in the CBC Financial Statements or reflected in the notes thereto. No CBC Company has incurred or paid any Liability since December 31, 1996, except for such Liabilities reflected or otherwise accrued or reserved against in the CBC Financial Statements, or as may have been incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBC.

  6.7  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Since December 31, 1996, except
       ------------------------------------
as disclosed or in Section 6.7 of the CBC Disclosure Memorandum, (a) there have
                                          ---------------------
been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBC, and
(b) the CBC Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of CBC provided in Article 7 of this Agreement.

  6.8  TAX MATTERS.
       -----------

       (a) All Tax returns required to be filed by or on behalf of any of the CBC Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1996, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on CBC, and all returns filed are complete and accurate in all material respects to the Knowledge of CBC. All Taxes shown as due on filed returns have been paid. There is no audit, examination, deficiency or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on CBC, except as reserved against in the CBC Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 6.8(a) of the CBC Disclosure Memorandum. All material Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

       (b) Except as disclosed in Section 6.8(b) of the CBC Disclosure
                                                            ----------
Memorandum none of the CBC Companies has executed an extension or waiver of any
----------
statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any CBC Company, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBC.

       (c) Adequate provision for any Taxes due or to become due for any of the CBC Companies for the period or periods through and including the date of the respective CBC Financial Statements has been made and is reflected on such CBC Financial Statements.

         (d) Deferred Taxes of the CBC Companies have been provided for in accordance with GAAP.

       (e) Each of the CBC Companies is in compliance in all material respects with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBC.

  6.9  ALLOWANCE FOR POSSIBLE LOAN LOSSES.  The Allowance shown on the
       ----------------------------------
consolidated balance sheets of CBC included in the most recent CBC Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of CBC included in the CBC Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the CBC Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the CBC Companies as of the dates thereof except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on CBC.

  6.10  ASSETS.  Except as disclosed in Section 6.10 of the CBC Disclosure
        ------                                                  ----------
Memorandum or as disclosed or reserved against in the CBC Financial Statements,
----------
the CBC Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible properties used in the businesses of the CBC Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with CBC's past practices. All Assets which are material to CBC's business on a consolidated basis, held under leases or subleases by any of the CBC Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The CBC Companies currently maintain insurance in amounts, scope and coverage as disclosed in
Section 6.10 of the CBC Disclosure Memorandum. None of the CBC Companies has
                        ---------------------
received written notice from any insurance carrier that (a) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (b) premium costs with respect to such policies of insurance will be substantially increased. Except as disclosed in Section 6.10 of the CBC Disclosure Memorandum, to the Knowledge of CBC, there are presently no occurrences giving rise to a claim under such policies of insurance and no notices have been given by any CBC Company under such policies. The Assets of the CBC Companies include all assets required to operate the business of the CBC Companies as presently conducted.

  6.11  ENVIRONMENTAL MATTERS.
        ---------------------

        (a) Except as disclosed in Section 6.11(a) of the CBC Disclosure
                                                              ----------
Memorandum, to the Knowledge of CBC, each CBC Company, its Participation
----------
Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBC.

       (b) To the Knowledge of CBC, there is no Litigation pending or threatened before any court, governmental agency or authority or other forum in which any CBC Company or any of its Loan Properties or Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any CBC Company or any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBC and to the Knowledge of CBC, there is no reasonable basis for any such Litigation.

       (c) To the Knowledge of CBC, there have been no releases of Hazardous Material or oil in, on, under or affecting any Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBC.

  6.12  COMPLIANCE WITH LAWS.  Each CBC Company has in effect all Permits
        --------------------
necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBC, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBC. Except as disclosed in Section
6.12 of the CBC Disclosure Memorandum, no CBC Company:
                ---------------------

       (a) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBC; and

       (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any CBC Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBC, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBC, or
(iii) requiring any CBC Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

  6.13  LABOR RELATIONS.  No CBC Company is the subject of any Litigation
        ---------------
asserting that it or any other CBC Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other CBC Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any CBC Company, pending or, to its Knowledge, threatened, nor, to its Knowledge, is there any activity involving any CBC Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

  6.14  EMPLOYEE BENEFIT PLANS.
        ----------------------

       (a) CBC has disclosed in Section 6.14 of the CBC Disclosure Memorandum
                                                        ---------------------
and delivered or made available to FSB prior to the execution of this Agreement copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any CBC Company or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "CBC Benefit Plans"). Any of the CBC Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "CBC ERISA Plan."

       (b) Except as to those plans disclosed in Section 6.14(b) of the CBC Disclosure Memorandum as tax-qualified CBC ERISA Plans (the "CBC Qualified
---------------------
Plans"), no CBC Company maintains or previously maintained during the six years preceding the date of this Agreement an CBC Plan which meets or was intended to meet the requirements of Code Section 401(a). The Internal Revenue Service has issued favorable determination letters to the effect that each CBC Qualified Plan qualifies under Code Section 401(a) and that any related trust is exempt from taxation under Code Section 501(a), and such determination letters remain in effect and have not been revoked. Copies of the most recent determination letters and any outstanding requests for a determination letter with respect to each CBC Qualified Plan have been delivered or made available to FSB. Except as disclosed in Section 6.14(b) of the CBC Disclosure Memorandum, no CBC Qualified Plan has been amended since the issuance of each respective determination letter. The CBC Qualified Plans currently comply in form with the requirements under Code Section 401(a), other than changes required by statutes, regulations and rulings for which amendments are not yet required. No issue concerning qualification of the CBC Qualified Plans is pending before or is threatened by the Internal Revenue Service. The CBC Qualified Plans have been administered according to their terms (except for those terms which are inconsistent with the changes required by statutes, regulations, and rulings for which changes are not yet required to be made, in which case the CBC Qualified Plans have been administered in accordance with the provisions of those statutes, regulations and rulings) and in accordance with the requirements of Code Section 401(a). No CBC Company, any ERISA Affiliate or any fiduciary of any CBC Qualified Plan has done anything that would adversely affect the qualified status of the CBC Qualified Plans or the related trusts. Any CBC Qualified Plan which is required to satisfy Code Section 401(k)(3) and 401(m)(2) has been tested for compliance with, and has satisfied the requirements of, Code Section 401(k)(3) and 401(m)(2) for each plan year ending prior to the date of this Agreement.

       (c) All CBC Benefit Plans are in compliance in all material respects with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBC. To the Knowledge of CBC, no CBC Company nor any other party has engaged in a transaction with respect to any CBC Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any CBC Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBC.

       (d) Neither CBC nor any ERISA Affiliate of CBC maintains or has during the six years preceding the date of this Agreement maintained an "employee benefit pension plan," within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA.

       (e) Neither CBC nor any ERISA Affiliate of CBC has any past, present or future obligation or liability to contribute to any multi-employer plan, as defined in Section 3(37) of ERISA.

       (f) Except as disclosed in Section 6.14(f) of the CBC Disclosure Memorandum, (i) no CBC Company has any obligations for retiree health and life benefits under any of the CBC Benefit Plans and (ii) there are no restrictions on the rights of such CBC Company to amend or terminate any such Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on CBC, other than for benefits accrued before the date of such termination or amendment.

       (g) Except as disclosed in Section 6.14(g) of the CBC Disclosure
                                                             ----------
Memorandum, neither the execution and delivery of this Agreement nor the
----------
consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any CBC Company from any CBC Company under any CBC Benefit Plan or otherwise,

(ii) increase any benefits otherwise payable under any CBC Benefit Plan, or
(iii) result in any acceleration of the time of payment or vesting of any such benefit.

       (h) The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any CBC Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been reflected on the CBC Financial Statements to the extent required by and in accordance with GAAP.

       (i) CBC and each ERISA Affiliate of CBC has complied in all material respects with applicable continuation of coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608.

       (j) Except as disclosed in Section 6.14(j) of the CBC Disclosure
                                                             ----------
Memorandum, neither CBC nor any ERISA Affiliate of CBC is obligated,
----------
contingently or otherwise, under any agreement to pay any amount which would be treated as a "parachute payment," as defined in Section 280G(b) of the Internal Revenue Code (determined without regard to Section 280G(b)(2)(A)(ii) of the Internal Revenue Code).

       (k) Other than routine claims for benefits, there are no actions, audits, investigations, suits or claims pending, or threatened against any CBC Benefit Plan, any trust or other funding agency created thereunder, or against any fiduciary of any CBC Benefit Plan or against the assets of any CBC Benefit Plan.

  6.15  MATERIAL CONTRACTS.  Except as disclosed in Section 6.15 of the CBC
        ------------------
Disclosure Memorandum or otherwise reflected in the CBC Financial Statements,
---------------------
none of the CBC Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (a) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $25,000, excluding "at will" employment arrangements, (b) any Contract relating to the borrowing of money by any CBC Company or the guarantee by any CBC Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, Federal Home Loan Bank advances, fully-secured repurchase agreements, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (c) any Contracts between or among CBC Companies, and (d) any other Contract (excluding this Agreement) or amendment thereto that would be required to be filed as an exhibit to a Form 10-KSB filed by CBC with the SEC as of the date of this Agreement that has not been filed as an exhibit to CBC's Form 10-KSB for the fiscal year ended December 31, 1996, and identified to FSB (together with all Contracts referred to in Sections 6.10 and 6.14(a) of this Agreement, the "CBC Contracts"). None of the CBC Companies is in Default under any CBC Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBC. Except as to FHLB advances, all of the indebtedness of any CBC Company for money borrowed is prepayable at any time by such CBC Company without penalty or premium.

  6.16  LEGAL PROCEEDINGS.  Except as disclosed in Section 6.16 of the CBC
        -----------------
Disclosure Memorandum, there is no Litigation instituted or pending, or, to the
---------------------
Knowledge of CBC, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any CBC Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBC, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any CBC Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBC.

  6.17  REPORTS.  Except as disclosed in Section 6.17 of the CBC Disclosure
        -------                                                  ----------
Memorandum, since January 1, 1994, each CBC Company has timely filed all reports
----------
and statements, together with any amendments required to be made with respect thereto, that it was required to file with (a) the SEC, including but not limited to Forms 10-KSB, Forms 10-QSB, Forms 8-K, and proxy statements, (b) other Regulatory Authorities, and (c) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBC). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document to CBC's Knowledge did not, in any material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

  6.18  STATEMENTS TRUE AND CORRECT.  No statement, certificate, instrument or
        ---------------------------
other writing furnished or to be furnished by any CBC Company to FSB pursuant to this Agreement contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any CBC Company for inclusion in the Registration Statement to be filed by CBC with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any CBC Company for inclusion in the Proxy Statement to be mailed to FSB's shareholders in connection with the FSB Shareholders' Meeting, and any other documents to be filed by any CBC Company with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of FSB, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the FSB Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the FSB Shareholders' Meeting. All documents that any CBC Company is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

  6.19  ACCOUNTING, TAX AND REGULATORY MATTERS.  No CBC Company or, to the
        --------------------------------------
Knowledge of CBC, any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (a) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section. To the Knowledge of CBC, there exists no fact, circumstance, or reason attributable to CBC why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Section 9.1(b).

  6.20  CHARTER PROVISIONS.  Each CBC Company has taken all action so that the
        ------------------
entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any CBC Company or restrict or impair the ability of the Surviving Corporation to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any CBC Company that may be acquired or controlled by it.

  6.21  DERIVATIVES CONTRACTS.  Except as set forth in Section 6.21 of the CBC
        ---------------------
Disclosure Memorandum, neither CBC nor any of its Subsidiaries is a party to or
---------------------
has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheet which is a financial derivative contract (including various combinations thereof).

                                   ARTICLE 7
                   CONDUCT OF BUSINESS PENDING CONSUMMATION
                   ----------------------------------------

  7.1  AFFIRMATIVE COVENANTS OF FSB.  Unless the prior written consent of CBC
       ----------------------------
shall have been obtained, and except as otherwise contemplated herein, FSB shall, and shall cause each of its Subsidiaries, from the date of this Agreement until the Effective Time or termination of this Agreement: (a) to operate its business in the usual, regular and ordinary course; (b) to preserve intact its business organization and Assets and maintain its rights and franchises; (c) to use its reasonable efforts to cause its representations and warranties to be correct at all times; and (d) to take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) or 9.1(c) of this Agreement or (ii) adversely affect in any material respect the ability of either Party to perform its covenants and agreements under this Agreement.

  7.2  NEGATIVE COVENANTS OF FSB.  Except as contemplated hereby, from the
       -------------------------
date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, FSB covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer of CBC, which consent shall not be unreasonably withheld:

        (a) amend the Articles of Incorporation, Bylaws or other governing instruments of any FSB Company, or

        (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a FSB Company to another FSB Company) in excess of an aggregate of $25,000 (for the FSB Companies on a consolidated basis) except in the ordinary course of the business of FSB Companies consistent with past practices (which shall include, for FSB, advances against its line of credit consistent with past practices, and for any of its Subsidiaries, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any FSB Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, Federal Home Loan Bank advances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the FSB Disclosure Memorandum); or
                                     ---------------------

        (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any FSB Company, or declare or pay any dividend or make any other distribution in respect of FSB's Common Stock; provided, however, that FSB may (to the extent legally and contractually permitted to do so) continue to pay its regular annual cash dividend of up to $.05 per share; or

        (d) except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or as disclosed in Section 7.2(d) of the FSB Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of
---------------------
or enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of or otherwise permit to become outstanding, any additional shares of FSB Common Stock or any other capital stock of any FSB Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

        (e) adjust, split, combine or reclassify any capital stock of any FSB Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of FSB Stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any FSB Subsidiary (unless any such shares of stock are sold or otherwise transferred to another FSB Company) or (ii) any Asset having a book value in excess of $25,000 other than in the ordinary course of business for reasonable and adequate consideration; or

        (f) acquire direct or indirect control over, or invest in equity securities of, any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by a FSB Subsidiary in its fiduciary capacity; or

        (g) grant any increase in compensation or benefits to the employees or officers of any FSB Company (including such discretionary increases as may be contemplated by existing employment agreements), except in accordance with past practice or previously approved by the Board of Directors of FSB, in each case as disclosed in Section 7.2(g) of the FSB Disclosure Memorandum or as required
                                          ---------------------
by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.2(g) of the FSB Disclosure Memorandum; enter into or
                                           ---------------------
amend any severance agreements with officers of any FSB Company; grant any increase in fees or other increases in compensation or other benefits to directors of any FSB Company; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

        (h) except as disclosed in Section 7.2(h) of the FSB Disclosure
                                                             ----------
Memorandum, enter into or amend any employment Contract between any FSB Company
----------
and any Person (unless such amendment is required by Law) that the FSB Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

        (i) adopt any new employee benefit plan of any FSB Company or make any material change in or to any existing employee benefit plans of any FSB Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

        (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

        (k) settle any Litigation involving any Liability of any FSB Company for money damages in excess of $25,000 or material restrictions upon the operations of any FSB Company; or

        (l) except in the ordinary course of business, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims.

  7.3  AFFIRMATIVE COVENANTS OF CBC.  Unless the prior written consent of FSB
       ----------------------------
shall have been obtained, and except as otherwise contemplated herein, CBC shall, and shall cause each of its Subsidiaries, from the date of this Agreement until the Effective Time or termination of this Agreement: (a) to operate its business in the usual, regular and ordinary course; (b) to preserve intact its business organization and Assets and maintain its rights and franchises; (c) to use its reasonable efforts to cause its representations and warranties to be correct at all times; (d) to take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) or 9.1(c) of this Agreement or (ii) adversely affect in any material respect the ability of either Party to perform its covenants and agreements under this Agreement.

  7.4  NEGATIVE COVENANTS OF CBC.  From the date of this Agreement until the
       -------------------------
earlier of the Effective Time or the termination of this Agreement, CBC covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer of FSB, which consent shall not be unreasonably withheld:

        (a) amend the Articles of Incorporation, Bylaws or other governing instruments of any CBC Company, or

        (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a CBC Company to another CBC Company) in excess of an aggregate of $75,000 (for the CBC Companies on a consolidated basis) except in the ordinary course of the business of CBC Companies consistent with past practices (which shall include, for any of its Subsidiaries, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any CBC Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, Federal Home Loan Bank advances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the CBC Disclosure Memorandum); or
                                     ---------------------

        (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any CBC Company, or declare or pay any dividend or make any other distribution in respect of CBC's Common Stock; provided, however, that CBC may (to the extent legally and contractually permitted to do so) continue to pay its regular annual cash dividend of up to $.10 per share; or

        (d) except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or as disclosed in Section 7.4(d) of the CBC Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of or enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of or otherwise permit to become outstanding, any additional shares of Surviving Corporation Common Stock or any other capital stock of any CBC Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

        (e) adjust, split, combine or reclassify any capital stock of any CBC Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of CBC Capital Stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any CBC Subsidiary (unless any such shares of stock are sold or otherwise transferred to another CBC Company) or (ii) any Asset having a book value in excess of $25,000 other than in the ordinary course of business for reasonable and adequate consideration; or

        (f) acquire direct or indirect control over, or invest in equity securities of, any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by an CBC Subsidiary in its fiduciary capacity; or

        (g) grant any increase in compensation or benefits to the employees or officers of any CBC Company (including such discretionary increases as may be contemplated by existing employment agreements), except in accordance with past practice or previously approved by the Board of Directors of CBC, in each case as disclosed in Section 7.4(g) of the CBC Disclosure Memorandum or as required
                                          ---------------------
by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.4(g) of the CBC Disclosure Memorandum; enter into or
                                           ---------------------
amend any severance agreements with officers of any CBC Company; grant any increase in fees or other increases in compensation or other benefits to directors of any CBC Company; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

        (h) enter into or amend any employment Contract between any CBC Company and any Person (unless such amendment is required by Law) that the CBC Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

        (i) adopt any new employee benefit plan of any CBC Company or make any material change in or to any existing employee benefit plans of any CBC Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

        (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

        (k) settle any Litigation involving any Liability of any CBC Company for money damages in excess of $75,000 or material restrictions upon the operations of any CBC Company; or

        (l) except in the ordinary course of business, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims.

  7.5  ADVERSE CHANGES IN CONDITION.  Each Party agrees to give written notice
       ----------------------------
promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (b) is reasonably likely to cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

  7.6  REPORTS.  Each Party and its Subsidiaries shall file all reports
       -------
required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all non-confidential portions of such reports promptly after the same are filed.


                                  ARTICLE 8
                             ADDITIONAL AGREEMENTS
                             ---------------------

  8.1  REGISTRATION STATEMENT; SHAREHOLDER APPROVAL.
       --------------------------------------------

        (a) As soon as practicable after execution of this Agreement, the Parties shall cause the Registration Statement to be filed with the SEC, and shall use their reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Surviving Corporation Common Stock upon consummation of the Merger. Each Party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with such action.

        (b) FSB shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as FSB deems appropriate.

        (c) In connection with the FSB Shareholders' Meeting, (i) the Board of Directors of FSB shall recommend (subject to compliance with the fiduciary duties of the members of the Board of Directors as advised by counsel) to its shareholders the approval of this Agreement and (ii) the Board of Directors and officers of FSB shall use their reasonable efforts to obtain such shareholders' approval (subject to compliance with their fiduciary duties as advised by counsel).

  8.2  APPLICATIONS.  The Parties shall promptly prepare and file any
       ------------
applications, including without limitation, those with the Board of Governors of the Federal Reserve System and the Georgia Department of Banking and Finance, seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.

  8.3  FILINGS WITH STATE OFFICES.  Upon the terms and subject to the
       --------------------------
conditions of this Agreement, the Parties shall execute and file the Certificate of Merger with the Secretary of State of the State of Georgia in connection with the Closing.

  8.4  AGREEMENT AS TO EFFORTS TO CONSUMMATE.  No Party shall take, or cause
       -------------------------------------
to be taken, any action which may reasonably be foreseen as delaying or otherwise adversely impacting consummation of the Merger. No CBC Company nor FSB Company shall take any action which would cause the Merger not to be treated as a pooling of interests. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other Party hereto to that end (it being understood that any amendments to the Registration Statement filed by CBC in connection with the Surviving Corporation Common Stock to be issued in the Merger shall not violate this covenant), including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

  8.5  INVESTIGATION AND CONFIDENTIALITY.
       ---------------------------------

        (a) Prior to the Effective Time, each Party will keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

        (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof and all work papers containing confidential information received from the other Party, except for one copy of any materials prepared by that Party or any attorney for or other representative of that Party based upon such confidential information.

        (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

  8.6  PRESS RELEASES.  Prior to the Effective Time, FSB and CBC shall agree
       --------------
with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 8.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

  8.7  ACQUISITION PROPOSALS.
       ---------------------

        (a) Except with respect to this Agreement and the transactions contemplated hereby, no FSB Company nor CBC Company nor any director, employee, investment banker, attorney, accountant or other representative thereof (collectively, "Representatives") retained by any FSB Company or CBC Company, as the case may be, shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of a Party's Board of Directors as advised by counsel, no FSB Company nor CBC Company nor Representative thereof, shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but a Party may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. Each Party shall promptly notify the other orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction.

        (b) Except as set forth herein, neither FSB nor CBC shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the other Party, the approval or recommendation of its Board of Directors of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, if in the opinion of the Board of Directors of FSB or CBC, as applicable, after consultation with counsel, failure to do so would be inconsistent with its fiduciary duties to its shareholders under applicable law, then the Board of Directors of FSB or CBC, as applicable, may (subject to the terms of this section (b)) withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend an Acquisition Proposal, or enter into an agreement with respect to an Acquisition Proposal, in each case at any time after the second business day following the receipt of written notice (a "Notice of Acquisition Proposal") by CBC or FSB, as applicable, advising it that the other Party has received an Acquisition Proposal, specifying the material terms and conditions of such proposal and identifying the Person making such proposal; provided that neither Party shall enter into an agreement with respect to an Acquisition Proposal unless it shall have furnished the other Party with written notice no later than 12:00 noon Georgia time one (1) day in advance of any date that it intends to enter into such agreement.

        (c) In addition to the obligations set forth in section (b) above, each Party shall immediately advise the other Party orally and in writing of any request for information or of any Acquisition Proposal, or any inquiry with respect to or which could lead to an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making a request, Acquisition Proposal or inquiry. FSB or CBC, as the case may be, shall keep the other Party fully informed of the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

        (d) Nothing contained in this Section 8.7 shall prohibit FSB or CBC, as the case may be, from making any disclosure to its shareholders if, in the opinion of its Board of Directors, after consultation with counsel, failure to so disclose would be inconsistent with federal securities laws or its fiduciary duties to its shareholders under applicable law; provided that the applicable Party does not, except as permitted by section (b) above, withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal.

  8.8  ACCOUNTING AND TAX TREATMENT.  Each of the Parties undertakes and
       ----------------------------
agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a pooling of interests for accounting purposes or as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code for federal income tax purposes.

  8.9  AGREEMENT OF AFFILIATES.  FSB has disclosed in Section 8.9 of the FSB
       -----------------------
Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate"
---------------------
of FSB for purposes of Rule 145 under the 1933 Act, and CBC has disclosed in
Section 8.9 of the CBC Disclosure Memorandum all Persons whom it reasonably
                       ---------------------
believes to be an "affiliate" of CBC for purposes of Rule 145 under the 1933 Act. Each of CBC and FSB shall use its reasonable efforts to cause each such Person to deliver to CBC and FSB, not later than thirty (30) days after the date of this Agreement, a written agreement, substantially in the form of Exhibit 1
                                                                     ---------
as to Affiliates of FSB, and substantially in the form of Exhibit 2 as to
                                                          ---------
Affiliates of CBC, providing that such Person will not sell, pledge, transfer or otherwise dispose of the shares of FSB Common Stock and/or CBC Common Stock, as applicable, held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer or otherwise dispose of the shares of Surviving Corporation Common Stock to be held upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder. The Surviving Corporation shall be entitled to place restrictive legends upon certificates for shares of Surviving Corporation Common Stock issued to Affiliates of FSB pursuant to this Agreement to enforce the provisions of this Section 8.9. CBC shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Surviving Corporation Common Stock by such Affiliates.

  8.10  INDEMNIFICATION.
        ---------------

        (a) The Surviving Corporation shall indemnify, defend, and hold harmless the present and former directors, officers, employees, and agents of the FSB Companies (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the full extent permitted under Georgia Law and by FSB's Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval by CBC is required to effect any indemnification, the Surviving Corporation shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between CBC and the Indemnified Party.

        (b) If the Surviving Corporation or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of CBC shall assume the obligations set forth in this Section 8.10.

        (c) The provisions of this Section 8.10 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

  8.11  CERTAIN MODIFICATIONS.  CBC and FSB shall consult with respect to
        ---------------------
their loan, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) and shall make such modifications or changes to its policies and practices, if any, prior to the Effective Time, as may be mutually agreed upon. CBC and FSB also shall consult with respect to the character, amount, and timing of restructuring and Merger-related expense charges to be taken by each of the Parties in connection with the transactions contemplated by this Agreement and shall take charges in accordance with GAAP, prior to the Effective Time, as may be mutually agreed upon by the Parties. Neither Parties' representations, warranties, and covenants contained in this Agreement shall be deemed to be inaccurate or breached in any respect as a consequence of any modifications or charges undertaken solely on account of this Section 8.11.

  8.12  EMPLOYEE BENEFITS AND CONTRACTS.  CBC and FSB shall consult with each
        -------------------------------
other to develop mutually agreeable employee benefit programs for officers and employees of the Surviving Corporation which will be implemented as soon as practicable following the Effective Time. The Surviving Corporation and its Subsidiaries also shall honor in accordance with their terms all employment, severance, consulting and other compensation Contracts disclosed in Section 8.12 of the FSB Disclosure Memorandum between any FSB Company and any current or
           ---------------------
former director, officer, or employee thereof and all provisions for vested benefits accrued through the Effective Time under the FSB Benefit Plans. As soon as reasonably practicable following the Effective Time, the Surviving Corporation shall register under the 1933 Act and any applicable state securities laws, the shares of Surviving Corporation Common Stock issuable pursuant to FSB Options.

  8.13  DELIVERY TO EXCHANGE AGENT.  The Surviving Corporation shall have
        --------------------------
delivered to the Exchange Agent a sufficient number of shares of Surviving Corporation Common Stock to make the payment contemplated by Section 3.1 hereof, and sufficient cash to make the payment contemplated by Section 3.5 hereof.


                                  ARTICLE 9
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
               -------------------------------------------------

  9.1  CONDITIONS TO OBLIGATIONS OF EACH PARTY.  The respective obligations of
       ---------------------------------------
each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

        (A) SHAREHOLDER APPROVAL. The shareholders of FSB shall have approved
            --------------------
this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, or by the provisions of any governing instruments.

        (B) REGULATORY APPROVALS. All Consents of, filings and registrations
            --------------------
with, and notifications to all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including, without limitation, requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

        (C) CONSENTS AND APPROVALS. Each Party shall have obtained any and all
            ----------------------
Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

        (D) LEGAL PROCEEDINGS. No court or governmental or regulatory authority
            -----------------
of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

        (E) REGISTRATION STATEMENT. The Registration Statement shall be
            ----------------------
effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Surviving Corporation Common Stock issuable pursuant to the Merger shall have been received.

        (F) TAX MATTERS. FSB and CBC shall have received a written opinion of
            -----------
counsel from Smith, Gambrell & Russell, LLP, in form reasonably satisfactory to them (the "Tax Opinion"), to the effect that for federal income tax purposes (i) the Merger is a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of FSB Common Stock for Surviving Corporation Common Stock will not give rise to gain or loss to the shareholders of FSB with respect to such exchange (except to the extent of any cash received), (iii) the adjusted tax basis of whole shares of Surviving Corporation Common Stock received by shareholders of FSB who exchange shares of FSB Common Stock in the Merger will be the same as the adjusted tax basis of the shares of FSB Common Stock exchanged therefor (reduced by any amount allocable to a fractional share interest for which cash is received), (iv) the holding period of the shares of Surviving Corporation Common Stock received in the Merger will include the period during which the shares of FSB Common Stock exchanged therefor were held, provided such shares of Surviving Corporation Common Stock were held as capital assets at the Effective Time, (v) the payment of cash to a FSB shareholder in lieu of a fractional share interest in Surviving Corporation Common Stock will be treated as if the fractional share had been distributed as part of the exchange and then redeemed by the Surviving Corporation, and (vi) neither FSB nor CBC will recognize gain or loss as a consequence of the Merger (except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code). In rendering such Tax Opinion, counsel shall be entitled to rely upon representations of officers of FSB and CBC reasonably satisfactory in form and substance to such counsel.

        (G) EMPLOYMENT AGREEMENT MATTERS. The Employment Agreement currently in
            ----------------------------
effect by and among FSB, First Southern Bank and James E. Young, President and Chief Executive Officer of FSB, shall be terminated by written agreement among FSB, First Southern Bank and Mr. Young, and the Parties shall have entered into a new mutually satisfactory employment agreement with Mr. Young.

        (H) POOLING LETTER. The Parties shall have received a letter from Porter
            --------------
Keadle Moore, LLP, dated as of the Effective Time, to the effect that the Merger will be accounted for as a pooling-of-interests under GAAP if consummated in accordance with this Agreement.

     9.2  CONDITIONS TO OBLIGATIONS OF CBC.  The obligations of CBC to perform
          --------------------------------
this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by CBC pursuant to Section 11.6(a) of this Agreement:

        (A) REPRESENTATIONS AND WARRANTIES. For purposes of this Section 9.2(a),
            ------------------------------
the accuracy of the representations and warranties of FSB set forth or referred to in this Agreement shall be assessed as of the date of this Agreement and as of immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made on and as of immediately prior to the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of FSB set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount or effect). The representations and warranties of FSB set forth in Sections 5.19 and 5.20 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of FSB set forth in this Agreement (excluding the representations and warranties set forth in Sections 5.3, 5.19 and 5.20) such that the aggregate effect of such inaccuracies would have, or is reasonably likely to have, a Material Adverse Effect on FSB; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

        (B) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the
            ---------------------------------------
agreements and covenants of FSB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

        (C) CERTIFICATES. FSB shall have delivered to CBC (i) a certificate,
            ------------
dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by FSB's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as CBC and its counsel shall request.

        (D) CLAIMS/INDEMNIFICATION LETTERS. Each of the directors and officers
            ------------------------------
of FSB shall have executed and delivered to CBC letters in substantially the form of Exhibit 3.
        ---------

        (E) AFFILIATE AGREEMENTS. CBC shall have received from each affiliate of
            --------------------
FSB the affiliate letter referred to in Section 8.10 hereof.

        (F)  OPINION OF COUNSEL.  CBC shall have received an opinion of Powell,
             ------------------
Goldstein, Frazer & Murphy LLP, counsel to FSB, dated as of the Effective Time, in form reasonably satisfactory to CBC, as to the matters set forth in
Exhibit 4.
---------

  9.3  CONDITIONS TO OBLIGATIONS OF FSB.  The obligations of FSB to perform
       --------------------------------
this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by FSB pursuant to Section 11.6(b) of this Agreement:

        (A) REPRESENTATIONS AND WARRANTIES. For purposes of this Section 9.3(a),
            ------------------------------
the accuracy of the representations and warranties of CBC set forth or referred to in this Agreement shall be assessed as of the date of this Agreement and as of immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made on and as of immediately prior to the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of CBC set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount or effect). The representations and warranties of CBC set forth in
Section 6.19 and 6.20 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties set forth in this Agreement (excluding the representations and warranties set forth in Sections 6.3, 6.19 and 6.20) such that the aggregate effect of such inaccuracies would have, or is reasonably likely to have a Material Adverse Effect on CBC; provided that, for purposes of this sentence only, those representations and warranties which are qualified by reference to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

        (B) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the
            ---------------------------------------
agreements and covenants of CBC to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

        (C) CERTIFICATES. CBC shall have delivered to FSB (i) a certificate,
            ------------
dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by CBC's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as FSB and its counsel shall request.

        (D) AFFILIATE AGREEMENTS. FSB shall have received from each affiliate of
            --------------------
CBC the affiliate letter referred to in Section 8.10 hereof.

        (F) OPINION OF COUNSEL. FSB shall have received an opinion Smith, Gambrell & Russell, LLP, counsel to CBC, dated as of the Effective Time, in form reasonably satisfactory to FSB, as to the matters set forth in Exhibit 5.
                                                               ---------


                                  ARTICLE 10
                                  TERMINATION
                                  -----------

  10.1  TERMINATION.  Notwithstanding any other provision of this Agreement,
        -----------
and notwithstanding the approval of this Agreement by the shareholders of FSB, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

        (a) By mutual consent of the Board of Directors of CBC and the Board of Directors of FSB; or

        (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of FSB and Section 9.3(a) in the case of CBC or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy or any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty
(30) days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in
Section 9.2(a) of this Agreement in the case of CBC and Section 9.3(a) of this Agreement in the case of FSB; or

        (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of FSB and Section 9.3(a) in the case of CBC or in material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

        (d) By the Board of Directors of either Party in the event (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
Section 9.2(a) of this Agreement in the case of FSB and Section 9.3(a) in the case of CBC or in material breach of any covenant or other agreement contained in this Agreement) (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) if the shareholders of FSB fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the GBCC, at the Shareholders' Meeting where the transactions were presented to such shareholders for approval and voted upon; or

        (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated on or before March 31, 1998, but only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

        (f) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of FSB and Section 9.3(a) in the case of CBC or in material breach of any covenant or agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger (other than as contemplated by Section 10.1(d) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement; or

        (g) By the Board of Directors of FSB or CBC, as the case may be, in connection with such Party's entering into a definitive agreement in accordance with Section 8.8(b), provided that it has compiled with all provisions thereof, including the notice provisions therein.

  10.2  EFFECT OF TERMINATION.  In the event of the termination and
        ---------------------
abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that the provisions of this Section 10.2 and Article 11 and 8.6(b) of this Agreement shall survive any such termination and abandonment, and a termination pursuant to Sections 10.1(b), 10.1(c), or 10.1(f) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

  10.3  NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS.  The respective
        ---------------------------------------------
representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except for this Section 10.3 and Articles 2, 3, 4 and 11 and Sections 8.10 and 8.11 of this Agreement.

                                  ARTICLE 11
                                 MISCELLANEOUS
                                 -------------

  11.1  DEFINITIONS.  Except as otherwise provided herein, the capitalized
        -----------
terms set forth below shall have the following meanings:

        "1933 ACT" shall mean the Securities Act of 1933, as amended.

        "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

        "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger (other than the Merger), acquisition of all of the stock or Assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of such Party or any of its Subsidiaries.

        "AFFILIATE" of a Person shall mean any person who is an affiliate for purposes of Rule 145 under the 1933 Act and for purposes of qualifying the Merger for pooling of interests accounting treatment.

        "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

          "ALLOWANCE" shall have the meaning provided in Section 5.9 of this Agreement.

          "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

          "CBC PLANS" shall have the meaning set forth in Section 6.14 of this Agreement.

          "CBC CAPITAL STOCK" shall mean, collectively, the CBC Common Stock and any other class or series of capital stock of CBC.

          "CBC COMMON STOCK" shall mean the $1 par value of common stock of CBC.

          "CBC COMPANIES" shall mean, collectively, CBC and all CBC
     Subsidiaries.

          "CBC DISCLOSURE MEMORANDUM" shall mean the written information
               ---------------------
     entitled "CBC Disclosure Memorandum" delivered on or prior to the date of
                   ---------------------
     this Agreement to FSB describing in reasonable detail the matters contained therein.

          "CBC FINANCIAL STATEMENTS" shall mean (a) the consolidated balance sheets (including related notes and schedules, if any) of CBC as of December 31, 1996 and 1995, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1996, 1995 and 1994, as filed by CBC in SEC Documents and (b) the consolidated balance sheets (including related notes and schedules, if any) of CBC and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to quarterly periods ended subsequent to December 31, 1996.

          "CBC STOCK PLANS" shall mean the existing stock option and other stock-based compensation plans and agreements of CBC disclosed in Section
     6.14 of the CBC Disclosure Memorandum.
                     ---------------------

          "CBC SUBSIDIARIES" shall mean the direct and indirect Subsidiaries of CBC. "CLOSING" shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

          "CLOSING DATE" shall mean the date on which the Closing occurs.

          "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

          "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

          "DEFAULT" shall mean (a) any breach or violation of or default under any Contract, Order or Permit, (b) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or
     (c) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

          "EFFECTIVE TIME" shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 of this Agreement.

          "ENVIRONMENTAL LAWS" shall mean all Laws pertaining to pollution or protection of the environment and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with primary jurisdiction over pollution or protection of the environment.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA AFFILIATE" shall refer to a relationship between entities such that the entities would, now or at any time in the past, constitute a "single employer" within the meaning of Section 414 of the Code.

          "ERISA PLAN" shall have the meaning provided in Section 5.14 of this Agreement.

          "EXCHANGE RATIO" shall have the meaning provided in Section 3.1(b) of this Agreement.

          "EXHIBITS" 1 through 6, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

          "FSB BENEFIT PLANS" shall have the meaning set forth in Section 5.14 of this Agreement.

          "FSB COMMON STOCK" shall mean the $5 par value common stock of FSB.

          "FSB COMPANIES" shall mean, collectively, FSB and all FSB
     Subsidiaries.

          "FSB DISCLOSURE MEMORANDUM" shall mean the written information
               ---------------------
     entitled "FSB Disclosure Memorandum" delivered on or prior to the date of
                   ---------------------
     this Agreement to CBC describing in reasonable detail the matters contained therein.

          "FSB FINANCIAL STATEMENTS" shall mean (a) the consolidated balance sheets (including related notes and schedules, if any) of FSB as of December 31, 1996 and 1995, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1996, 1995 and 1994 and (b) the consolidated balance sheets (including related notes and schedules, if any) of FSB and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) with respect to quarterly periods ended subsequent to December 31, 1996.

          "FSB OPTIONS" shall have the meaning set forth in Section 3.4 of this Agreement.

          "FSB STOCK PLANS" shall mean the existing stock option and other stock-based compensation plans and agreements of FSB disclosed in Section
     5.14 of the FSB Disclosure Memorandum.
                     ---------------------

          "FSB SUBSIDIARIES" shall mean the direct and indirect subsidiaries of FSB.

          "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

          "GBCC shall mean the Georgia Business Corporation Act.

          "GEORGIA CERTIFICATE OF MERGER" shall mean the Certificate of Merger to be filed with the Secretary of State of the State of Georgia relating to the Merger as contemplated by Section 1.1 of this Agreement.

          "HAZARDOUS MATERIAL" shall mean any pollutant, contaminant, or toxic or hazardous substance, pollutant, chemical or waste within the meaning of the Comprehensive Environment Response, Compensation, and Liability Act, 42 U.S.C. (S) 9601 et seq., or any similar federal, state or local Law (and specifically shall include asbestos requiring abatement, removal or encapsulation pursuant to the requirements of governmental authorities, polychlorinated biphenyls, and petroleum and petroleum products).

          "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "KNOWLEDGE" as used with respect to FSB or CBC, as the case may be, shall mean the actual knowledge of the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, General Counsel, any Assistant or Deputy General Counsel, or any Senior or Executive Vice President of such Person.

          "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

          "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of on, or with respect to any property or property interest, other than (a) Liens for current property Taxes not yet due and payable and (b) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business.

          "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including, without limitation, Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

          "LOAN PROPERTY" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change or occurrence which has a material adverse impact on (a) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (b) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse impact" shall not be deemed to include the impact of (i) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (ii) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (iii) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, (iv) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties or (v) changes in economic or other conditions affecting the banking industry in general.

          "MERGER" shall mean the merger of FSB with and into CBC referred to in
     Section 1.1 of this Agreement.

          "NASD" shall mean the National Association of Securities Dealers, Inc., including the Nasdaq.

          "NASDAQ" shall mean the National Market System of the Nasdaq Stock Market.

          "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

          "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including any property or facility held in a joint venture) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

          "PARTY" shall mean either FSB or CBC, and "Parties" shall mean both FSB and CBC.

          "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, Liabilities, or business.

          "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

          "PROXY STATEMENT" shall mean the proxy statement used by FSB to solicit the approval of its shareholders of the transactions contemplated by this Agreement which shall be included in the prospectus of CBC relating to shares of Surviving Corporation Common Stock to be issued to the shareholders of FSB.

          "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, filed with the SEC under the 1933 Act with respect to the shares of Surviving Corporation Common Stock to be issued to the shareholders of FSB in connection with the transactions contemplated by this Agreement and which shall include the Proxy Statements.

          "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board), the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD and the SEC.

          "RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

          "SEC" shall mean the United States Securities and Exchange Commission.

          "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

          "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

          "SHAREHOLDERS' MEETING" shall mean the meeting of the shareholders of FSB to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

          "SUBSIDIARIES" shall mean all those corporations, banks, associations, partnerships or other entities or ventures of which the entity in question owns or controls 50% or more of the outstanding equity securities or the ownership interest, as the case may be, either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

          "SURVIVING CORPORATION" shall mean CBC as the surviving corporation resulting from the Merger.

          "SURVIVING CORPORATION COMMON STOCK" shall mean the CBC Common Stock outstanding upon consummation of the Merger, including that to be issued to shareholders of FSB.

          "SURVIVING CORPORATION COMPANIES" shall mean, collectively, the Surviving Corporation and all Surviving Corporation Subsidiaries.

          "TAX" OR "TAXES" shall mean any federal, state, county, local or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, assessments, charges, fares or impositions, including interest, penalties and additions imposed thereon or with respect thereto.

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

  11.2  EXPENSES.
        ---------

          (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel, except that each of the Parties shall bear and pay (i) one-half of the filing fees payable in connection with the Registration Statement and the applications filed with other Regulatory Authorities, and (ii) one-half of the costs incurred in connection with the printing or copying of the Registration Statement and the Proxy Statement.

          (b) Notwithstanding the foregoing:

              (i) if this Agreement is terminated by CBC pursuant to any of Sections 10.1(b), 10.1(c) or 10.1(f) (but only on the basis of the failure of FSB to satisfy any of the conditions enumerated in Section 9.2), or

              (ii) if the Merger is not consummated as a result of the failure of FSB to satisfy any of the conditions set forth in
                     Section 9.2, or

              (iii) if this Agreement is terminated by CBC pursuant to Section 10.1(d)(ii) (but only after receipt by FSB of an Acquisition Proposal), or

              (iv) if this Agreement is terminated by CBC pursuant to Section 10.1(g) of this Agreement,

then FSB shall promptly pay to CBC $250,000 plus all the out-of-pocket costs and expenses of CBC incurred in connection with the transactions contemplated by this Agreement, including its enforcement, including costs of counsel, consultants, investment bankers, actuaries and accountants, up to but not exceeding $250,000.

          (c) Notwithstanding the foregoing:

              (i) if this Agreement is terminated by FSB pursuant to any of Sections 10.1(b), 10.1(c) or 10.1(f) (but only on the basis of the failure of CBC to satisfy any of the conditions enumerated in Section 9.3), or

              (ii) if the Merger is not consummated as a result of the failure of CBC to satisfy any of the conditions set forth in
                     Section 9.3), or

              (iii) if this Agreement is terminated by FSB pursuant to Section 10.1(g) of this Agreement,

then CBC shall promptly pay to FSB $250,000 plus all the out-of-pocket costs and expenses of FSB incurred in connection with the transactions contemplated by this Agreement, including costs of counsel, consultants, investment bankers, actuaries and accountants, up to but not exceeding $250,000.

        (d) The Parties agree and acknowledge that they have agreed upon Sections 11.2(b) and (c) above to liquidate the amount of damages they estimate each Party would suffer in the event of termination of this Agreement in the circumstances described. Each Party acknowledges that such damages cannot be estimated exactly, that each Party intends that the foregoing provisions provide for damages rather than a penalty inserted for the purpose of deterring a Party from breaching the Agreement and penalizing such Party in the event of such breach, and that the foregoing amount is agreed upon in good faith as a reasonable estimate at this time of the damages that each Party would suffer in the event of termination of the Agreement in the circumstances described.

  11.3  BROKERS AND FINDERS.  Except as set forth in Section 11.3 of the CBC
        -------------------
or FSB Disclosure Memorandum, each of the Parties represents and warrants that
       ---------------------
neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by FSB or CBC, each of FSB and CBC, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

  11.4  ENTIRE AGREEMENT.  Except as otherwise expressly provided herein, this
        ----------------
Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in
Section 8.9 and Section 8.10 of this Agreement.

  11.5  AMENDMENTS.  To the extent permitted by Law, this Agreement may be
        ----------
amended by a subsequent writing signed by each of the Parties upon the approval of the Board of Directors of each of the Parties; provided, however, that after any such approval by the holders of FSB Common Stock or Surviving Corporation Common Stock, there shall be made no amendment that pursuant to the GBCC requires further approval by such shareholders without the further approval of such shareholders.

  11.6  WAIVERS.
        -------

        (a) Prior to or at the Effective Time, CBC, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by FSB, to waive or extend the time for the compliance or fulfillment by FSB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of CBC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of CBC.

        (b) Prior to or at the Effective Time, FSB, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by CBC, to waive or extend the time for the compliance or fulfillment by CBC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of FSB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of FSB.

        (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

  11.7  ASSIGNMENT.  Except as expressly contemplated hereby, neither this
        ----------
Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

  11.8  NOTICES.  All notices or other communications which are required or
        -------
permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

          CBC:        Citizens Bancshares Corporation
                      175 John Wesley Dobbs Avenue, NE
                      P. O. Box 4485
                      Atlanta, Georgia 30303-4485
                      Fax:  (404) 653-2883
                      Attn:  Johnnie L. Clark, Vice Chairman

          With a copy (which shall not constitute notice) to:

                      Smith, Gambrell & Russell, LLP
                      Suite 3100, Promenade II, 1230 Peachtree Street, NE Atlanta, Georgia 30309
                      Fax:  (404) 815-3509
                      Attn:  Robert C. Schwartz, Esq.

          FSB:        First Southern Bancshares, Inc.
                      2727 Panola Road
                      Lithonia, Georgia 30358
                      Fax:  (770) 593-8129
                      Attn:  James E. Young, President and CEO

          With a copy (which shall not constitute notice) to:

                      Powell, Goldstein, Frazer & Murphy LLP
                      Sixteenth Floor, 191 Peachtree Street, NE
                      Atlanta, Georgia 30303
                      Fax:  (404) 572-6999
                      Attn:  Kathryn L. Knudson, Esq.

  11.9  GOVERNING LAW.  This Agreement shall be governed by and construed in
        -------------
accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws, except to the extent that the federal laws of the United States may apply to the Merger.

  11.10  COUNTERPARTS.  This Agreement may be executed in one or more
         ------------
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

  11.11  CAPTIONS.  The captions contained in this Agreement are for reference
         --------
purposes only and are not part of this Agreement.

  11.12  ENFORCEMENT OF AGREEMENT.  The Parties hereto agree that irreparable
         ------------------------
damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  11.13  SEVERABILITY.  Any term or provision of this Agreement which is
         ------------
invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

  IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.


ATTEST:                       CITIZENS BANCSHARES CORPORATION


/s/ Annette G. Petty              By: /s/ H.J. Russell
--------------------                  ----------------
Annette G. Petty                      Herman J. Russell
Secretary                             Chairman


[CORPORATE SEAL]



ATTEST:                       FIRST SOUTHERN BANCSHARES, INC.


/s/ Willard C. Lewis              By: /s/ Gregory T. Baranco
--------------------                  ----------------------
Willard C. Lewis                      Gregory T. Baranco
Secretary                             Chairman


[CORPORATE SEAL]

  The undersigned, a director of First Southern Bancshares, Inc. ("FSB"), hereby agrees (subject to fiduciary duties) to support and to personally vote his or her shares of FSB Common Stock (and those over which he or she has voting power) in favor of, the Agreement and Plan of Merger dated as of October 1, 1997 to which this signature page is attached, and the transactions contemplated thereby.



                                          -----------------------------------
                                          (Signature)


                                          -----------------------------------
                                          (Print Name)

  The undersigned, a director of Citizens Bancshares Corporation ("CBC"), hereby agrees (subject to fiduciary duties) to support and to personally vote his or her shares of CBC Common Stock (and those over which he or she has voting power) in favor of, the Agreement and Plan of Merger dated as of October 1, 1997 to which this signature page is attached, and the transactions contemplated thereby.




                                          -----------------------------------
                                          (Signature)


                                          -----------------------------------
                                          (Print Name)

                                   APPENDIX B


                                FAIRNESS OPINION
                                       OF
                     T. STEPHEN JOHNSON & ASSOCIATES, INC.



October 6, 1997


Board of Directors
First Southern Bancshares, Inc.
2727 Panola Road
Lithonia, Georgia  30058

Dear Directors:

T. Stephen Johnson & Associates, Inc., Roswell, Georgia ("TSJ&A") has been asked to render an opinion as to the fairness from a financial point of view of the consideration to be received by the shareholders of First Southern Bancshares, Inc. ("FSB") in connection with the proposed merger of FSB with and into Citizens Bancshares Corporation ("CBC"), pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of October 1, 1997 (the "Merger"). The Merger Agreement calls for each outstanding share of FSB's common stock to be converted into 1.508 shares of CBC Common Stock.

TSJ&A is an investment banking and consulting firm that specializes in the valuation of closely-held corporations and provides fairness opinions as part of its practice. Because of its prior experience in the appraisal of Southeastern financial institutions involved in mergers, it has developed an expertise in fairness opinions related to the securities of Southeastern financial institutions.

TSJ&A was engaged jointly with FSB and CBC in July, 1997 to develop a preliminary exchange ratio for the two institutions to use to determine the financial aspects of a merger, issue a final exchange ratio and deliver fairness opinions to either institution requiring a shareholders vote.

In performing its analysis, TSJ&A relied upon and assumed without independent verification, the accuracy and completeness of all information provided to it. TSJ&A has not performed any independent appraisal or evaluation of the assets of FSB or of CBC or any of its subsidiaries. As such, TSJ&A does not express an opinion as to the fair market value of FSB. The opinion of financial fairness expressed herein is necessarily based on market, economic and other relevant considerations as they exist and can be evaluated as of October 6, 1997.

In arriving at its opinion, TSJ&A reviewed and analyzed audited and unaudited financial information through June 30, 1997, regarding FSB and CBC and reviewed its analysis regarding the preliminary exchange ratio prepared as of June 30, 1997.

Board of Directors
October 6, 1997
Page 2


TSJ&A delivered its preliminary exchange ratio to the merger committee for the two institutions on July 27, 1997 and rendered an oral opinion at that time that the shares exchanged based on the preliminary exchange ratio would be fair from a financial point of view. The exchange ratio negotiated between FSB and CBC was the same as the preliminary exchange ratio.

TSJ&A has since reviewed the Merger Agreement and due diligence examination reports prepared on behalf of the two institutions as well as registration and draft proxy material to be filed with the Securities and Exchange Commission and has determined that there has been no material change. Based on TSJ&A's review as well as discussions with both parties, the preliminary exchange ratio was determined to be the final exchange ratio. This final exchange ratio was issued as of October 6, 1997.

Therefore, in consideration of the above, it is the opinion of TSJ&A that, based on the structure of the Merger and the analyses that have been performed, the consideration to be received by the shareholders of FSB is fair from a financial point of view.

Sincerely,

/s/ T. Stephen Johnson & Associates, Inc.

T. Stephen Johnson & Associates, Inc.

                                   APPENDIX C


                        SUBTITLE 13.  DISSENTERS' RIGHTS
                 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES


                      GEORGIA FINANCIAL INSTITUTIONS CODE
                                SECTION 7-1-537
                        RIGHT OF SHAREHOLDER TO DISSENT

                                      AND

                       GEORGIA BUSINESS CORPORATION CODE
                                   ARTICLE 13
                               DISSENTERS' RIGHTS


7-1-537.  Right of shareholder to dissent.

     (a) A shareholder of a bank or trust company which is a party to a plan of proposed merger or consolidation under this part who objects to the plan shall be entitled to the rights and remedies of a dissenting shareholder as determined under Chapter 2 of Title 14, known as the "Georgia Business Corporation Code."

     [PART (b) OMITTED.]



14-2-1302.  Right to dissent.


     (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:


         (1) Consummation of a plan of merger to which the corporation is a party:


             (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or


             (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;


         (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;


         (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholder within one year after the date of sale;


         (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:


             (A)  Alters or abolishes a preferential right of the shares;

             (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

             (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;


             (D) Excludes or limits the rights of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

             (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

             (F) Cancels, redeems, or repurchases all or part of the shares of the class; or


          (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.


     (b) A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.


     (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

         (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

         (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.


14-2-1303.  Dissent by nominees and beneficial owners.

     A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his or her name only if dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which dissents and his or her other shares were registered in the names of different shareholders.


14-2-1320.  Notice of dissenters' rights.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

     (b) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322.


14-2-1321.  Notice of intent to demand payment.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

         (1) Must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment for his or her shares if the proposed action is effectuated; and

         (2) Must not vote his or her shares in favor of the proposed action.

     (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his or her shares under this article.


14-2-1322.  Dissenters' notice.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

     (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

         (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

         (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

         (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

         (4) Be accompanied by a copy of this article.


14-2-1323.  Duty to demand payment.

     (a) A record shareholder sent a dissenters' notice described in Code
Section 14-2-1322 must demand payment and deposit his or her certificates in accordance with the terms of the notice.

     (b) A record shareholder who demands payment and deposits his or her shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (c) A record shareholder who does not demand payment or deposit his or her share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his or her shares under this article.

14-2-1324.  Share restrictions.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.


14-2-1325.  Offer of payment.

     (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with Code
Section 14-2-1323 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (b) The offer of payment must be accompanied by:


         (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

         (2) A statement of the corporation's estimate of the fair value of the shares;

         (3) An explanation of how the interest was calculated;

         (4) A statement of the dissenter's right to demand payment under Code
     Section 14-2-1327; and

         (5)  A copy of this article.

     (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326.  Failure to take action.

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1422 and repeat the payment demand procedure.


14-2-1327.  Procedure if shareholder dissatisfied with payment or offer.

     (a) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate of the fair value of his or her shares and interest due, if:

         (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his or her shares or that the interest due is incorrectly calculated; or

         (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his or her right to demand payment under this Code section unless he notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation made or offered payment for his or her shares.

     (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

         (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

         (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his or her own estimate of the fair value of his or her shares and the amount of interest due and demand payment of his or her estimate of the fair value of his or her shares and interest due.

14-2-1330.  Court action.

     (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail and publication, or in any other manner permitted by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of the Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his or her shares, plus interest to the date of judgment.


14-2-1331.  Court costs and counsel fees.

     (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

     (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

         (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

         (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332.  Limitation of actions.

     No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may indemnify its directors and officers against civil and criminal liabilities. Directors and officers may be indemnified against expenses if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation, if they have not been adjudged liable on the basis of the improper receipt of a personal benefit and, with respect to any criminal action, if they had no reasonable cause to believe their conduct was unlawful. A director or officer may be indemnified against expenses incurred in connection with a derivative suit if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. Statutory indemnification is not exclusive of any rights provided by any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

     Article VII of the Registrant's Bylaws provides that the Registrant shall indemnify a director who has been successful in the defense of any proceeding to which he was a party or in defense of any claim, issue or matter therein because he is or was a director of the Registrant, against reasonable expenses incurred by him in connection with such defense.

     The Registrant's Bylaws also provide that the Registrant is required to indemnify any director, officer, employee or agent made a party to a proceeding because he is or was a director, employee or agent against liability incurred in the proceeding if he acted in a manner he believed in good faith or to be in or not opposed to the best interests of the Registrant and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Determination concerning whether or not the applicable standard of conduct has been met can be made by (a) a disinterested majority of the Board of Directors, (b) a majority of a committee of disinterested directors, (c) independent legal counsel, or (d) an affirmative vote of a majority of shares held by disinterested stockholders. No indemnification may be made to or on behalf of a director, officer, employee or agent (i) in connection with a proceeding by or in the right of the Registrant in which such person was adjudged liable to the Registrant or (ii) in connection with any other proceeding in which such person was adjudged liable on the basis that personal benefit was improperly received by him.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits


EXHIBIT
NUMBER   DESCRIPTION OF EXHIBITS
-------  -----------------------
1        - Agreement and Plan of Merger, dated as of October 1, 1997, between CBC and FSB (included as
           Appendix A to the Proxy Statement/Prospectus contained herein).

3.1      - Articles of Incorporation of CBC.(1)

3.1.1    - Amendment to Articles of Incorporation of CBC.(2)

3.2      - Bylaws of CBC.(1)

5.1      - Opinion of Smith, Gambrell & Russell, LLP, including consent (previously filed).

8.1      - Opinion of Smith, Gambrell & Russell, LLP, including consent.

10.1     - Citizens Trust Bank Pension Plan & Trust, as amended and restated effective January 1,
           1984.(1)(3)

10.2     - Lease and Option Agreement by and between Citizens Trust Bank and Resolution Trust
           Corporation, dated April 22, 1994.(4)

10.3     - First Amended and Restated Employment Agreement dated September 18, 1995, between Citizens
           Trust Bank and William L. Gibbs.(3)(5)

10.4     - Loan Agreement by and between CBC and SunTrust Bank, Atlanta, dated April 22, 1996.(6)

10.5     - Description of Proposed Employment Agreement, between CBC, and James E. Young.

21       - Subsidiaries of CBC.(7)

23.1     - Consent of Smith, Gambrell & Russell, LLP (included in Exhibit 5.1) (previously filed).

23.2     - Consent of Smith, Gambrell & Russell, LLP (included in Exhibit 8.1).

23.3     - Consent of Porter Keadle Moore, LLP regarding CBC consolidated financial statements.

23.4     - Consent of KPMG Peat Marwick LLP regarding CBC consolidated financial statements.

23.5     - Consent of Banks, Finley, White & Co. regarding FSB consolidated financial statements.

99.1     - Rule 438 Consent of Gregory T. Baranco

99.2     - Rule 438 Consent of James E. Young

99.3     - Rule 438 Consent of Bernard H. Bronner


24       -   Power of Attorney (included on signature page to the Registration Statement) (previously filed).

99.1     -   FSB's 1996 Annual Report on Form 10-KSB for the year ended December 31, 1996.(8)

99.2     -   FSB's 1996 Annual Report on Form 10-KSB/A for the year ended December 31, 1996.(9)

99.3     -   FSB's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997.(10)

99.4     -   CBC's 1996 Annual Report on Form 10-KSB for the year ended December 31, 1996.(11)

99.5     -   CBC's 1996 Annual Report on Form 10-KSB/A for the year ended December 31, 1996.(12)

99.6     -   CBC's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997.(13)

99.7     -   Rule 438 Consent of Gregory T. Baranco

99.8     -   Rule 438 Consent of James E. Young

99.9     -   Rule 438 Consent of Bernard H. Bronner

____________________
(1) Incorporated herein by reference to the exhibit of the same number in CBC's Registration Statement on Form 10, previously filed with the Commission. (File No. 0-14535).

(2) Incorporated herein by reference to Exhibits 3.3 and 4.2 to CBC's Annual Report on Form 10-K for the fiscal year ended December 31, 1987, previously filed with the Commission. (File No. 0-14535).

(3) The indicated exhibit is a compensatory plan required to be filed as an exhibit.

(4) Incorporated herein by reference to Exhibit 10.10 to CBC's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994, previously filed with the Commission. (File No. 0-14535).

(5) Incorporated herein by reference to Exhibit 10.11 to CBC's Annual Report on Form 10-KSB for the year ended December 31, 1995, previously filed with the Commission. (File No. 0-14535).

(6) Incorporated herein by reference to the exhibit of the same number in CBC's 1996 Annual Report on Form 10-KSB for the year ended December 31, 1996, previously filed with the Commission. (File No. 0-14535).

(7) Incorporated herein by reference to Exhibit 22 to CBC's Registration Statement on Form 10, previously filed with the Commission. (File No. 0-14535).

(8) Incorporated herein by reference to FSB's Annual Report on Form 10-KSB for the year ended December 31, 1996, previously filed with the Commission. (File No. 0-28916).

(9) Incorporated herein by reference to FSB's Annual Report on Form 10-KSB/A for the year ended December 31, 1996, previously filed with the Commission. (File No. 0-28916).

(10) Incorporated herein by reference to FSB's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997, previously filed with the Commission (File No. 0-28916).

(11) Incorporated herein by reference to CBC's Annual Report on Form 10-KSB for the year ended December 31, 1996, previously filed with the Commission (File No. 0-14535).

(12) Incorporated herein by reference to CBC's 1996 Annual Report on Form 10-KSB/A for the year ended December 31, 1996, previously filed with the Commission. (File No. 0-14535).

(13) Incorporated herein by reference to CBC's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997, previously filed with the Commission (File No. 0-14535).


     (b) Financial Statement Schedules

     Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS.

  (a) The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

  (c) The undersigned Registrant hereby undertakes (i) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by the persons who may be deemed underwriters in addition to the information called for by the other items of the applicable form; (ii) that every prospectus filed pursuant to paragraph (c)(i) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415 will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective and that for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 20), or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                              SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on December 23, 1997.


                              CITIZENS BANCSHARES CORPORATION

                              By:   /s/ Johnnie L. Clark
                                    --------------------
                                    Johnnie L. Clark
                                    Vice Chairman of the Board, President
                                    and Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          SIGNATURE              TITLE                 DATE
          ---------              -----                 ----


/s/ Herman J. Russell*    Chairman of the Board of Directors  December 23, 1997
---------------------
Herman J. Russell


/s/ Johnnie L. Clark      Vice Chairman of the Board          December 23, 1997
--------------------      of Directors, President and
Johnnie L. Clark          Chief Executive Officer
                          (Principal Executive Officer)


/s/ William G. Anderson*  Director                            December 23, 1997
-----------------------
William G. Anderson

          SIGNATURE              TITLE                 DATE
          ---------              -----                 ----


/s/ Thomas E. Boland*      Director                  December 23, 1997
----------------------
Thomas E. Boland


/s/ Norris L. Connally*    Director                  December 23, 1997
----------------------
Norris L. Connally


/s/ Odie C. Donald*        Director                  December 23, 1997
----------------------
Odie C. Donald


/s/ H. Jerome Russell*     Director                  December 23, 1997
----------------------
H. Jerome Russell


/s/ R. K. Sehgal*          Director                  December 23, 1997
----------------------
R.K. Sehgal


/s/ Ann I. Scott*          Controller                December 23, 1997
----------------------     (Principal Financial and
Ann I. Scott               Accounting  Officer)


                                      II-6
*By: /s/ Johnnie L. Clark
    -----------------------
    Johnnie L. Clark
    Attorney in fact

                                 EXHIBIT INDEX

EXHIBIT                                                                             PAGE
NUMBER     DESCRIPTION OF EXHIBITS                                                  NUMBER
---------  -----------------------                                                  ------
1          --  Agreement and Plan of Merger, dated as of October 1, 1997, between CBC and FSB (included as Appendix A to the
               Proxy Statement/Prospectus contained herein).

3.1        --  Articles of Incorporation of CBC.(1)

3.1.1      --  Amendment to Articles of Incorporation of CBC.(2)

3.2        --  Bylaws of CBC.(1)

5.1        --  Opinion of Smith, Gambrell & Russell, LLP, including consent (previously filed).

8.1        --  Opinion of Smith, Gambrell & Russell, LLP, including consent (previously filed).

10.1       --  Citizens Trust Bank Pension Plan & Trust, as amended and restated effective January 1,
               1984.(1)(3)

10.2       --  Lease and Option Agreement by and between Citizens Trust Bank and Resolution Trust
               Corporation, dated April 22, 1994.(4)

10.3       --  First Amended and Restated Employment Agreement dated September 18, 1995, between Citizens
               Trust Bank and William L. Gibbs.(3)(5)

10.4       --  Loan Agreement by and between CBC and SunTrust Bank, Atlanta, dated April 22, 1996.(6)

10.5       --  Description of Proposed Employment Agreement between CBC and James E. Young (previously filed).

21         --  Subsidiaries of CBC.(7)

23.1       --  Consent of Smith, Gambrell & Russell, LLP (included in Exhibit 5.1) (previously filed).

23.2       --  Consent of Smith, Gambrell & Russell, LLP (included in Exhibit 8.1). (previously filed).

23.3       --  Consent of Porter Keadle Moore, LLP regarding CBC consolidated financial statements.

23.4       --  Consent of KPMG Peat Marwick LLP regarding CBC consolidated financial statements.

23.5       --  Consent of Banks, Finley, White & Co. regarding FSB consolidated financial statements.

24       -   Power of Attorney (included on signature page to the Registration Statement) (previously filed).

99.1     -   FSB's 1996 Annual Report on Form 10-KSB for the year ended December 31, 1996.(8)

99.2     -   FSB's 1996 Annual Report on Form 10-KSB/A for the year ended December 31, 1996.(9)

99.3     -   FSB's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997.(10)

99.4     -   CBC's 1996 Annual Report on Form 10-KSB for the year ended December 31, 1996.(11)

99.5     -   CBC's 1996 Annual Report on Form 10-KSB/A for the year ended December 31, 1996.(12)

99.6     -   CBC's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997.(13)

99.7     -   Rule 438 Consent of Gregory T. Baranco (previously filed).

99.8     -   Rule 438 Consent of James E. Young (previously filed).

99.9     -   Rule 438 Consent of Bernard H. Bronner (previously filed).

____________________
(1) Incorporated herein by reference to the exhibit of the same number in CBC's Registration Statement on Form 10, previously filed with the Commission. (File No. 0-14535).

(2) Incorporated herein by reference to Exhibits 3.3 and 4.2 to CBC's Annual Report on Form 10-K for the fiscal year ended December 31, 1987, previously filed with the Commission. (File No. 0-14535).

(3) The indicated exhibit is a compensatory plan required to be filed as an exhibit.

(4) Incorporated herein by reference to Exhibit 10.10 to CBC's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994, previously filed with the Commission. (File No. 0-14535).

(5) Incorporated herein by reference to Exhibit 10.11 to CBC's Annual Report on Form 10-KSB for the year ended December 31, 1995, previously filed with the Commission. (File No. 0-14535).

(6) Incorporated herein by reference to the exhibit of the same number in CBC's 1996 Annual Report on Form 10-KSB for the year ended December 31, 1996, previously filed with the Commission. (File No. 0-14535).

(7) Incorporated herein by reference to Exhibit 22 to CBC's Registration Statement on Form 10, previously filed with the Commission. (File No. 0-14535).

(8) Incorporated herein by reference to FSB's Annual Report on Form 10-KSB for the year ended December 31, 1996, previously filed with the Commission. (File No. 0-28916).

(9) Incorporated herein by reference to FSB's Annual Report on Form 10-KSB/A for the year ended December 31, 1996, previously filed with the Commission. (File No. 0-28916).

(10) Incorporated herein by reference to FSB's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997, previously filed with the Commission (File No. 0-28916).

(11) Incorporated herein by reference to CBC's Annual Report on Form 10-KSB for the year ended December 31, 1996, previously filed with the Commission (File No. 0-14535).

(12) Incorporated herein by reference to CBC's 1996 Annual Report on Form 10-KSB/A for the year ended December 31, 1996, previously filed with the Commission. (File No. 0-14535).

(13) Incorporated herein by reference to CBC's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997, previously filed with the Commission (File No. 0-14535).